                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                              EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[X]  Preliminary proxy statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-12

                             U.S. Home Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class securities to which transaction applies:

          Common Stock, $0.10 par value of Lennar Corporation
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          16,825,509 Shares of Common Stock of Lennar Corporation
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          $34.90, determined pursuant to Exchange Act Rule 0-11(a)/(4), on the basis of the average of the high and low sale prices of U.S. Home Corporation common stock on March 15, 2000, plus the cash which will be included in the merger consideration.
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $587,210,264
        ------------------------------------------------------------------------

     (5)  Total fee paid:

          $117,442.05
        ------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          $75,068.69
        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          333-32860
        ------------------------------------------------------------------------

     (3)  Filing Party:

          Lennar Corporation
        ------------------------------------------------------------------------

     (4)  Date Filed:

          March 21, 2000
        ------------------------------------------------------------------------

                               LENNAR CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 2000

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that Lennar Corporation is holding a special meeting
of its stockholders at      a.m., local time, on             , 2000, at the
Doral Park Golf and Country Club, 5001 N.W. 104th Avenue, Miami, Florida, for the following purposes:

     1. To consider and vote on a proposal to approve the acquisition of U.S. Home Corporation through a merger of U.S. Home into a wholly-owned subsidiary of Lennar; and

     2. To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

     The holder of shares entitled to more than 50% of the votes that may be cast at the meeting has agreed to vote in favor of the proposal to approve the acquisition of U.S. Home. Therefore, as long as there is a quorum present at the meeting, approval of the acquisition of U.S. Home is assured.

     Only stockholders of record at the close of business on             , 2000
will be entitled to notice of or to vote at the meeting or any adjournment or postponement of the meeting.

     You are urged to attend the meeting. Whether or not you plan to attend, please fill in, date and sign the enclosed proxy card and return it promptly in the enclosed envelope. You may revoke your proxy at any time before it is voted
by following the directions on page   of the enclosed Joint Proxy Statement/
Prospectus.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          DAVID B. McCAIN
                                          Secretary

March   , 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             U.S. HOME CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 2000

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that U.S. Home Corporation is holding a special
meeting of its stockholders at      a.m., local time, on             , 2000, at
               , for the following purposes:

     1. To consider and vote on a proposal to adopt a Plan and Agreement of Merger dated as of February 16, 2000 among U.S. Home, Lennar Corporation and a wholly-owned subsidiary of Lennar Corporation and to approve the merger which is the subject of that merger agreement.

     2. To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

     Only stockholders of record at the close of business on             , 2000
will be entitled to notice of or to vote at the meeting or any adjournment or postponement of that meeting.

     You are urged to attend the meeting. Whether or not you plan to attend, please fill in, date and sign the enclosed proxy card and return it promptly in the enclosed envelope. You may revoke your proxy at any time prior to the time
it is voted by following the directions on page   of the enclosed Joint Proxy
Statement/Prospectus.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          RICHARD G. SLAUGHTER
                                          Secretary

March   , 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                  LENNAR CORPORATION -- U.S. HOME CORPORATION

                        JOINT PROXY STATEMENT/PROSPECTUS

                    MERGER PROPOSED: YOUR VOTE IS IMPORTANT

     The boards of directors of Lennar Corporation (with one director absent) and U.S. Home Corporation have unanimously approved a transaction in which Lennar will acquire U.S. Home. Under the terms of a merger agreement, which was signed on February 16, 2000 and amended as of March 17, 2000, U.S. Home will merge into a wholly-owned subsidiary of Lennar. As a result, U.S. Home will, in effect, become a wholly-owned subsidiary of Lennar.

     Subject to the adjustments, elections and limitations described in this Joint Proxy Statement/ Prospectus, if the merger is completed, U.S. Home stockholders will receive an expected $36.00 for each share of U.S. Home common stock that they own, of which half will be in cash and half will be in Lennar common stock. This Joint Proxy Statement/Prospectus constitutes a prospectus of Lennar with respect to the shares of its common stock to be issued to the stockholders of U.S. Home in connection with the merger.

     We cannot complete the transaction unless Lennar's stockholders approve the acquisition of U.S. Home and U.S. Home's stockholders adopt the merger agreement and approve the merger. Special meetings of the stockholders of Lennar and U.S.
Home will be held on               , 2000. In connection with those meetings,
you should read this Joint Proxy Statement/Prospectus carefully, including the
description of the terms of the merger beginning on page   .

     EACH COMPANY'S BOARD OF DIRECTORS (WITH ONE LENNAR DIRECTOR ABSENT) HAS UNANIMOUSLY APPROVED LENNAR'S ACQUISITION OF U.S. HOME AND RECOMMENDS THAT YOU VOTE FOR THAT TRANSACTION.

     Leonard Miller, Lennar's Chairman of the Board, owns through a family partnership approximately 99.7% of Lennar's class B common stock, which entitles him to approximately 72% of the votes that may be cast with regard to Lennar's acquisition of U.S. Home. Mr. Miller and that partnership have agreed to vote all of his class B common stock in favor of that transaction. Therefore, if there is a quorum present at the Lennar stockholders meeting, the proposal regarding the transaction will be approved by the Lennar stockholders even if no other Lennar stockholders vote in favor of it. However, it is important that as many as possible of Lennar's stockholders be present or represented at the meeting to be sure there will be a quorum.

     There is no agreement or arrangement regarding voting by U.S. Home stockholders. Approval of the merger by U.S. Home stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of U.S. Home common stock. BECAUSE APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES, FAILURE TO VOTE IS THE SAME AS A VOTE AGAINST THE MERGER. Therefore, it is very important that all U.S. Home stockholders vote with regard to the merger.

     This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

     On February 16, 2000, the day before the transaction between Lennar and U.S. Home was announced, Lennar's common stock, which is traded on the New York Stock Exchange under the symbol "LEN", closed at $16.00. On the same day, U.S. Home's common stock, which is traded on the New York Stock Exchange under the symbol "UH", closed at $24.875. On March 16, 2000, Lennar's common stock closed at $19.125 and U.S. Home's common stock closed at $36.125.

     All information contained in this Joint Proxy Statement/Prospectus with respect to U.S. Home has been provided by U.S. Home. All information contained in this Joint Proxy Statement/Prospectus with respect to Lennar has been provided by Lennar.

     FOR RISK FACTORS INVOLVED IN LENNAR'S ACQUISITION OF U.S. HOME TO WHICH YOU MAY WANT TO GIVE PARTICULAR CONSIDERATION, SEE THE SECTION OF THIS JOINT PROXY
STATEMENT/PROSPECTUS CAPTIONED "RISK FACTORS" BEGINNING ON PAGE   .

     THE LENNAR SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Joint Proxy Statement/Prospectus is dated               , 2000 and is
first being mailed to stockholders of U.S. Home and Lennar on or about
              , 2000.

                               TABLE OF CONTENTS

Summary.............................    1
  General...........................    1
  The Companies.....................    1
  The Transaction...................    1
  The Merger Consideration..........    1
  Reasons for the Transaction.......    2
  Required Vote.....................    3
  Recommendations of the Boards of
     Directors......................    3
  Federal Income Tax Consequences...    4
  Dissenters' Appraisal Rights......    4
  Risk Factors......................    4
Selected Historical Financial
  Data..............................    5
Unaudited Pro Forma Selected
  Consolidated Financial Data.......    7
Market Price and Dividend Data......    8
Risk Factors........................    9
  The value of the merger
     consideration a U.S. Home
     stockholder will receive will
     depend on the market value of
     Lennar's common stock..........    9
  U.S. Home is being sold at a time
     when the price of its stock is
     at a relatively low level......    9
  The merger consideration a U.S.
     Home stockholder will receive
     is less than the book value of
     a share of U.S. Home common
     stock..........................    9
  Lennar is subject to the cyclical
     nature of the homebuilding
     market and other problems that
     affect homebuilders............    9
  Lennar's business can be
     substantially affected by the
     cost and availability of home
     mortgage financing.............   10
  Lennar may have difficulty
     integrating U.S. Home..........   10
  There is a very competitive market
     for experienced homebuilding
     executives.....................   10
  Leonard Miller's voting control
     could discourage takeover
     attempts.......................   10
  Forward-looking statements may
     prove inaccurate...............   10
  If the merger fails to qualify as
     a reorganization, U.S. Home
     stockholders will recognize
     additional gains or losses on
     their U.S. Home shares.........   11
  The substantial indebtedness and
     high leverage of U.S. Home
     could adversely affect
     Lennar.........................   11
The Special Meetings of
  Stockholders......................   12
  The Lennar Special Meeting........   12
  The U.S. Home Special Meeting.....   13
  Proxies...........................   14
  Adjournments......................   15
  Other Matters.....................   15
Comparative Rights of
  Stockholders......................   16
  Capitalization....................   16
  Number, Election, Vacancy and
     Removal of Directors...........   16
  Voting Rights.....................   17
  Amendments to Bylaws..............   18
  Amendments to Certificate of
     Incorporation..................   18
  Stockholder Action................   18
  Special Stockholder Meetings......   18
  Liquidation.......................   19
  Dividends.........................   19
  Conversion of Class B Common
     Stock..........................   20
Background of the Transaction.......   21
Recommendations of the Boards of
  Directors and Reasons for the
  Transaction.......................   24
Opinion of Lennar's Financial
  Advisor...........................   29
Opinion of U.S. Home's Financial
  Advisor...........................   35
The Terms of Lennar's Acquisition of
  U.S. Home.........................   40
  General...........................   40
  Effective Time....................   40
  Exchange of Shares................   40
  U.S. Home Stockholder Election
     Regarding Merger
     Consideration..................   41
  Stock Options and Warrants........   42

  Representations and Warranties....   42
  Restrictions on Activities of U.S.
     Home and Lennar Pending the
     Merger.........................   43
  Facilitating the Merger...........   44
  Conditions to the Merger..........   44
  Provisions Relating to
     Transactions with Persons Other
     than Lennar....................   45
  Termination of the Merger
     Agreement......................   46
  Amendments........................   46
  Compensation and Benefits.........   46
  Indemnification of U.S. Home
     Directors and Officers.........   47
Dissenters' Appraisal Rights........   47
Voting Agreement....................   49
Interests of Certain Persons in the
  Merger............................   49
Anticipated Accounting Treatment....   52
New York Stock Exchange Listing.....   52
Unaudited Pro Forma Combined
  Condensed Financial Statements....   53
Business of Lennar..................   58
Business of U.S. Home...............   60
Business of the Combined
  Companies.........................   62
New Debt Financing..................   63
Management of Lennar Following the
  Merger............................   63
Material U.S. Federal Income Tax
  Consequences of the Merger........   64
Legal Matters.......................   67
Experts.............................   67
Where You Can Find More
  Information.......................   67
Incorporation of Certain Documents
  By Reference......................   68

          QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES AND THE MERGER

Q: What will happen in the proposed transaction?

A: U.S. Home will, in effect, become a direct wholly-owned subsidiary of Lennar by merging into Len Acquisition Corporation, a wholly-owned subsidiary of Lennar. As discussed below, a U.S. Home stockholder will receive a combination of cash and Lennar common stock.

Q: Why are Lennar and U.S. Home merging? How will I benefit?

A: The combined company will benefit from, among other things, an increased geographical market and a broader product offering. Geographically, the combined company will operate in 13 states, six of which are among the states with the largest or fastest growing populations in the nation. Lennar's product offering will be materially enhanced by U.S. Home's expertise and strategic position in the retirement/active adult segment of the homebuilding market. Lennar will continue to build homes for the first-time, first-time move-up, second-time move-up and active adult homebuyers under both the Lennar and U.S. Home brand names. The enhanced size and scope of Lennar's business will allow Lennar to further solidify its position in its principal markets. The acquisition also will help Lennar pursue new homebuilding and mortgage-related Internet and broadband opportunities.

Q: When do you expect to complete the merger?

A: We are working to complete the merger as quickly as possible. Currently, we expect to complete the merger by the end of May 2000.

Q: Assuming I receive shares of Lennar stock in the merger, will my rights as a Lennar stockholder be different from what they were as a U.S. Home stockholder?

A: Yes. For a summary of material differences between the rights of U.S. Home stockholders and the rights of Lennar stockholders, see "Comparative Rights
   of Stockholders" on pages      .

Q: What do I do to vote?

A: After reading this Joint Proxy Statement/Prospectus, you should fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the meeting.

Q: What happens if I don't return a proxy card or vote at the meeting?

A: If you are a U.S. Home stockholder, your failure to return your proxy card or vote at the meeting will have the same effect as voting against the merger. If you are a Lennar stockholder, your failure to return a proxy card may affect whether there will be a quorum.

Q: May I vote in person?

A: Yes. You may attend the meeting and vote your shares in person, whether or not you have sent in a proxy card.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do that by:

     -- attending the special meeting and voting in person, which will automatically revoke your proxy;

     -- completing and sending in a new proxy card; or

     -- sending a written notice stating you would like to revoke your proxy to:

        LENNAR STOCKHOLDERS:          U.S. HOME STOCKHOLDERS:
        Lennar Corporation            U.S. Home Corporation
        700 Northwest 107th Avenue    10707 Clay Road
        Miami, FL 33172               Houston, TX 77041
        Attn: Corporate Secretary     Attn: Corporate Secretary

Q: If my shares are held in "street name," will my broker vote them for me?

A: Yes, but only if you instruct your broker how to vote. Your broker cannot vote your shares without your instruction (although your broker can cause your shares to be present for quorum purposes even if you do not give an instruction). Remember, U.S. Home shares that are not voted will have the same effect as U.S. Home shares that are voted against the merger.

Q: What does it mean if I get more than one proxy card?

A: You may own both Lennar and U.S. Home shares, or your shares may be registered in different names or at different addresses or may be in more than one account. Sign and return all proxy cards to be sure that all your shares of Lennar stock and U.S. Home stock are voted.

Q: What will I receive in the merger?

A: A U.S. Home stockholder will receive for each share of U.S. Home common stock
   $18.00 in cash and a number of shares of Lennar common stock with a market value of $18.00 (based on the average last sale price on the New York Stock Exchange of Lennar's common stock during the 20 trading days ending on and including the last trading day prior to the date of the special meetings), if that 20 day average last sale price is between $18.75 and $14.125. The market value of the Lennar shares a U.S. Home stockholder will receive will be greater than $18.00 if the 20 day average last sale price of Lennar's stock is above $18.75, but under no circumstances will U.S. Home stockholders receive Lennar shares with a market value above $23.00 (which would make the total merger consideration $41 per U.S. Home share). The market value of the Lennar shares a U.S. Home stockholder will receive will be lower than $18.00 if the 20 day average last sale price of Lennar's stock is below $14.125. However, either U.S. Home or Lennar will have the right to terminate the merger agreement if the 20 day average last sale price of the Lennar shares is $11.55 or less, unless Lennar agrees to increase the shares included in the merger consideration to the number of shares having a market value of $14.72 (which would make the total merger consideration $32.72 per U.S. Home share).

   The following is the market value of the Lennar stock a U.S. Home stockholder will receive for each share of U.S. Home stock, at various average last sale prices of Lennar stock:

IF THE AVERAGE LAST SALE PRICE OF A LENNAR SHARE IS LENNAR SHARES ISSUED WITH REGARD TO EACH U.S. HOME SHARE
--------------------------------------------------- --------------------------------------------------------
More than $23.96                                    Shares with a market value of $23.00
Between $23.96 and $18.75                           .9600 shares
Between $18.75 and $14.125                          Shares with a market value of $18.00
Between $14.125 and $11.55                          1.27434 shares
$11.55 or less                                      Each of U.S. Home or Lennar has the right to terminate
                                                    the merger agreement unless Lennar agrees to increase
                                                    the number of shares to the number which has a market
                                                    value of $14.72

Q:Will a U.S. Home stockholder have to take part cash and part Lennar shares?

A: Not necessarily. A U.S. Home stockholder can elect to receive all cash or all Lennar stock for each share of U.S. Home stock. Theoretically, a U.S. Home stockholder who elects to receive all cash would receive $36 in cash, but no Lennar stock and a U.S. Home stockholder who elects to receive all

   Lennar stock, would receive twice the number of shares indicated in the table above, but no cash, subject to proration. However, if elections would cause the number of Lennar shares to be greater than they would have been if no elections had been made, U.S. Home stockholders who elect to receive all stock will receive as much Lennar stock as possible without making the total number of shares issued in the merger greater than they would have been if no elections had been made, and will receive cash for the remainder of the merger consideration. If elections would cause more than 55% of the total merger consideration to be cash, U.S. Home stockholders who elect to receive all cash will receive as much cash as is possible without making the total cash distributed in the merger greater than 55% of the total merger consideration, and will receive shares of Lennar stock for the remainder of the merger consideration. If a U.S. Home stockholder does not make an election, or does not make an election properly, that stockholder will receive $18 of the merger consideration in cash and the remainder in Lennar stock.

Q: How long do I have to elect my preferred form of merger consideration?

A: Until the day before the U.S. Home stockholders meeting.

Q: How do I make an election?

A: At least 30 days before the U.S. Home stockholders meeting, we will mail to each U.S. Home stockholder a form with which to make the election and instructions about how to use the form. If you do not make an election, you will receive part cash and part stock for each of your U.S. Home shares.

Q: Should I send in my stock certificates now?

A: No. If you are a U.S. Home stockholder, you should continue to hold your stock certificates until we send you a form that you can use to indicate your preference as to the type of payment you would like to receive in the merger. You will not receive this notice until at least 30 days before the U.S. Home special meeting. At that time, you will be given instructions for sending in your certificates.

   Lennar stockholders will not need to do anything. Lennar stock certificates will remain the same.

Q: Will I have dissenters' rights?

A: U.S. Home stockholders who do not wish to accept the cash and shares of Lennar common stock to be distributed in the merger will have the right under the Delaware corporate statute to be paid the appraised value of their shares. That appraised value will not include any value arising from the prospects of Lennar's acquisition of U.S. Home under the merger agreement. The appraised value may be more or less than the amount of cash and the market value of the Lennar shares a U.S. Home stockholder would receive as a result of the merger if the stockholder did not exercise dissenters' rights.

   Lennar stockholders will not be entitled to dissenters' rights in connection with the merger.

   Exercise of dissenters' rights is subject to a number of technical and procedural requirements. Generally, in order to exercise dissenters' rights, a U.S. Home stockholder must:

     -- be a stockholder of record and hold the shares of U.S. Home common stock through the time of the merger;

     -- before the vote on the merger, state in writing that the stockholder objects to the merger and intends to demand payment for the stockholder's shares; and

     -- not vote in favor of the merger.

   Merely voting against the merger will not protect a U.S. Home stockholder's right of appraisal. Annex IV contains the text of the Delaware dissenters' rights statute.

   Please note that U.S. Home has the right not to proceed with the merger if holders of 4% or more of the U.S. Home common stock exercise dissenters' rights and that increases the cash payable to all U.S. Home stockholders above 55% of the total merger consideration.

Q: Will the cash and stock I receive in the merger be taxed?

A: Cash received in the merger will be taxable when you receive it, but only to the extent that the total value of the Lennar common stock (determined at the effective time of the merger) and cash you receive in the merger exceeds your tax basis in your U.S. Home stock. Because the merger is intended to qualify as a reorganization under federal tax laws, you will not have taxable income at the time of the merger in excess of the amount of cash that you receive. Any income that is attributable to the value of the Lennar common stock you receive in the merger will not be taxable until you sell the stock.

Q: Who can help answer any questions I may have?

A: If you have questions about the merger or the stockholders meetings you should contact:

        LENNAR STOCKHOLDERS:          U.S. HOME STOCKHOLDERS:
        Lennar Corporation            U.S. Home Corporation
        700 Northwest 107th Avenue    10707 Clay Road
        Miami, FL 33172               Houston, TX 77041
        Attn: Investor Relations      Attn: Vice President -- Investor Relations
        (305) 559-4000                (713) 877-2311

Q: Where can I find more information about U.S. Home and Lennar?

A: The discussion under "Where You Can Find More Information" on page   of this
   Joint Proxy Statement/Prospectus explains how you can obtain further information.

                                    SUMMARY

     The following is a brief summary of certain information contained in this Joint Proxy Statement/ Prospectus. To understand Lennar's acquisition of U.S. Home more fully, and for a more complete description of the terms of the transaction, you should read this entire document and the documents to which we refer you. See the section entitled "Where You Can Find More Information" on
page   for sources of additional information and how to get copies of documents to which we refer you.

                                    GENERAL

     This Joint Proxy Statement/Prospectus relates to the proposed acquisition of U.S. Home by Lennar through a merger of U.S. Home with a wholly-owned subsidiary of Lennar.

                                 THE COMPANIES

  Lennar

     We are one of the nation's largest homebuilders. For over 40 years we have been selling and building single family homes to first-time, first-time move-up, second-time move-up and active adult homebuyers. We currently operate in Florida, California, Texas, Arizona and Nevada. In our homebuilding operations, we sell and construct homes, we purchase, develop and sell residential land and we provide mortgage financing, title insurance, closing services and other services to homebuyers and homeowners. In addition, we package and resell mortgage loans, perform mortgage loan servicing activities and provide cable television and alarm monitoring services to residents of our communities and others. References to "Lennar," or to "we" or "us" in sections of this Joint Proxy Statement/Prospectus about Lennar refer to Lennar Corporation and its subsidiaries, unless the context indicates we are referring only to Lennar Corporation. Our principal executive offices are located at 700 Northwest 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 559-4000.

  U.S. Home

     We are one of the largest single family homebuilders in the United States, based on homes delivered. We target our homes primarily to the affordable, move-up and retirement and active adult buyers. In addition to building and selling single family homes, we provide mortgage banking services to our customers. We originate, process and sell mortgages. However, we do not retain or service the mortgages that we originate. Instead, we sell the mortgages and related servicing rights to investors. References to "U.S. Home," or to "we" or "us" in sections of this Joint Proxy Statement/Prospectus about U.S. Home, refer to U.S. Home Corporation and its subsidiaries, unless the context indicates we are referring only to U.S. Home Corporation. Our principal executive offices are located at 10707 Clay Road, Houston, Texas 77041, and our telephone number is
(713) 877-2311.

                                THE TRANSACTION

     U.S. Home will be merged into a wholly-owned subsidiary of Lennar. The resulting company will be renamed "U.S. Home Corporation" and will be a wholly-owned subsidiary of Lennar.

                            THE MERGER CONSIDERATION

     A U.S. Home stockholder will receive for each U.S. Home share (a) $18 in cash plus (b) a number of shares of Lennar common stock with a market value (based on the average of the last sale price of

Lennar's common stock on the New York Stock Exchange on each of the 20 trading days before the day of the special meetings) as follows:

 IF THE AVERAGE LAST SALE PRICE OF A LENNAR SHARE IS   LENNAR SHARES ISSUED WITH REGARD TO EACH U.S. HOME SHARE
 ---------------------------------------------------   --------------------------------------------------------
More than $23.96                                       Shares with a market value of $23.00
Between $23.96 and $18.75                              .9600 shares
Between $18.75 and $14.125                             Shares with a market value of $18.00
Between $14.125 and $11.55                             1.27434 shares
$11.55 or less                                         Each of U.S. Home or Lennar has the right to terminate
                                                       the merger agreement unless Lennar agrees to increase
                                                       the number of shares to the number which has a market
                                                       value of $14.72

     Because of the formula for determining the number of shares of Lennar stock that will be included in the merger consideration, the total merger consideration (i.e., cash and market value of Lennar stock) will be between $41 and $32.72 per U.S. Home share.

     As an alternative to receiving the cash and Lennar stock described above, a U.S. Home stockholder may elect to receive all cash, but no Lennar stock, or all Lennar stock, but no cash, for all or a portion of their U.S. Home shares. The
procedures for doing this are described on page   . If a U.S. Home stockholder
elects to receive all cash, that stockholder would receive $36 in cash, but no Lennar stock. If a U.S. Home stockholder elects to receive all Lennar stock, that stockholder would receive twice the Lennar stock indicated in the table above, but no cash, subject to proration. However, elections will be honored only to the extent they do not cause the number of Lennar shares to be issued to all the U.S. Home stockholders to exceed what it would have been if no elections had been made, and they do not cause the cash distributed as a result of the merger to exceed 55% of the total merger consideration payable to all the U.S. Home stockholders. The cash or shares of Lennar stock paid or issued to U.S. Home stockholders who elect to receive all cash or all stock will be prorated (and replaced with stock or cash) to the extent necessary to meet these limitations, but not below what they would have received if they had made no elections. If a U.S. Home stockholder does not make an election, or does not make an election properly, that stockholder will receive $18 in cash and the remainder of the merger consideration in Lennar stock.

     There is a description of the procedures for computing the number of shares of Lennar common stock to be delivered, and the elections available to U.S. Home
stockholders, under the caption "The Merger -- Exchange of Shares" on page   .
In addition, a copy of the merger agreement is attached as Annex I to this Joint Proxy Statement/Prospectus.

                          REASONS FOR THE TRANSACTION

     Both Lennar and U.S. Home are engaged in homebuilding and related activities. The merger will create a homebuilding company that, based on information in homebuilding industry publications, during 1999 would have been the largest in the United States based on homebuilding revenues, domestic homes delivered and homebuilding EBITDA (which stands for earnings before interest, taxes, depreciation and amortization). The acquisition of U.S. Home will:

     - strengthen Lennar's market position in the states in which we already have homebuilding operations, including Florida, California, Texas, Arizona and Nevada;

     - expand our homebuilding activities into new markets, including Colorado, Maryland, Michigan, Minnesota, New Jersey, North Carolina, Ohio and Virginia;

     - enhance our overall land position;

     - expand our product offerings and expertise;

     - increase our presence in the retirement/active adult market segments of the homebuilding industry;

     - permit us to capture greater financial services revenues and other ancillary revenues;

     - increase our size in terms of revenue, earnings and earnings before interest, taxes, depreciation and amortization;

     - provide us with operational savings from enhanced purchasing systems; and

     - help us with homebuilding and mortgage related Internet and broadband activities.

     The reasons for the transaction are discussed in greater detail in the section of this Joint Proxy Statement/Prospectus captioned "Recommendations of the Boards of Directors and Reasons for the Transaction" beginning on page . Some risks of the transaction are discussed in the section of this Joint Proxy
Statement/Prospectus captioned "Risk Factors" beginning on page   .

                                 REQUIRED VOTE

  Lennar

     The affirmative vote of holders of a majority in voting power of the shares of Lennar common stock and Lennar class B common stock that are present at the meeting, voting as a single class, is required for the approval of the acquisition of U.S. Home. Leonard Miller, who, through a family partnership, owns approximately 99.7% of the Lennar class B common stock, and therefore is entitled to approximately 72% of all the votes that may be cast at the Lennar stockholders meeting, has agreed to vote those shares in favor of the transaction. Therefore, if there is a quorum present at that meeting, the proposal to approve the acquisition will be approved even if no other Lennar stockholders vote in favor of it.

     Stuart A. Miller, President and Chief Executive Officer of Lennar, who owns 73,894 shares of Lennar common stock, has also agreed to vote in favor of the transaction. None of the other Lennar directors is contractually obligated to vote for the transaction, but each of them has indicated he intends to vote in favor of the transaction. In addition, Warburg, Pincus Investors, L.P., has consented to the transaction, as required to keep the transaction from violating an agreement between Lennar and Warburg, Pincus Investors, L.P. Two of Lennar's directors are partners in the general partner of Warburg, Pincus Investors, L.P. Warburg, Pincus Investors, L.P. is not affiliated with Warburg Dillon Read LLC, U.S. Home's financial advisor.

  U.S. Home

     The affirmative vote of holders of a majority of the outstanding shares of U.S. Home common stock is required for adoption of the merger agreement and approval of the merger.

     At March   , 2000, U.S. Home's directors and officers beneficially owned
approximately           shares of U.S. Home common stock representing
approximately      % of the outstanding U.S. Home common stock. There is no
agreement or arrangement regarding voting by U.S. Home stockholders. Even though none of the U.S. Home directors is contractually obligated to vote for the transaction, each of them has indicated he intends to vote in favor of it.

                   RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The U.S. Home board has determined that the terms of the merger are fair to and in the best interests of U.S. Home and its stockholders and unanimously recommends that the U.S. Home stockholders vote to approve the merger.

     The Lennar board has determined that the acquisition of U.S. Home on the terms provided in the merger agreement will be beneficial to Lennar and that the merger consideration is fair to Lennar from a financial point of view. The Lennar board, with one director absent, unanimously recommends that the Lennar stockholders vote to approve the transaction.

                        FEDERAL INCOME TAX CONSEQUENCES

     The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. More detailed information about anticipated tax consequences of the merger is contained in the section of this Joint Proxy Statement/Prospectus captioned "Material U.S.
Federal Income Tax Consequences of the Merger," beginning on page   .

                          DISSENTERS' APPRAISAL RIGHTS

     Holders of U.S. Home common stock will be entitled to dissenters' appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger. The requirements and procedures for exercising dissenters' appraisal rights are described in detail in the section of this Joint Proxy Statement/Prospectus captioned "Dissenters' Appraisal Rights" beginning on page
  . A copy of the dissenters' appraisal rights provisions of Delaware corporate law is attached as Annex IV to this Joint Proxy Statement/Prospectus.

     Holders of Lennar common stock and Lennar class B common stock are not entitled to dissenters' appraisal rights in connection with the merger.

                                  RISK FACTORS

     Lennar's acquisition of U.S. Home is subject to certain risks to which you should give particular consideration in evaluating whether to vote for the transaction. They are discussed in the section of this Joint Proxy
Statement/Prospectus captioned "Risk Factors" beginning on page   .

                       SELECTED HISTORICAL FINANCIAL DATA

     The following tables set forth selected historical financial data of Lennar and U.S. Home for each of their respective fiscal years from 1995 through 1999. The selected historical financial data has been derived from the consolidated financial statements of Lennar and U.S. Home. This data should be read in conjunction with those financial statements and the notes to them and with the information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Lennar and U.S. Home 1999 Annual Reports on Form 10-K, which are incorporated by reference in this Joint Proxy Statement/Prospectus.

                     LENNAR CORPORATION AND SUBSIDIARIES(1)

                                                          AT AND FOR THE YEARS ENDED NOVEMBER 30,
                                                 ----------------------------------------------------------
                                                    1999        1998        1997        1996        1995
                                                 ----------   ---------   ---------   ---------   ---------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
  Revenues:
    Homebuilding...............................  $2,849,207   2,204,428   1,208,570     952,648     665,510
    Financial services.........................  $  269,307     212,437      94,512      89,013      65,476
         Total revenues........................  $3,118,514   2,416,865   1,303,082   1,041,661     730,986
  Operating earnings -- business segments:
    Homebuilding...............................  $  340,803     283,369     120,240      91,066      58,530
    Financial services.........................  $   31,096      33,335      35,545      28,650      19,015
  Corporate general and administrative
    expenses...................................  $   37,563      28,962      15,850      12,396      10,523
  Earnings from continuing operations before
    income taxes...............................  $  285,477     240,114      85,727      84,429      53,310
  Earnings from continuing operations..........  $  172,714     144,068      50,605      51,502      32,519
  Earnings from discontinued operations........  $       --          --      33,826      36,484      37,908
  Net earnings.................................  $  172,714     144,068      84,431      87,986      70,427
  Per share amounts (diluted):
    Earnings from continuing operations........  $     2.74        2.49        1.34        1.42        0.90
    Earnings from discontinued operations......  $       --          --        0.89        1.01        1.05
    Net earnings per share.....................  $     2.74        2.49        2.23        2.43        1.95
  Cash dividends per share -- common stock.....  $     0.05        0.05       0.088        0.10        0.10
  Cash dividends per share -- class B common
    stock......................................  $    0.045       0.045       0.079        0.09        0.09
FINANCIAL POSITION:
  Total assets.................................  $2,057,647   1,917,834   1,343,284   1,589,593   1,341,065
  Total debt...................................  $  802,295     798,838     661,695     689,159     557,055
  Stockholders' equity.........................  $  881,499     715,665     438,999     695,456     607,794
  Shares outstanding (000's)...................      57,917      58,151      53,160      35,928      35,864
  Stockholders' equity per share...............  $    15.22       12.31        8.26       19.36       16.95
DELIVERY AND BACKLOG INFORMATION:
  Number of homes delivered....................      12,589      10,777       6,702       5,968       4,680
  Backlog of home sales contracts(2)...........       2,891       4,100       3,318       1,929       1,802
  Dollar value of backlog(2)...................  $  652,000     840,000     665,000     312,000     255,000

---------------
(1) As a result of Lennar's 1997 spin-off of its commercial real estate investment and management business, including its former Investment Division business segment, the selected financial data presented for 1996 and 1995 has been restated to reflect Lennar's former Investment Division as a discontinued operation.

(2) Backlog is the number of homes subject to pending sales contracts, some of which are subject to contingencies. Although contracts relating to these homes were executed, there can be no assurance that the sales will be completed.

                     U.S. HOME CORPORATION AND SUBSIDIARIES

                                                      AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------------------
                                              1999         1998          1997         1996          1995
                                           ----------   ----------    ----------   ----------    ----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating Revenues.......................  $1,824,456   $1,497,649    $1,319,752   $1,211,450    $1,107,945
Income Before Income Taxes and
  Extraordinary Loss.....................     115,832       89,293        74,900       55,901        59,072
Income Taxes.............................      43,437       25,564        27,713       11,713        22,152
                                           ----------   ----------    ----------   ----------    ----------
Income Before Extraordinary Loss.........      72,395       63,729        47,187       44,188        36,920
Extraordinary Loss, Net of Income Tax
  Benefit................................          --        3,026         8,650           --            --
                                           ----------   ----------    ----------   ----------    ----------
    Net Income...........................  $   72,395   $   60,703    $   38,537   $   44,188    $   36,920
                                           ==========   ==========    ==========   ==========    ==========
Basic Earnings Per Share:
  Income before extraordinary loss.......  $     5.41   $     4.99(1) $     4.08   $     3.88(2) $     3.29
  Extraordinary loss.....................  $       --   $     (.24)   $     (.75)  $       --    $       --
  Net Income.............................  $     5.41   $     4.75(1) $     3.33   $     3.88(2) $     3.29
Diluted Earnings Per Share:
  Income before extraordinary loss.......  $     5.30   $     4.68(1) $     3.50   $     3.28(2) $     2.78
  Extraordinary loss.....................  $       --   $     (.22)   $     (.62)  $       --    $       --
  Net Income.............................  $     5.30   $     4.46(1) $     2.88   $     3.28(2) $     2.78
Dividends Per Share......................  $       --   $       --    $       --   $       --    $       --

BALANCE SHEET DATA (AT YEAR END):
Total Assets.............................  $1,602,640   $1,352,976    $1,067,114   $  947,411    $  842,084
                                           ==========   ==========    ==========   ==========    ==========
Revolving Credit Facilities --
  Corporate and Housing..................  $   97,000   $  130,000    $   29,000   $       --    $   24,000
  Financial Services.....................      83,485       33,112        40,343       42,414        35,371
                                           ----------   ----------    ----------   ----------    ----------
                                           $  180,485   $  163,112    $   69,343   $   42,414    $   59,371
                                           ==========   ==========    ==========   ==========    ==========
Long-Term Debt -- Corporate and
  Housing................................  $  553,089   $  424,980    $  395,918   $  362,887    $  300,599
                                           ==========   ==========    ==========   ==========    ==========
Stockholders' equity.....................  $  578,649   $  514,241    $  419,778   $  373,690    $  328,992
Shares outstanding (000's)...............      13,289       13,502        11,763       11,571        11,562
Stockholders' equity per share...........  $    43.54   $    38.09    $    35.69   $    32.30    $    28.45

DELIVERY AND BACKLOG INFORMATION:
Number of homes delivered(4).............       9,069        8,258         7,496        7,099         6,779
Backlog(3)(4)............................       4,343        4,305         3,435        3,038         2,731
Dollar value of backlog(3)(4)............  $  946,557   $  834,072    $  608,974   $  530,857    $  463,337

---------------
(1) In 1998, basic earnings per share included $.59 per share and diluted earnings per share included $.54 per share due to the effect of a $7,474 tax benefit.

(2) In 1996, basic earnings per share included $.04 per share and diluted earnings per share included $.03 per share due to the net effect of an $8,233, net of tax, provision for impairment of land inventories and an $8,691 tax benefit.

(3) Homes under contract for sale but not delivered at end of year.

(4) Excludes joint venture activity.

            UNAUDITED PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents unaudited pro forma selected consolidated financial data for Lennar and its subsidiaries after giving effect to the merger. This pro forma data is not necessarily indicative of the results that would have been obtained if the merger had been consummated at the beginning of the periods presented (in the case of income statement items) or at the date of the balance sheet (in the case of balance sheet items), or that may be obtained in the future. The pro forma data is derived from the Unaudited Pro Forma
Combined Condensed Financial Statements beginning on page   of this Joint Proxy
Statement/Prospectus and should be read in conjunction with those financial statements and the notes to them. The unaudited pro forma data presented below reflect the operations of Lennar and U.S. Home at and for the year ended November 30, 1999, in the case of Lennar, and December 31, 1999, in the case of U.S. Home.

                                                                           YEAR ENDED
                                                                         NOVEMBER 30, /
                                                                        DECEMBER 31, 1999
                                                                        -----------------
                                                                           (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS DATA:
Revenues....................................................               $4,945,733
Net earnings................................................               $  239,672
Net earnings per common share (diluted).....................               $     3.08
Common shares used in calculation of per common share
  amount....................................................                   79,585

                                                                         NOVEMBER 30, /
                                                                        DECEMBER 31, 1999
                                                                        -----------------
                                                                           (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
Assets......................................................               $3,622,246
Mortgage notes and other debts payable......................               $1,465,704
Stockholders' equity........................................               $1,120,703
Book value per common share.................................               $    15.47
Common shares used in calculation of per common share
  amount....................................................                   72,467

                         MARKET PRICE AND DIVIDEND DATA

     The shares of Lennar common stock and the shares of U.S. Home common stock are listed on the New York Stock Exchange. The following table sets forth for the periods indicated the high and low sale prices of Lennar common stock and U.S. Home common stock, as reported on the New York Stock Exchange composite tape, and the cash dividends paid per share by Lennar. U.S. Home has not paid dividends during the periods indicated. For purposes of this table, we have used quarter references based upon Lennar's November 30 fiscal year end and U.S. Home's December 31 year end.

                                                                                    U.S. HOME
                                                     LENNAR COMMON STOCK           COMMON STOCK
                                               -------------------------------    --------------
                                                HIGH      LOW      DIVIDENDS      HIGH      LOW
                                               ------    -----    ------------    -----    -----
1998
  First Quarter..............................  $28.75    19.00       0.0125       46.50    36.44
  Second Quarter.............................  $36.19    24.19       0.0125       47.88    36.81
  Third Quarter..............................  $34.38    18.13       0.0125       44.19    26.75
  Fourth Quarter.............................  $24.38    14.88       0.0125       36.19    25.56
1999
  First Quarter..............................  $27.88    21.63       0.0125       38.44    30.63
  Second Quarter.............................  $27.81    20.50       0.0125       35.63    29.75
  Third Quarter..............................  $24.94    17.50       0.0125       36.19    26.19
  Fourth Quarter.............................  $19.44    13.06       0.0125       29.81    24.18
2000
  First Quarter (through March 16, 2000 for
     U.S. Home)..............................  $18.63    15.25       0.0125       36.13    23.56
  Second Quarter through March 16, 2000......  $19.88    16.25           --          --       --

     On February 16, 2000, the last trading day prior to public announcement of the merger, the last reported sale price of U.S. Home common stock on the NYSE composite tape was $24.875 per share and the last reported sale price of Lennar common stock on the NYSE composite tape was $16.00 per share.

     On March 16, 2000, the last reported sale price of U.S. Home common stock on the NYSE composite tape was $36.125 per share and the last reported sale price of Lennar common stock on the NYSE composite tape was $19.125 per share.

                                  RISK FACTORS

     You should carefully consider the following risk factors, in evaluating whether to vote in favor of the merger. You should also read the documents incorporated by reference in this Joint Proxy Statement/Prospectus.

THE VALUE OF THE MERGER CONSIDERATION A U.S. HOME STOCKHOLDER WILL RECEIVE WILL DEPEND ON THE MARKET VALUE OF LENNAR'S COMMON STOCK.

     Even though half of what the U.S. Home stockholders receive as a result of the merger will be cash, the other half will be Lennar common stock. Although the merger consideration was structured so that, within a range of prices of Lennar's stock, a U.S. Home stockholder will receive $18.00 worth of Lennar stock, it is possible that the value of the Lennar stock a U.S. Home stockholder receives will be as low as $14.72 per share of U.S. Home common stock (reducing the total merger consideration to $32.72 per share). Further, regardless of what the price of Lennar's stock may be at the time of the merger, the price of Lennar stock could fall after the merger, particularly if a substantial number of U.S. Home stockholders decide to sell their Lennar stock shortly after the merger.

U.S. HOME IS BEING SOLD AT A TIME WHEN THE PRICE OF ITS STOCK IS AT A RELATIVELY LOW LEVEL.

     During much of 1999 and the early part of 2000, stocks of most publicly traded homebuilding companies have been trading at prices which reflect a multiple of earnings substantially below that of companies in many other industries, and substantially below the multiples at which they traded in prior years. The last reported sale price of U.S. Home common stock on February 16, 2000, the last trading day before the merger was announced, was $24.875 per share, compared with a price as high as $38.438 per share during 1999 and as high as $47.88 per share during 1998. The price of Lennar's stock is also low compared with what it has been in recent years. The price of Lennar's common stock on February 16, 2000 was $16.00 per share, compared with a price as high as $27.88 per share during 1999 and as high as $36.19 per share during 1998.

THE MERGER CONSIDERATION A U.S. HOME STOCKHOLDER WILL RECEIVE IS LESS THAN THE BOOK VALUE OF A SHARE OF U.S. HOME COMMON STOCK.

     U.S. Home's book value per share at December 31, 1999 was $43.54. That may be substantially higher than the merger consideration a U.S. Home stockholder will receive for each of their shares (which under most circumstances will not exceed $41 per U.S. Home share, and will not reach that level unless the price of Lennar common stock reaches or exceeds $23.96 per share).

LENNAR IS SUBJECT TO THE CYCLICAL NATURE OF THE HOMEBUILDING MARKET AND OTHER PROBLEMS THAT AFFECT HOMEBUILDERS.

     The residential homebuilding industry is cyclical and is highly sensitive to changes in general economic conditions, such as levels of employment, consumer confidence and income, availability of financing for acquisitions, and of construction and permanent mortgages, interest rate levels and demand for housing. Sales of new homes are also affected by the condition of the resale market for used homes, including foreclosed homes.

     The residential homebuilding industry has, from time to time, experienced fluctuating lumber prices and supply, as well as shortages of labor and other materials, including insulation, drywall, concrete, carpenters, electricians and plumbers. Delays in construction of homes due to these factors or to inclement weather conditions could have an adverse effect upon Lennar's operations.

     Inflation can increase the cost of homebuilding materials, labor and other construction related costs. Conversely, deflation can reduce the value of homebuilders' inventories and can make it more difficult to include the full cost of previously purchased land in home sale prices.

LENNAR'S BUSINESS CAN BE SUBSTANTIALLY AFFECTED BY THE COST AND AVAILABILITY OF HOME MORTGAGE FINANCING.

     Most home buyers obtain mortgage loans to finance a substantial portion of the purchase price of their homes. In general, housing demand is adversely affected by increases in interest rates, housing costs and unemployment and by decreases in the availability of mortgage financing. In addition, there have been discussions of possible changes in the federal income tax laws which would remove or limit the deduction for home mortgage interest. If effective mortgage interest rates increase and the ability or willingness of prospective buyers to finance home purchases is adversely affected, Lennar's operating results may also be negatively affected. Lennar's homebuilding activities also are dependent upon the availability and cost of mortgage financing for buyers of homes owned by potential customers permitting those customers to sell their existing homes and purchase homes from Lennar. Any limitations or restrictions on the availability of such financing could adversely affect Lennar's sales.

LENNAR MAY HAVE DIFFICULTY INTEGRATING U.S. HOME.

     U.S. Home is a large company. It is engaged in some aspects of the homebuilding business (such as building homes targeted at the affordable, retirement and active adult markets) in which Lennar has only limited experience, and in some locations in which we have not previously had homebuilding operations. We view this as an opportunity and a benefit of the acquisition of U.S. Home. However, if we are unable to integrate U.S. Home's activities with our own, we could lose much of the anticipated benefit of the acquisition.

THERE IS A VERY COMPETITIVE MARKET FOR EXPERIENCED HOMEBUILDING EXECUTIVES.

     There are relatively few people with the training and experience to be effective senior managers of a large homebuilding company. Our success is dependent to a significant degree on the efforts of our senior management, including our chief executive officer. The acquisition of U.S. Home will bring us additional experienced homebuilding company executives. If, however, a significant number of members of U.S. Home's senior management, or of our senior management, were to leave, we might have difficulty replacing them with capable and experienced executives.

LEONARD MILLER'S VOTING CONTROL COULD DISCOURAGE TAKEOVER ATTEMPTS.

     We have two classes of stock: common stock, which is entitled to one vote per share, and class B common stock, which is entitled to ten votes per share. Leonard Miller owns, through a family partnership, class B common stock which is entitled to approximately 72% of the combined votes of the holders of the common stock and the class B common stock, and even after the merger, Mr. Miller will be entitled to approximately 65% of the combined votes of those two classes of stock. That gives Mr. Miller the power to elect all our directors and to approve most matters which are presented to our stockholders, even if no other stockholders vote in favor of them. Mr. Miller's ownership of class B common stock would make it impossible for anyone to acquire shares which have voting control of Lennar as long as the total outstanding class B common stock is at least 10% of the combined common stock of both classes (if the class B common stock is less than 10%, it will automatically be converted into common stock). Therefore, while Mr. Miller owns class B common stock, his ownership of that stock probably would discourage anyone from trying to acquire us without Mr. Miller's approval.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

     Lennar and U.S. Home each has made forward-looking statements in this Joint Proxy Statement/Prospectus. By their nature, forward-looking statements are subject to risks and uncertainties. There are many factors which could affect the combined Lennar and U.S. Home in the future, and could cause events to occur which were not anticipated in the forward-looking statements in this Joint Proxy Statement/Prospectus. They include many of the factors discussed in the preceding paragraphs of this Risk Factors section.

IF THE MERGER FAILS TO QUALIFY AS A REORGANIZATION, U.S. HOME STOCKHOLDERS WILL RECOGNIZE ADDITIONAL GAINS OR LOSSES ON THEIR U.S. HOME SHARES.

     Lennar and U.S. Home have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although it has not sought a ruling from the IRS on the matter, U.S. Home will obtain a legal opinion from its counsel that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. That opinion will be based upon certain assumptions and representations of fact, including the assumption that U.S. Home will not proceed with the merger if the cash payable to all U.S. Home stockholders is greater than 60% of the total merger consideration (including cash paid to U.S. Home stockholders who exercise dissenters' rights, cash paid with respect to fractional Lennar shares received in the merger and cash equal to the value of U.S. Home shares owned by Lennar immediately prior to the merger), and representations of fact contained in certificates of officers of Lennar, its wholly-owned subsidiary and U.S. Home. The opinion neither binds the IRS nor prevents the IRS from taking a contrary position. If the merger takes place, but fails to qualify as a reorganization, a stockholder of U.S. Home will generally recognize gain or loss on each U.S. Home share surrendered. The amount of the gain or loss will be the amount of the difference between the stockholder's tax basis in that share and the consideration the U.S. Home stockholder receives in exchange for that share as a result of the merger (with Lennar shares valued at their fair market value at the effective time of the merger).

THE SUBSTANTIAL INDEBTEDNESS AND HIGH LEVERAGE OF U.S. HOME COULD ADVERSELY AFFECT LENNAR.

     We intend to refinance U.S. Home's existing indebtedness in connection with the merger. As of December 31, 1999, U.S. Home's total corporate and housing debt was approximately $650 million and the ratio of its total corporate and housing debt to its stockholders' equity was approximately 1.12 to 1. We have commitments for $1.8 billion of debt financing to replace both our and U.S. Home's corporate credit facilities and to help pay costs related to the merger (including the cost of a required offer to repurchase U.S. Home's publicly traded debt).

     Our ability to pay the principal and interest on our debt as it comes due will depend upon our current and future performance. Our performance is affected by general economic conditions and by financial, competitive, political, business and other factors. Many of these factors are beyond our control. We believe that cash generated by our business will be sufficient to enable us to make our debt payments as they become due. If, however, we do not generate enough cash to make our debt payments as they become due, we may be required to refinance some or all of our debt or to incur additional debt. We cannot assure you that a refinancing will be possible or that we will be able to negotiate favorable or acceptable terms if we refinance our debt or borrow additional money. In addition, our access to capital is affected by prevailing conditions in the financial and capital markets.

                      THE SPECIAL MEETINGS OF STOCKHOLDERS

     We are sending you this Joint Proxy Statement/Prospectus in order to provide you with important information regarding Lennar's acquisition of U.S. Home and in connection with the solicitation of proxies by the respective boards of directors of Lennar and U.S. Home for use at the special meetings of stockholders described below. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Lennar with respect to the shares of Lennar common stock to be issued to the stockholders of U.S. Home in the merger.

                           THE LENNAR SPECIAL MEETING

  Purpose of the Meeting

     The Lennar meeting is scheduled to be held on             , 2000, at
a.m., local time, at the Doral Park Golf and Country Club, 5001 N.W. 104th Avenue, Miami, Florida. The only matter scheduled to come before the meeting is a proposal to approve Lennar's acquisition of U.S. Home.

  Board of Directors Recommendation

     THE LENNAR BOARD OF DIRECTORS (WITH ONE DIRECTOR ABSENT) HAS UNANIMOUSLY APPROVED THE ACQUISITION OF U.S. HOME AND RECOMMENDS THAT THE HOLDERS OF LENNAR COMMON STOCK AND LENNAR CLASS B COMMON STOCK VOTE "FOR" THE PROPOSAL TO APPROVE THAT TRANSACTION. See "Recommendations of the Boards of Directors and Reasons
for the Transaction -- Lennar" beginning on page   for a discussion of the
reasons the Lennar board of directors recommends the acquisition.

  Vote Required at Lennar Special Meeting

     The affirmative vote of holders of a majority in voting power of the shares of Lennar common stock and Lennar class B common stock which are voted is required for approval of the acquisition of U.S. Home.

     The holders of Lennar common stock will be entitled to one vote for each share they hold and the holders of Lennar class B common stock will be entitled to ten votes for each share they hold.

     Leonard Miller, Lennar's Chairman of the Board, owns through a family partnership approximately 99.7% of Lennar's class B common stock, which entitles him to approximately 72% of the votes that may be cast with regard to Lennar's acquisition of U.S. Home. Mr. Miller has agreed to vote all of his class B common stock in favor of that transaction. Stuart Miller, Lennar's President and Chief Executive Officer, has also agreed to vote all shares of Lennar stock he owns in favor of the transaction. Therefore, if there is a quorum present at the Lennar stockholders meeting, the proposal regarding the transaction will be approved by the Lennar stockholders even if no other Lennar stockholders vote in favor of it. None of the other Lennar directors is contractually obligated to vote for the transaction, but each of them has indicated he intends to vote in favor of the transaction. For more information concerning the voting agreement, see the section of this Joint Proxy Statement/Prospectus captioned "Voting
Agreement" beginning on page   .

  Record Date

     The board of directors of Lennar has fixed the close of business on as the record date for the determination of stockholders entitled to vote at the meeting or any adjournments or postponements of the meeting. At
that date,           shares of Lennar common stock and           shares of
Lennar class B common stock were outstanding.

  Quorum

     The presence in person or by proxy of the holders of a majority in voting power, but not less than one-third in number, of the outstanding shares of Lennar common and class B common stock is required to constitute a quorum at the meeting. Shares represented by proxies which indicate the stockholders want to abstain will be treated as being present for the purpose of determining the presence of a quorum, but will not be voted with regard to Lennar's acquisition of U.S. Home. If a broker indicates on a proxy that it does not have authority to vote certain shares, those shares will not be considered as present. To the extent a proxy does not indicate a broker does not have authority to vote the shares to which the proxy relates, those shares will be considered present even if the broker states they are not to be voted with regard to the transaction between Lennar and U.S. Home.

     If a quorum is not present, the stockholders present, by vote of a majority of the votes cast by stockholders who are present, may adjourn the meeting, and any business which might have been transacted at the special meeting as originally called may be transacted at the adjourned meeting.

  Shareholdings

     Information with respect to the beneficial ownership of Lennar's common stock and its class B common stock by each of Lennar's directors and certain of its executive officers, by all directors and executive officers of Lennar as a group and by each person known to Lennar to be the beneficial owner of more than 5% of the outstanding shares of Lennar common stock or Lennar class B common stock, appears in the proxy statement for Lennar's 2000 Annual Meeting of Stockholders, which is incorporated into this Joint Proxy Statement/Prospectus by reference.

                         THE U.S. HOME SPECIAL MEETING

  Purpose of the Meeting

     The U.S. Home special meeting of stockholders is scheduled to be held on
            , 2000, at      a.m., local time, at                . The only
business scheduled to come before the meeting is a proposal to adopt the merger agreement and approve the merger.

  Board of Directors Recommendation

     THE U.S. HOME BOARD OF DIRECTORS HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF U.S. HOME COMMON STOCK VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. See "Recommendations of the Boards of Directors and Reasons for
the Transaction -- U.S. Home" beginning on page   , for a discussion of the
reasons the U.S. Home board of directors recommends the merger and adoption of the merger agreement.

  Vote Required at U.S. Home Special Meeting

     The affirmative vote of holders of a majority of the outstanding shares of U.S. Home common stock is required for the adoption of the merger agreement and approval of the merger. Although abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum, abstentions and broker non-votes will have the same effect as votes against the proposal to adopt the merger agreement and approve the merger.

     The holders of U.S. Home common stock will be entitled to one vote for each share of U.S. Home common stock they hold.

  Record Date

     The U.S. Home board of directors has fixed the close of business on
            , 2000 as the record date for determining the stockholders entitled
to vote at the U.S. Home special meeting. At that date           shares of U.S.
Home common stock were outstanding.

  Quorum

     The presence in person or by proxy of the holders of shares of stock of U.S. Home having a majority of the votes which could be cast by the holders of all the issued and outstanding shares of stock of U.S. Home is required for there to be a quorum at the U.S. Home special meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present.

     If a quorum is not present, the stockholders who are present may adjourn the meeting. Any business may be transacted at an adjourned meeting, which might have been transacted at the special meeting as originally called.

  Shareholdings

     For information with respect to the beneficial ownership of U.S. Home common stock by each of U.S. Home's directors and certain of its executive officers, by all directors and executive officers of U.S. Home as a group and by each person known by U.S. Home to be the beneficial owner of more than 5% of the outstanding shares of U.S. Home common stock, see U.S. Home's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which is incorporated into this Joint Proxy Statement/ Prospectus by reference.

                                    PROXIES

  Proxy Cards

     The U.S. Home and Lennar boards of directors are soliciting proxies by which holders of U.S. Home and Lennar common stock and holders of Lennar class B common stock can vote on the proposals regarding Lennar's acquiring U.S. Home (as to Lennar stockholders) and regarding the merger and the merger agreement by which that will occur (as to U.S. Home stockholders). The shares that a properly completed proxy card represents will be voted in accordance with the instructions on the proxy card. If a U.S. Home or Lennar stockholder does not return a signed proxy card, that stockholder's shares will not be voted. With respect to U.S. Home, that will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

     Stockholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. IF A STOCKHOLDER RETURNS A SIGNED PROXY CARD, BUT DOES NOT INDICATE HOW THE SHARES ARE TO BE VOTED, THE SHARES REPRESENTED BY THE PROXY CARD WILL BE VOTED "FOR" APPROVAL OF THE ACQUISITION OF U.S. HOME (AS TO LENNAR STOCKHOLDERS) AND "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER (AS TO U.S. HOME STOCKHOLDERS).

     The proxy card also authorizes the persons named on the proxy card to vote in their discretion with regard to any matter other than the transaction between Lennar and U.S. Home that is properly presented for action at the special meeting.

  Solicitation of Proxies

     Directors, officers and employees of Lennar and U.S. Home may solicit proxies from their respective stockholders personally or by letter, telephone or facsimile transmission. Each company will bear the expenses of any solicitation on its behalf. Directors, officers and other employees of Lennar and U.S. Home will not be specifically compensated for soliciting proxies. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of Lennar common stock, Lennar class B common stock and U.S. Home common stock owned of record by those organizations, and Lennar and U.S. Home will pay the reasonable expenses of forwarding the materials.

     Lennar and U.S. Home have retained D.F. King to assist in soliciting proxies. Lennar will pay D.F. King its customary fees (estimated at $11,500) and will reimburse it for expenses it incurs in soliciting proxies.

  How to Revoke a Proxy

     You can revoke a proxy at any time before it is voted. However, attendance at the applicable stockholders meeting will not itself revoke a proxy. To revoke a proxy you must either:

     - notify the Corporate Secretary of the applicable one of U.S. Home or Lennar, at the address specified on the proxy card, that you are revoking the proxy;

     - sign and mail a subsequent proxy card (in time so it is received before the meeting); or

     - appear in person and vote at the meeting.

     The death or incapacity of a stockholder will not revoke a proxy, unless the fiduciary having control of the shares represented by the proxy notifies the applicable one of Lennar or U.S. Home in writing of the death or incapacity.

                                  ADJOURNMENTS

     The stockholders who are present at the Lennar or U.S. Home meeting can adjourn or postpone the meeting. Among other things, they could do this to permit solicitation of additional proxies. The proxies that are being solicited by this Joint Proxy Statement/Prospectus give the proxy holders discretion that would enable them to vote to adjourn or postpone the meeting to which the proxies relate.

                                 OTHER MATTERS

     At the date of this Joint Proxy Statement/Prospectus, the respective boards of directors of Lennar and U.S. Home do not know of any business which will be presented at either meeting, other than the proposals regarding Lennar's acquisition of U.S. Home and the merger and the merger agreement. If any other matters properly come before either of the meetings, the proxy holders will vote the shares represented by proxies with respect to those matters in accordance with the proxy holders' judgment.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     If the merger is consummated, most holders of U.S. Home common stock will become holders of Lennar common stock. The certificate of incorporation and bylaws of Lennar will govern the rights of all Lennar's stockholders, including the former U.S. Home stockholders. The current rights of U.S. Home stockholders differ in certain respects from the rights of Lennar stockholders. The following is a summary of the material differences in the rights of stockholders of Lennar and U.S. Home. Unless otherwise noted, the rights of Lennar's stockholders are the same as those of U.S. Home's stockholders.

                                        CAPITALIZATION
                   Lennar                                           U.S. Home
Lennar is authorized to issue 100,000,000          U.S. Home is authorized to issue 50,000,000
shares of common stock, 30,000,000 shares of       shares of common stock, par value $.01 per
class B common stock, 100,000,000 shares of        share, and 10,000,000 shares of preferred
participating preferred stock, par value           stock, par value $.10 per share.
$.10 per share, and 500,000 shares of
preferred stock, par value $10.00 per share.       The board of directors of U.S. Home can
Lennar may not issue any additional shares         authorize the issuance of preferred stock in
of its class B common stock except as a part       one or more series and can fix the number of
of a stock dividend. There is no preferred         shares, voting powers, designations,
stock or participating preferred stock             preferences and the relative, optional or
outstanding at this time.                          other special rights of any series prior to
                                                   its issuance without any vote or action by
Lennar's board of directors can authorize          its stockholders.
the issuance of Lennar preferred stock in
one or more series and fix the designation,
dividend rate, terms of redemption,
preferences, sinking fund provisions, terms
of conversion, voting rights and any other
rights, preferences, powers and restrictions
of each series without any further vote or
action by the holders of Lennar common stock
or Lennar class B common stock.

                      NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS
                   Lennar                                           U.S. Home
Lennar's board of directors may consist of
between three and fifteen persons. The             The board of directors of U.S. Home may
current number of directors is nine. In            consist of between seven and fifteen
connection with the acquisition of U.S.            persons. The current number of directors is
Home, Lennar's board of directors will be          ten.
expanded to 13 persons.
                                                   U.S. Home's directors are elected at its
Lennar's board of directors must appoint an        annual meeting of stockholders and serve
independent directors committee consisting         until the following annual meeting of
of three or more independent directors, none       stockholders and until their successors are
of whom is an officer or employee of Lennar        elected and qualified. Vacancies on the U.S.
or a subsidiary of Lennar nor a director,          Home board may only be filled by a majority
officer or employee of LNR Property Corpo-         vote of the remaining directors. Directors
ration or a subsidiary of LNR. Lennar and          elected to fill vacancies serve until the
its subsidiaries may not, without the              next annual meeting of stockholders and
approval of the independent directors              until their successors are elected and
committee, (a) take certain actions regard-        qualified.
ing LNR or a land partnership between Lennar
and LNR, or (b) incur, guarantee or otherwise      Any director of U.S. Home may be removed by
become                                             the vote of a majority of the shares
                                                   entitled to vote.


obligated with regard to indebtedness which will cause Lennar to have a consolidated ratio of debt to tangible net worth above
2.5:1 or a ratio of earnings to fixed charges below 2:1. The requirement of an independent directors committee will end on November 30, 2002.
Directors are divided into three classes, serving staggered three-year terms.
Vacancies on the board of directors, other than a vacancy caused by removal of a director, may be filled by a majority vote of the board of directors or the Lennar stockholders. A vacancy due to removal of a director may only be filled by the stockholders at an annual meeting.
Directors may be removed only for cause.
Removal requires a majority vote of the
stockholders who are present at a meeting called for that purpose.

                                         VOTING RIGHTS
                   Lennar                                           U.S. Home

The holders of Lennar's common stock,              Each holder of U.S. Home common stock is
participating preferred stock and class B          entitled to one vote for every share held.
common stock vote together without regard to
class. Each holder of common stock and
participating preferred stock is entitled to
one vote for each share held. Each holder of
class B common stock is entitled to ten
votes for each share held.
The holders of the common stock and
participating preferred stock voting
separately (as well as holders of a majority
in voting power of the outstanding common
stock, class B common stock and partici-
pating preferred stock, voting together)
must approve (a) changes to the certificate
of incorporation relating to any of the
three classes of stock, or (b) any merger or
business combination in which the holders of
the three classes do not receive the same
type and per share amount of consideration.
Lennar has an agreement with Warburg, Pincus
Investors, L.P. which provides that for so
long as Warburg and its affiliates own at
least 5% of Lennar's common stock of both
classes, Lennar will not, without Warburg's
consent (1) issue shares of common stock in
excess of 20% of its outstanding stock
during any three year period, or (2) acquire
in any transaction or series of related
transactions assets or properties with a
fair market value of more than $100 million,
other than in the ordinary course of
business.

                                     AMENDMENTS TO BYLAWS
                   Lennar                                           U.S. Home
Lennar's bylaws may be amended by its board        U.S. Home's bylaws may be altered, amended
of directors or by holders of the common           or repealed by the stockholders or by a
stock, participating preferred stock and           majority of its board of directors.
class B common stock which is voted at a
meeting called for that purpose, except that
the provisions regarding the independent
directors committee may only be amended with
the approval of the independent directors
committee or by a majority of the holders of
common stock and participating preferred
stock which are voted with respect to the
amendment. The Lennar class B common
stockholders do not vote on amendments to
provisions regarding the independent
directors committee.

                          AMENDMENTS TO CERTIFICATE OF INCORPORATION
                   Lennar                                           U.S. Home
Changes to the certificate of incorporation        Changes to the certificate of incorporation
must be approved by holders of a majority in       are governed by applicable provisions of the
voting power of the outstanding common             Delaware corporate law.
stock, class B common stock and
participating preferred stock, voting to-
gether. In addition, the holders of common
stock and participating preferred stock,
voting as a single class, must approve
changes to the certificate of incorporation
relating to the common stock, the class B
common stock or the participating preferred
stock.

                                      STOCKHOLDER ACTION
                   Lennar                                           U.S. Home
Stockholders may act by written consent of         The stockholders of U.S. Home may only act
the holders of shares entitled to a majority       by vote at a meeting and may not act by
of votes that may be cast with regard to a         written consent without a meeting.
matter or by vote at a meeting.

                                 SPECIAL STOCKHOLDER MEETINGS
                   Lennar                                           U.S. Home
Special meetings of stockholders may be            Special meetings of U.S. Home stockholders
called by Lennar's president, by majority          may only be called by a majority of the
vote of its board of directors or at the           entire board of directors of U.S. Home.
written request of stockholders owning a
majority of any class of stock.

                                          LIQUIDATION
                   Lennar                                           U.S. Home

If Lennar is liquidated, none of its assets        If U.S. Home is liquidated, a distribution
may be distributed to the holders of the           will be made to the holders of its common
common stock or class B common stock until         stock.
the holders of the participating preferred
stock have received assets totaling $10 per
share, then no assets may be distributed to
the holders of the participating preferred
stock until the holders of the common stock
and the class B common stock have received
assets totaling $10 per share, and then any
further liquidating distributions will be
made on an equal per share basis to the
holders of the common stock, the class B
common stock and the participating pre-
ferred stock.
Holders of preferred stock will be entitled
to the liquidation preference specified in
the terms of the preferred stock. Currently,
there is no preferred stock outstanding.
                                           DIVIDENDS
                   Lennar                                           U.S. Home
Cash dividends paid with regard to a share         U.S. Home may pay dividends to its
of class B common stock in a calendar year         stockholders subject to the relevant
may not be more than 90% of the cash               provisions of the Delaware corporate law.
dividends paid with regard to a share of
common stock in that calendar year.
Dividends and distributions other than cash
dividends are made to the holders of common
stock and class B common stock without
regard to class, except that in the case of
dividends or other distributions payable in
stock (other than Lennar preferred stock),
the stock distributed with respect to common
stock will be additional shares of common
stock and the stock distributed with respect
to class B common stock will be additional
shares of class B common stock.

                              CONVERSION OF CLASS B COMMON STOCK
                   Lennar                                           U.S. Home
A holder of class B common stock may at any        U.S. Home does not have separate classes of
time convert shares of class B common stock        stock.
into a like number of shares of common
stock. Common stock may not be converted
into class B common stock. If, at any time,
the number of outstanding shares of class B
common stock is less than 10% of the
outstanding shares of common stock and class
B common stock taken together, the class B
common stock will automatically be converted
into common stock.

                         BACKGROUND OF THE TRANSACTION

     In May 1998 at a homebuilding industry conference, Stuart Miller, Lennar's President and Chief Executive Officer, and Bruce Gross, Lennar's Chief Financial Officer, had a conversation with Robert J. Strudler, U.S. Home's Chairman and Co-Chief Executive Officer, during which Mr. Miller suggested that the parties meet to discuss the homebuilding industry generally and possible opportunities which the two companies might pursue. The parties had an initial meeting in Houston, Texas in the summer of 1998 which focused on the strong results of both companies and the potential benefits that could be realized from combining two homebuilding companies with strong franchises in their respective markets. The parties discussed possible management roles and discussed the similar cultures of the companies. The parties acknowledged that a significant amount of analysis would have to be done before either side could more seriously consider a transaction. No specific financial terms were discussed at this meeting, although Mr. Strudler stated that he did not believe U.S. Home's board would consider any transaction that did not provide stockholders with a significant premium to U.S. Home's market price. The parties continued these general conversations at an industry conference in Fort Lauderdale, Florida in November 1998.

     In January 1999, Stuart Miller met with Mr. Strudler on two occasions in Houston to explore generally the prospect of a business combination. These discussions primarily focused on the complementary nature of the two companies' product lines and geographical strengths.

     At an industry conference in early May 1999, Stuart Miller and Leonard Miller, Lennar's Chairman, had conversations with Mr. Strudler and Isaac Heimbinder, U.S. Home's President and Co-Chief Executive Officer, during which the Messrs. Miller reiterated Lennar's interest in a business combination. During these conversations, the parties discussed the cyclical nature of the homebuilding industry and the long histories which the two companies had in the industry. Shortly after these conferences, Stuart Miller met with a representative of U.S. Home's financial advisor, Warburg Dillon Read LLC. Again, no specific financial terms of a possible transaction were discussed, although the Warburg Dillon Read LLC representative reiterated U.S. Home's position that the terms of any transaction would need to represent a premium to U.S. Home's market price, and would also need to include a significant component of Lennar stock, which was perceived to be undervalued due primarily to declines in homebuilding stock prices generally, in order to offset the similarly low value at which U.S. Home stock was trading.

     Stuart Miller met again with Messrs. Strudler and Heimbinder in early July 1999. The parties again discussed the strong cultural fit of the two companies. There were preliminary discussions regarding financial terms, but no specific proposals were made. The parties discussed Lennar's stock price and Lennar's view that it was significantly undervalued. The parties agreed to meet again to discuss financial terms more specifically.

     On July 8, 1999, Lennar asked Deutsche Bank Securities, which on a number of occasions had advised Lennar with regard to possible acquisitions, to assist Lennar in evaluating a transaction with U.S. Home.

     On July 15, 1999, Stuart Miller met with a representative of Warburg Dillon Read LLC in New York to begin exploring a range of values and possible types of consideration for U.S. Home common stock which might be acceptable to the companies. These discussions were very preliminary and no agreements were reached.

     No further discussions were held by the parties until September 1999. However, there were discussions between representatives of Deutsche Bank Securities and representatives of Warburg Dillon Read LLC. During July and August 1999, the market prices of homebuilding stocks declined significantly.

     In early September 1999, Stuart Miller met with a representative of Warburg Dillon Read LLC in New York. They discussed the decline in the price of homebuilding stocks. The representative of Warburg Dillon Read LLC stated that U.S. Home's board was not willing to consider a transaction that was not at a premium to U.S. Home's market price. Stuart Miller and the Warburg Dillon Read LLC representative met again in Houston later in September, when Mr. Miller was giving a presentation to a group of investment bankers. They discussed a possible transaction generally. These general conversations continued a few days later at an industry conference in California.

     There were three additional brief meetings among Stuart Miller, Bruce Gross, and the Warburg Dillon Read LLC representative in October and November 1999 when Messrs. Miller and Gross were in New York for business meetings. No specific financial terms were discussed at the meetings.

     In January 2000, Stuart Miller and Leonard Miller met with Messrs. Strudler and Heimbinder at an industry conference in Dallas. All of the parties reconfirmed their view that a combination of Lennar and U.S. Home would be beneficial to both companies' shareholders and their employees primarily because the combined company would have strong growth prospects. At this meeting, Stuart Miller stated that Lennar might be prepared to pay between $29.00 and $32.00 in a combination of cash and stock for each outstanding share of U.S. Home common stock. Mr. Strudler said that would not be a proposal that U.S. Home's board would consider.

     Stuart Miller had several subsequent telephone conversations with Messrs. Strudler and Heimbinder during January 2000. The discussions centered on the good cultural fit of the two organizations and the complementary nature of their geographic markets and product lines. There were also discussions of a possible $36.00 price.

     On February 6, 2000, Stuart Miller met with Messrs. Strudler and Heimbinder in Houston. The parties had further discussions regarding possible financial terms and discussed personnel issues more specifically, including proposed employment arrangements for Messrs. Strudler and Heimbinder. It was clear from the discussions that there was a significant gap in their views of acceptable financial terms for the merger.

     During a series of telephone conversations on February 8, 2000, Stuart and Leonard Miller told Mr. Strudler that Lennar would be prepared to pay $36.00 of value (of which 50% would be cash and 50% would be Lennar stock) for each outstanding share of U.S. Home common stock. Mr. Strudler said that he would discuss Lennar's proposal with the U.S. Home board.

     At a meeting of U.S. Home's board of directors held on February 9, 2000, Messrs. Strudler and Heimbinder reviewed Lennar's proposal with the board. Representatives of U.S. Home's legal and financial advisors were also present, in person and by video conference. After discussion, the U.S. Home board authorized Messrs. Strudler and Heimbinder to enter into negotiations with Lennar with a view to entering into a definitive merger agreement on terms acceptable to the U.S. Home board. Following this meeting, Lennar and U.S. Home also visited each other's headquarters with their respective legal and financial advisors to conduct due diligence investigations.

     On February 10, 2000, drafts of a merger agreement and related documents were circulated by Lennar's counsel. The parties conducted negotiations with respect to the terms of these agreements over the next several days. The principal issues discussed during these negotiations were the "cap" and "collar" arrangements for changing the number of shares of Lennar stock to be issued to reflect fluctuations in market value, the maximum amount of cash that would be included in the merger consideration in order to preserve the tax-free nature of the transaction, the termination fees and expense reimbursement Lennar would receive if the transaction did not take place, the circumstances under which they would be payable, and the circumstances under which U.S. Home would be entitled to terminate the merger agreement to accept what its board viewed as a superior proposal from somebody other than Lennar. U.S. Home also requested that Leonard Miller and Stuart Miller enter into a voting agreement with U.S. Home under which they would agree to vote all of their shares of Lennar stock in favor of the transaction with U.S. Home.

     On February 16, 2000, Lennar's board of directors met, with one member participating by video conference and one member absent due to illness, to approve the transaction with U.S. Home. Deutsche Bank Securities delivered to the Lennar board its oral opinion that, as of the date of its opinion and based upon and subject to the matters described in its opinion, the merger consideration to be paid by Lennar was fair to Lennar from a financial point of view. Deutsche Bank Securities later confirmed its oral opinion by delivery of a written opinion dated February 16, 2000. The Lennar board unanimously (with one member absent) approved the transaction with U.S. Home.

     On February 16, 2000, U.S. Home's board of directors met (with three members participating by conference telephone) to discuss the proposed terms of the merger agreement. At this meeting, representatives of Warburg Dillon Read LLC presented to the U.S. Home board Warburg Dillon Read LLC's review of the proposed transaction, including, but not limited to, Warburg Dillon Read LLC's belief that the deal protection features included in the merger agreement would not in and of themselves deter suitably motivated third parties from proposing alternative transactions. In addition, U.S. Home's legal advisors reviewed with the U.S. Home board the legal parameters surrounding the transaction, the terms and provisions of the merger agreement and the board members' fiduciary duties with respect to the transaction. The U.S. Home board was also made aware of the proposed terms of the employment agreements to be entered into between Lennar and each of Messrs. Strudler and Heimbinder. Warburg Dillon Read LLC then delivered to the U.S. Home board its written opinion that, based upon and subject to the matters described in its opinion, the merger consideration to be received by the U.S. Home stockholders was fair, from a financial point of view, to those stockholders.

     At the February 16, 2000 U.S. Home board meeting, the U.S. Home board was made aware that U.S. Home's poison pill rights plan would be triggered by the transactions contemplated by the merger agreement, which would prevent the merger from being consummated as contemplated by the merger agreement. As a result, the U.S. Home board unanimously approved a resolution authorizing the rights agreement to be amended to prevent it from being triggered by the merger, and the amended rights agreement was then executed by U.S. Home and the rights agent.

     After further discussion and consideration of the terms and provisions of the merger agreement and the advisability of consummating the merger, the U.S. Home board unanimously approved the transaction with Lennar.

     On February 16, 2000, the parties entered into the merger agreement. In addition, Leonard Miller, his family partnership and Stuart Miller executed a voting agreement with U.S. Home. Also, Lennar entered into employment agreements with Messrs. Strudler and Heimbinder, to take effect when the transaction is completed. See "Interests of Certain Persons in the Merger".

                 RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND
                          REASONS FOR THE TRANSACTION

                                     LENNAR

     The Lennar board of directors believes the acquisition of U.S. Home on the terms contained in the merger agreement will be beneficial to Lennar and its stockholders and that the merger consideration to be paid under the merger agreement is fair to Lennar. Accordingly, Lennar's board of directors (with one director absent) has unanimously approved the transaction and recommends that holders of Lennar common stock and Lennar class B common stock vote to approve the transaction.

     The Lennar Board believes that the merger will make Lennar a stronger homebuilding company. In particular, the merger will:

     - strengthen our position in the nation's fastest growing homebuilding markets;

     - expand our homebuilding activities into a number of new markets, including Colorado, Maryland, Michigan, Minnesota, New Jersey, North Carolina, Ohio and Virginia;

     - enhance our overall land position;

     - increase our presence in the retirement/active adult market segments of the homebuilding industry;

     - enable us to capture greater financial services revenues and other ancillary revenues;

     - increase our size in terms of revenue, earnings and EBITDA and enhance our competitive position and economies of scale;

     - provide us with operational savings from enhancing purchasing systems;
       and

     - help us with homebuilding and mortgage related Internet and broadband activities.

     According to homebuilding industry publications, a combined Lennar and U.S. Home would have been the nation's largest homebuilder in 1999 based on homebuilding revenues, domestic homes delivered and homebuilding EBITDA. On a combined pro forma basis, Lennar and U.S. Home would have reported revenues of $4.9 billion and EBITDA of $551 million in 1999.

     Prior to recommending action on the merger, the Lennar board of directors reviewed various materials regarding the businesses, operations and financial condition of U.S. Home.

     The members of Lennar's board had been made aware at least as early as April 1999 that Lennar might be interested in acquiring U.S. Home. On February 15, 2000, the members of the board were alerted that there was a substantial likelihood a transaction would take place, and arrangements were made for a board meeting to be held on February 16, 2000. In preparation for that board meeting, the directors were sent materials regarding U.S. Home, which had been prepared by Lennar's management with the assistance of Deutsche Bank, and a draft of the merger agreement. The meeting was held on February 16, with all the members of the board other than Reuben Leibowitz (who was ill), as well as representatives of Deutsche Bank and Lennar's legal counsel, participating by video teleconference from the company's offices in Miami and the offices of its legal counsel in New York. At the meeting, Lennar's senior management explained the rationale for the transaction and noted that, even in the short term, the transaction should be accretive to Lennar's earnings. Representatives of Deutsche Bank then presented an overview of its financial analyses with respect to the merger consideration and delivered its oral opinion, subsequently confirmed in writing, as to the fairness, from a financial point of view, of the merger consideration, to Lennar. Deutsche Bank's analysis and opinion are discussed in detail under the caption "Opinion of Lennar's Financial Advisor,"
which begins at page   . During the board meeting, Lennar's legal counsel also
discussed with the board various terms of the merger agreement. In its considerations, Lennar's board did not take account of any benefit of operating synergies that might result from the transaction.

     In deciding to approve the acquisition of U.S. Home, the Lennar directors considered the items described in the preceding paragraph and a number of other factors, including:

     - the current and historical market price of Lennar common stock;

     - the continued expansion of Lennar's homebuilding business in high growth markets and its expansion into new geographic markets;

     - the strong financial condition of the combined company;

     - the expected accounting treatment of the merger;

     - the terms and conditions of the merger agreement; and

     - the presentations and advice of its financial advisors and legal counsel, as discussed above.

     The Lennar Board did not assign any relative or specific weights to these factors and individual directors may have given different weights to different factors.

     BASED ON THE CONSIDERATIONS DESCRIBED ABOVE, THE LENNAR DIRECTORS WHO WERE PRESENT UNANIMOUSLY RECOMMEND THAT LENNAR'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ACQUISITION OF U.S. HOME.

                                   U.S. HOME

     The board of directors of U.S. Home believes the merger enhances U.S. Home's ability to increase stockholder value in a shorter period of time and with less risk than it could on its own. The U.S. Home board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, U.S. Home and its stockholders. Accordingly, the U.S. Home board of directors has approved the merger agreement and the consummation of the merger and recommends that U.S. Home stockholders vote FOR approval of the merger agreement and the merger.

     In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, the U.S. Home board of directors consulted with U.S. Home's senior management as well as Kaye, Scholer, Fierman, Hays & Handler, LLP and Richards, Layton & Finger, P.A., its legal counsel, Arthur Andersen LLP, its independent public accountants, and Warburg Dillon Read LLC, its independent financial advisor. The material factors considered by the U.S. Home board in its deliberations were the following:

     - Notwithstanding U.S. Home's excellent record of sustained increases in revenues and net income, its product and geographic diversification, including its significant growth in the active adult/retirement community sector and its widely recognized management development program, U.S. Home's small market capitalization has resulted in historically low market valuations for its common stock as compared with the larger capitalized homebuilders;

     - The U.S. Home board's review of the current market conditions and historical trading information with respect to Lennar's and U.S. Home's common stock;

     - The U.S. Home board's knowledge and analysis of the current homebuilding industry environment, characterized by evolving trends toward consolidation and increasing competition;

     - The U.S. Home board's observation that depressed price/earnings multiples for all homebuilders over the past year have compressed the range of price/earnings ratios among both large and small homebuilders and provide an opportunity for a favorable transaction in which U.S. Home stock would be exchanged for the stock of a company, such as Lennar, which has enjoyed historically higher valuations;

     - The U.S. Home board's belief that the long-term prospects for U.S. Home stockholders are greater owning Lennar stock as compared to holding U.S. Home stock with its historical low valuation, particularly if homebuilding stocks return to their historical valuation levels;

     - The U.S. Home board's review of other business combinations in the homebuilding industry;

     - Industry trends in land acquisition and development and the purchasing of materials and labor are placing a premium on increased size of the homebuilding company and its financial wherewithal;

     - The U.S. Home board's belief that the combination with Lennar presents opportunities to create greater economies of scale, by combining personnel resources, technology and land resources;

     - The lack of significant geographic overlap between the operations of Lennar and U.S. Home, contributing both to better utilization of personnel and decreased portfolio land risk;

     - Industry trends that emerging electronic commerce initiatives, both business-to-consumer and business-to-business, significantly benefit from increased size of the industry participants;

     - The financial terms of the merger, including the amount of the cash and stock comprising the merger consideration and the fact that this consideration represented a significant premium over prevailing market prices of U.S. Home common stock as of the date the merger agreement was signed;

     - The fact that the risk to U.S. Home stockholders is reduced by the limitations on the effect fluctuations in the market price of Lennar's common stock will have on the consideration payable to them;

     - The U.S. Home board's belief that Lennar's higher stock valuation will be further enhanced by the merger resulting in an even larger market capitalization and by becoming a larger, more diverse and more competitive homebuilder with greater financial and management resources enabling it to compete more effectively in an industry which is consolidating and becoming more competitive for land and markets;

     - Lennar's investment grade credit rating and superior borrowing capacity would enable it to structure a transaction with a significant cash component, which the U.S. Home stockholders could choose to access in the merger;

     - The benefits of the U.S. Home stockholders' opportunity to elect to receive the merger consideration in 50% stock and 50% cash, all stock or all cash as opposed to an alternate transaction in which those stockholders may have been forced to accept all stock in exchange for their shares of U.S. Home common stock;

     - The U.S. Home board's belief that increased competition for land among the large homebuilders, with increased land costs and longer development periods, requires financial resources and expenditures beyond U.S. Home's present capacity, and that the merger will permit both companies to take greater advantage of opportunities in all their markets and product lines, particularly in the active adult/retirement sector;

     - The expected tax-free treatment to U.S. Home and the expected partial tax-free treatment for its stockholders;

     - The terms of the merger agreement as negotiated, including the possibility that the merger agreement might discourage other parties that might have an interest in a business combination with U.S. Home, but taking into account the ability of the U.S. Home board to consider a superior proposal, if made, as required by their fiduciary duties and as permitted by the merger agreement;

     - The U.S. Home board's consideration and evaluation of the management team of Lennar, and the fact that U.S. Home would be entitled to designate four representatives to serve on Lennar's board of directors after the merger;

     - The U.S. Home board's review of Lennar's management and business performance, including its record in land development and land sales;

     - The U.S. Home board's belief that the merger will provide greater management depth for the long-term growth of Lennar aided by U.S. Home's widely recognized management development program;

     - The presentation of Warburg Dillon Read LLC to the U.S. Home board of directors regarding the homebuilding industry and markets;

     - The presentations of Kaye, Scholer, Fierman, Hays & Handler, LLP and Richards, Layton & Finger, P.A. to the U.S. Home board of directors regarding their fiduciary duties;

     - The opinion of Warburg Dillon Read LLC to the U.S. Home board that the merger consideration was fair, from a financial point of view, to the U.S. Home stockholders;

     - The U.S. Home board's consideration of the change in control payments which might be made to certain senior executive officers of U.S. Home upon consummation of the merger, as more fully explained in "Interests of
       Certain Persons in the Merger" beginning on page                ;

     - The review conducted by the U.S. Home board of the strategic options available to U.S. Home and the assessment of the U.S. Home board that none of these options presented superior opportunities, or were likely to create greater value for U.S. Home stockholders, than the prospects presented by the merger;

     - The U.S. Home board's belief that, while no assurance can be given, the level of execution risk in connection with the merger was relatively low and that the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame; and

     - The fact that the further effect of the merger on U.S. Home's constituencies other than its stockholders, including the customers served by U.S. Home and its employees, including management would be favorable.

     The U.S. Home board also identified and considered a variety of potential negative factors in its deliberations concerning the merger, including the following:

     - The loss of control over the future operations of U.S. Home following the merger;

     - The impact of the loss of U.S. Home's status as an independent company on U.S. Home's stockholders, employees, suppliers and customers;

     - The risk that the potential benefits sought in the merger might not be fully realized;

     - The inability to acquire a control premium in the future due to the Millers' ownership of Lennar's stock;

     - The fact that the borrowings to be made by Lennar in order to consummate the transaction would increase Lennar's debt-to-equity ratio, which could affect Lennar's investment grade rating;

     - The possibility that the merger might not be consummated and the potential adverse effects of the public announcement of the merger on:

        -- U.S. Home's sales and operating results;

        -- U.S. Home's ability to attract and obtain key employees;

        -- U.S. Home's overall competitive position; and

     - The risk that, despite the efforts of Lennar and U.S. Home, key personnel might not remain employees of Lennar and U.S. Home following the closing of the merger.

     After due consideration, the U.S. Home board concluded that the potential benefits of the merger outweighed the risks outlined above on U.S. Home's stockholders.

     The foregoing discussion of the information and factors considered by the U.S. Home board is not intended to be exhaustive but is believed to include all material factors considered by the U.S. Home board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the U.S. Home board, the U.S. Home board did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the U.S. Home board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including thorough discussions with U.S. Home's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the U.S. Home board may have given different weight to different factors. The U.S. Home board considered all these factors as a whole and believed the factors supported its decision to approve the merger. After taking into consideration all of the factors set forth above, the U.S. Home board concluded that the merger was fair to, and in the best interests of, U.S. Home and its stockholders and that U.S. Home should proceed with the merger.

     BASED ON THE FACTORS DESCRIBED ABOVE, THE U.S. HOME BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT U.S. HOME STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

                     OPINION OF LENNAR'S FINANCIAL ADVISOR

     Deutsche Bank has acted as financial advisor to Lennar in connection with the transaction. At the February 16, 2000 meeting of the Lennar board of directors, Deutsche Bank delivered to the Lennar board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated February 16, 2000, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to Lennar.

     THE FULL TEXT OF DEUTSCHE BANK'S WRITTEN OPINION, DATED FEBRUARY 16, 2000, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY DEUTSCHE BANK IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. LENNAR STOCKHOLDERS ARE URGED TO READ DEUTSCHE BANK'S OPINION IN ITS ENTIRETY. THE SUMMARY OF DEUTSCHE BANK'S OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF DEUTSCHE BANK'S OPINION.

     In connection with Deutsche Bank's role as financial advisor to Lennar, and in arriving at its opinion, Deutsche Bank, among other things, reviewed certain publicly available financial information and other information concerning Lennar and U.S. Home and certain internal analyses and other information furnished to it by Lennar and U.S. Home. Deutsche Bank also held discussions with the members of the senior management of Lennar and U.S. Home regarding the businesses and prospects of their respective companies and the joint prospects of a combined enterprise. In addition, Deutsche Bank

     - reviewed the reported prices and trading activity for the common stock of both Lennar and U.S. Home,

     - compared certain financial and stock market information for Lennar and U.S. Home with similar information for selected companies whose securities are publicly traded,

     - reviewed the financial terms of selected recent business combinations which it deemed comparable in whole or in part,

     - reviewed the terms of a draft of the merger agreement distributed on February 15, 2000, and

     - performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Lennar or U.S. Home, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of Lennar or U.S. Home. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analysis, Deutsche Bank assumed that they were reasonably prepared based on the best currently available estimates and judgments of the management of Lennar or U.S. Home as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, or the assumptions on which they are based. Deutsche Bank's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion.

     For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis, the representations and warranties of Lennar and U.S. Home contained in the merger agreement are true and correct, that Lennar and U.S. Home will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligation of each of Lennar and U.S. Home to consummate the merger will be satisfied without any waiver thereof. Deutsche Bank also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Lennar or U.S. Home is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Lennar or U.S. Home or materially reduce the contemplated benefits of the merger to Lennar. In addition, Deutsche Bank was advised by Lennar, and accordingly assumed for purposes of its opinion, that the merger will be tax-free to each of Lennar and U.S. Home.

     Set forth below is a brief summary of the material financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Lennar board of directors at its meeting on February 16, 2000. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND DEUTSCHE BANK'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF DEUTSCHE BANK'S FINANCIAL ANALYSES.

HISTORICAL STOCK PERFORMANCE

     Deutsche Bank reviewed and analyzed recent and historical market prices and trading volume for U.S. Home's common stock and Lennar's common stock and compared such market prices to certain industry indices.

ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES

     Deutsche Bank compared certain financial information for U.S. Home and the following eight selected publicly held companies (collectively, the "Selected Companies") in the homebuilding industry:

     - Centex Corporation

     - D. R. Horton, Inc.

     - Kaufman and Broad Home Corporation

     - Pulte Corporation

     - Toll Brothers, Inc.

     - The Ryland Group, Inc.

     - Standard Pacific Corp.

     - M.D.C. Holdings, Inc.

     Such financial information and valuation measurements included, among other things,

     - common equity market valuation;

     - capitalization ratios;

     - operating performance;

     - ratios of common equity market value as adjusted for debt and cash ("Enterprise Value") to earnings before interest expense, income taxes and depreciation and amortization ("EBITDA"); and

     - ratios of common equity market prices per share ("Equity Value") to last twelve months net income, calendarized projected earnings per share ("EPS") and most recently reported book value per share ("Book Value").

     To calculate the trading multiples for U.S. Home, Lennar and the Selected Companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by the Institutional Brokers Estimate System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. All multiples were based on closing stock prices on February 11, 2000. This analysis indicated the following multiples for the Selected Companies, as compared to the multiples for Lennar and U.S. Home:

                                                                    MULTIPLES OF SELECTED COMPANIES
                                                           U.S.    ---------------------------------
                                                  LENNAR   HOME     MEAN    MEDIAN        RANGE
                                                  ------   -----   ------   -------   --------------
Enterprise value to last 12 months EBITDA.......  3.65x    5.48x   4.22x     4.35x    2.46x - 5.65x
Equity value to last 12 months net income.......  4.45x    4.52x   4.66x     4.45x    3.31x - 6.55x
Equity value to calendarized 2000 EPS...........  5.59x    4.35x   4.50x     4.44x    3.48x - 5.40x
Equity value to last reported book value........  1.05x    0.58x   0.82x     0.80x    0.57x - 0.97x

     None of the companies utilized as a comparison are identical to U.S. Home or Lennar. Accordingly, Deutsche Bank believes the analysis of its publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS

     Deutsche Bank reviewed the financial terms, to the extent publicly available, of the following five proposed, pending or completed merger and acquisition transactions since 1997 involving companies in the homebuilding industry (the "Selected Transactions"):

 DATE ANNOUNCED             ACQUIROR                        TARGET
 --------------             --------                        ------
January 31, 2000   Standard Pacific Corp.       The Writer Corp.
October 4, 1999    Technical Olympic USA, Inc.  Newmark Homes Corp.
September 2, 1998  Centex Corporation           Calton Homes, Inc.
December 19, 1997  D.R. Horton, Inc.            Continental Homes Holding Corp.
June 11, 1997      Lennar Corporation           Pacific Greystone Corporation

     Deutsche Bank calculated various financial multiples and premiums over market value based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples and premiums over market value for the merger, assuming a purchase price of $36.00 per share. This analysis indicated the following implied multiples for enterprise value, EBITDA and equity value for the Selected Transactions, as compared to the multiples for the transaction:

                                                 MULTIPLES FOR
                                                   U.S. HOME
                                                  IMPLIED BY       MULTIPLES OF SELECTED COMPANIES
                                                    MERGER        ---------------------------------
                                                 CONSIDERATION    MEAN     MEDIAN        RANGE
                                                 -------------    -----    ------    --------------
Enterprise value to last 12 months EBITDA......      6.4x         8.59x    8.73x     5.35x - 11.25x
Equity value to last 12 months net income......      6.8x         9.39x    9.31x     6.71x - 12.25x
Equity value to last reported tangible book
  value........................................      0.9x         1.67x    1.65x     1.28x - 2.09x

     Deutsche Bank also determined that the Selected Transactions were effected at a premium to the acquired companies' per share market price 30 days, 7 days and 1 day prior to the announcement of the transaction. The following table summarizes the results of this analysis:

                                         PREMIUM BASED ON STOCK PRICES PRIOR TO ANNOUNCEMENT
                                         ----------------------------------------------------
                                             30 DAYS            7 DAYS             1 DAY
                                         ---------------    ---------------    --------------
Selected Transactions
  Mean.................................      43.8%              38.9%              29.8%
  Median...............................      32.2%              31.5%              29.7%
  Range................................  18.7% - 92.0%      13.0% - 79.4%      8.0% - 52.0%
U.S. Home(1)                                 33.6%              34.9%              48.8%

---------------
(1) Based on the per share market price 30 days, 7 days, and 1 day prior to February 16, 2000, the date on which Lennar's board of directors approved the transaction with U.S. Home.

     All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the thirty-day period during which the Selected Transactions occurred.

     Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial condition of U.S. Home and the companies involved in the Selected Transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and U.S. Home and Lennar.

HISTORICAL EXCHANGE RATIO ANALYSIS

     Deutsche Bank reviewed the historical ratio of the daily per share market closing prices of U.S. Home common stock divided by the corresponding prices of Lennar common stock over the one-year, 180-day, 90-day and 30-day periods prior to February 15, 2000 and as of February 15, 2000 (two business days prior to the announcement of the merger). The average price ratios for these time periods and as of such date were 1.56x, 1.65x, 1.59x, and 1.59x, respectively. Deutsche Bank then compared such ratios to the ratio implied by U.S. Home's and Lennar's stock prices as of February 15, 2000 and determined that such historical ratios represented a premium to the current ratio of 7.2%, 13.7%, 9.5%, and 9.2%, respectively.

DISCOUNTED CASH FLOW ANALYSIS

     Deutsche Bank performed a discounted cash flow analysis for U.S. Home. Deutsche Bank calculated the discounted cash flow values for U.S. Home as the sum of the net present values of

     - the estimated future cash flows that U.S. Home will generate for the years 2000 through 2004, plus

     - the value of U.S. Home at the end of such period.

     The estimated future cash flows were based on the financial projections for U.S. Home for the years 2000 through 2002 prepared by U.S. Home's management. Projections for fiscal years 2003 and 2004 were based on guidance from Lennar management and assumed revenue growth of 11.0% for each of the two years and constant operating margins consistent with U.S. Home's 2002 projections. The terminal values of U.S. Home were calculated based on projected EBITDA for 2004 and a range of multiples from 4.0x to 6.0x. Deutsche Bank used discount rates ranging from 9.0% to 11.0%. Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital of U.S. Home, and used such multiples based on its review of the trading characteristics of the common stock of the Selected

Companies. This analysis yielded the following equity values per share ranging between $15.85 to $53.53 per share:

                                                             EQUITY VALUE PER SHARE
                                                                EBITDA MULTIPLES
                                                           --------------------------
                         DISCOUNT RATE                      4.0X      5.0X      6.0X
                         -------------                     ------    ------    ------
      9.0%...............................................  $21.21    $37.27    $53.53
      10.0%..............................................  $18.46    $33.80    $49.14
      11.0%..............................................  $15.85    $30.52    $45.18

PRO FORMA COMBINED EARNINGS ANALYSIS

     Deutsche Bank analyzed certain pro forma effects of the merger. Based upon management earnings estimates for each of Lennar and U.S. Home, Deutsche Bank computed the resulting dilution/accretion to the combined company's estimated EPS for the fiscal years ending 2000 and 2001, before taking into account any potential cost savings and other synergies identified by management that U.S. Home and Lennar could achieve if the merger were consummated and before non-recurring costs relating to the merger. This computation also assumes, for fiscal year 2000, that the merger had been consummated as of the beginning of Lennar's fiscal year. Deutsche Bank noted that before taking into account any potential cost savings and other synergies and before such non-recurring costs, based on a purchase price of $36.00 per share, the merger would be approximately 14.6% accretive and 21.7% accretive to the combined company's EPS for the fiscal years ending 2000 and 2001, respectively. Deutsche Bank noted that before taking into account any potential cost savings and other synergies and before such non-recurring costs, based on a purchase price of $41.00 per share, the merger would be approximately 7.1% accretive and 14.9% accretive to the combined company's EPS for the fiscal years ending 2000 and 2001, respectively. Deutsche Bank noted that before taking into account any potential cost savings and other synergies and before such non-recurring costs, based on a purchase price of $32.72 per share, the merger would be approximately 17.4% accretive and 23.9% accretive to the combined company's EPS for the fiscal years ending 2000 and 2001, respectively. The combination effects to Lennar EPS based upon different purchase price scenarios are summarized as follows:

                                                              EPS ACCRETION TO
                                                                   LENNAR
                                                                SHAREHOLDERS
                                                              ----------------
                                                              2000E     2001E
                                                              ------    ------
$41.00 Purchase Price.......................................    7.1%     14.9%
$36.00 Purchase Price.......................................   14.6%     21.7%
$32.72 Purchase Price.......................................   17.4%     23.9%

     The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Lennar board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

     In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Lennar board of directors as to the fairness to Lennar of the merger consideration from a financial point of view and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

In connection with its analyses, Deutsche Bank made, and was provided by Lennar management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Lennar's or U.S. Home's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Lennar, U.S. Home or their respective advisors, neither Lennar nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     The terms of the merger were determined through negotiations between Lennar and U.S. Home and were approved by the Lennar board of directors. Although Deutsche Bank provided advice to Lennar during the course of these negotiations, the decision to enter into the merger was solely that of the Lennar board of directors. As described above, the opinion and presentation of Deutsche Bank to the Lennar board of directors was only one of a number of factors taken into consideration by the Lennar board of directors in making its determination to approve the transaction. Deutsche Bank's opinion was provided to the Lennar board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of Lennar common stock as to how to vote with respect to the merger.

     Lennar selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank's qualifications, expertise, reputation and experience in mergers and acquisitions. Lennar retained Deutsche Bank Securities, Inc. pursuant to an engagement letter dated February 10, 2000. As compensation for Deutsche Bank's services in connection with the merger, Lennar agreed to pay Deutsche Bank $100,000 as a retainer fee in connection with the transaction, $1.0 million for delivery of its Fairness Opinion and an additional cash fee of $3.9 million if the merger is consummated. Regardless of whether the merger is consummated, Lennar has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank's counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Lennar has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

     Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking and other financial services to Lennar or its affiliates for which it has received compensation. The DB Group advised Lennar in connection with its merger with Pacific Greystone Corporation in October 1997, acted as lead manager for its offering of Zero-Coupon Senior Convertible Debentures due 2018 in July 1998 and $282 million of Senior Notes due 2009 in February 1999. In addition, the DB Group has provided investment banking and other financial services to LNR Property Corp., a company spun off by Lennar in 1997, for which customary compensation has been received. One or more members of the DB Group may provide financing to Lennar in connection with the merger. A member of the DB Group has committed to be one of the principal banks in $1.3 billion of financing for Lennar. Other members of the DB Group have committed to co-lead an underwriting or placement of Lennar debt securities and to participate in a $500 million bridge loan until the debt securities are sold. The members of the DB Group will receive fees in connection with those financing transactions. Deutsche Bank and its affiliates may actively trade securities of Lennar or U.S. Home for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

                    OPINION OF U.S. HOME'S FINANCIAL ADVISOR

     In February 2000, U.S. Home retained Warburg Dillon Read LLC as financial advisor to explore a possible transaction between Lennar and U.S. Home. In its capacity as financial advisor, Warburg Dillon Read LLC was retained to act as exclusive agent to attempt to arrange the sale of the stock of U.S. Home or substantially all of its assets to Lennar or, possibly, a party other than Lennar. At that time U.S. Home was considering a transaction which it had originated with Lennar. In its role as financial advisor to U.S. Home, Warburg Dillon Read LLC was not requested to, and did not, solicit third party indications of interest in acquiring U.S. Home. On February 16, 2000, Warburg Dillon Read LLC delivered its oral opinion, subsequently confirmed in writing, to U.S. Home's board of directors to the effect that, based upon and subject to certain matters stated in that opinion, as of February 16, 2000, the consideration to be received by holders of U.S. Home's common stock in the merger is fair, from a financial point of view, to those holders.

     The full text of the written opinion of Warburg Dillon Read LLC, dated February 16, 2000, which sets forth the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken in connection with that opinion, is attached as Annex III to this Joint Proxy Statement/Prospectus and is incorporated into this Joint Proxy Statement/Prospectus by reference. The Warburg Dillon Read LLC opinion is directed only to the fairness from a financial point of view to the holders of the common shares of U.S. Home as of the date thereof and it does not address any other aspect of the transactions contemplated by the merger agreement. The Warburg Dillon Read LLC opinion does not constitute a recommendation to any shareholder with respect to how that shareholder should vote with respect to the merger. Holders of shares of U.S. Home common stock are urged to read the Warburg Dillon Read LLC opinion carefully in its entirety for information with respect to the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken in connection with that opinion. References to the Warburg Dillon Read LLC opinion in this Joint Proxy Statement/Prospectus and the summary of the Warburg Dillon Read LLC opinion set forth below are qualified in their entirety by reference to the full text of that opinion.

     In arriving at its opinion, Warburg Dillon Read LLC has, among other things:

     - reviewed publicly available business and historical financial information relating to U.S. Home and Lennar;

     - reviewed internal financial information and other data relating to the business and financial prospects of U.S. Home, including estimates and financial forecasts prepared by management of U.S. Home, that were provided to Warburg Dillon Read LLC by U.S. Home and not publicly available;

     - reviewed internal financial information and other data relating to the business and financial prospects of Lennar, including estimates and financial forecasts prepared by the management of Lennar, that were provided to Warburg Dillon Read LLC by Lennar and not publicly available;

     - conducted discussions with members of the senior management of U.S. Home and Lennar;

     - reviewed publicly available financial and stock market data with respect to other companies in lines of business Warburg Dillon Read LLC believe to be generally comparable to those of Lennar and U.S. Home;

     - compared the financial terms of the merger with the publicly available financial terms of other transactions which Warburg Dillon Read LLC believes to be generally relevant;

     - considered the pro forma effects of the merger on Lennar's financial statements;

     - reviewed drafts of the merger agreement; and

     - conducted other financial studies, analyses and investigations, and considered other information, as Warburg Dillon Read LLC deemed necessary or appropriate.

     In connection with Warburg Dillon Read LLC's review, at the direction of U.S. Home, Warburg Dillon Read LLC has not assumed any responsibility for independent verification for any of the information reviewed by it for the purpose of its opinion and has, at U.S. Home's direction, relied on it being complete and accurate in all material respects. In addition, at U.S. Home's direction, Warburg Dillon Read LLC has not made any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of U.S. Home or Lennar, nor has it been furnished with any evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects, Warburg Dillon Read LLC has assumed, at U.S. Home's direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. The Warburg Dillon Read LLC opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. In addition, Warburg Dillon Read LLC was not asked to and did not express any opinion as to the tax consequences of the merger to any holder of U.S. Home common shares.

     In rendering its opinion, Warburg Dillon Read LLC assumed, with U.S. Home's consent, that the final executed form of the merger agreement did not differ in any material respect from the draft that Warburg Dillon Read LLC examined, and that U.S. Home and Lennar will comply with all the material terms of the merger agreement.

     The Warburg Dillon Read LLC opinion did not address U.S. Home's underlying business decision to effect the merger. Except as expressly set forth in this Joint Proxy Statement/Prospectus, no special instructions were given to Warburg Dillon Read LLC relating to its review, and no limitations were imposed with respect to investigations made or procedures followed by Warburg Dillon Read LLC in rendering the Warburg Dillon Read LLC opinion. Warburg Dillon Read LLC was not requested to recommend the amount of consideration to be paid in the merger.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Warburg Dillon Read LLC did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based on its experience in rendering fairness opinions and on then existing economic, monetary and market conditions as to the significance and relevance of each analysis and factor. Accordingly, Warburg Dillon Read LLC believes that its analyses must be considered as a whole and that considering any portions of those analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying those analyses and its opinion. In performing its analysis, Warburg Dillon Read LLC relied on numerous assumptions made by U.S. Home's management and Lennar's management and made numerous judgments of its own with regard to U.S. Home's performance, industry performance, general business and economic conditions and other matters, many of which are beyond U.S. Home's ability to control. Any estimates contained in Warburg Dillon Read LLC's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as suggested in those analyses. In addition, analyses relating to values of companies do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Since estimates are inherently subject to uncertainty, none of U.S. Home, Warburg Dillon Read LLC and any other person assumes responsibility for their accuracy.

     The summary of Warburg Dillon Read LLC's analyses set forth below does not purport to be a complete description of the analyses underlying Warburg Dillon Read LLC's opinion or presentation to U.S. Home's board of directors. The summary analysis set forth below contains information presented in tabular format. The tables must be read in conjunction with the full narrative description of the financial analysis.

     Acquisition Summary. Warburg Dillon Read LLC noted that with an offer price of $36.00 per share for each share of U.S. Home common stock, including in-the-money options, as of February 16, 2000, the merger would provide for a total implied equity value of $489.8 million. With the assumption of $643.9 million in net debt as of December 31, 1999, the merger would provide for an implied enterprise value of $1,133.8 million. Warburg Dillon Read LLC summarized certain acquisition multiples by observing that the offer for equity as a multiple of net income was 6.8x based upon 1999 net income, and 5.9x based upon U.S. Home management's estimated 2000 net income. The offer for equity as a multiple of book value was 0.8x based upon 1999 book value. Warburg Dillon Read LLC also noted that the enterprise value as a multiple of revenues was 0.6x based upon 1999 revenues, 6.4x based upon 1999 earnings before interest, taxes, depreciation and amortization, and 5.8x based upon U.S. Home management's estimated 2000 earnings before interest, taxes, depreciation and amortization. The enterprise value as a multiple of net assets was 0.9x based upon 1999 net assets.

                                                  IMPLIED EQUITY VALUE              IMPLIED ENTERPRISE VALUE
                                                    AS A MULTIPLE OF:                  AS A MULTIPLE OF:
                                               ---------------------------   --------------------------------------
                        IMPLIED    IMPLIED      1999      2000E     1999                                     1999
                        EQUITY    ENTERPRISE     NET       NET      BOOK       1999      1999      2000E      NET
                         VALUE      VALUE      INCOME    INCOME     VALUE    REVENUES   EBITDA    EBITDA    ASSETS
                        -------   ----------   -------   -------   -------   --------   -------   -------   -------
                          ($ IN MILLIONS)
U.S. Home............   $489.8     $1,133.8      6.8x      5.9x      0.8x      0.6x       6.4x      5.8x      0.9x

     Historical Stock Trading Analysis. To provide contextual and comparative market data, Warburg Dillon Read LLC examined the history of the trading prices for the shares of U.S. Home common stock in relation to a mid-capitalization homebuilder index consisting of Beazer Homes USA, Inc., Crossmann Communities Inc., M.D.C. Holdings, Inc., NVR, Inc., The Ryland Group, Inc., Standard Pacific Corp. and Del Webb Corporation. The trading performance of U.S. Home common stock, on an indexed basis, based on closing prices, under-performed the index defined above over the past five years, the past three years and over the last twelve months, respectively. Warburg Dillon Read LLC noted that over the last twelve months, U.S. Home common stock had a high of $37.31, a low of $23.94, an average price of $30.57 and an average daily volume of 32,706 shares. In addition, Warburg Dillon Read LLC noted that on a forward price/earnings basis, the multiple implied by the offer price of $36.00 per U.S. Home share was in excess of the forward price/earnings multiple implied by the current trading price of U.S. Home as of February 11, 2000, whether the Institutional Brokers Estimate System, also known as IBES, earnings per share estimates were used or U.S. Home management earnings per share estimates were used.

     Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information, Warburg Dillon Read LLC compared selected financial data of U.S. Home with similar data of selected companies, the securities of which are publicly traded and which are engaged in businesses that Warburg Dillon Read LLC believed to be generally comparable in some respects to those of U.S. Home. The comparable companies were as follows: M.D.C. Holdings, Inc., NVR, Inc., The Ryland Group, Inc., Standard Pacific Corp. and Del Webb Corporation. Warburg Dillon Read LLC determined the total market value of equity, which is defined as shares outstanding multiplied by the share price as of February 11, 2000, and derived an enterprise value, which is defined as total market value of equity plus the book value of debt, preferred stock and minority interests less cash and cash equivalents, for each of the comparable companies.

     Warburg Dillon Read LLC calculated a range of such market values of equity as a multiple of latest twelve months' net income and latest book value. For the comparable companies, market value of equity as a multiple of latest twelve months' net income averaged 4.5x and market value of equity as a multiple of the latest book value averaged 1.0x. In addition, Warburg Dillon Read LLC calculated a range of such enterprise values as a multiple of latest twelve months' sales, earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes and latest net assets. For the comparable companies, enterprise value as a multiple of latest twelve months' revenues averaged 0.5x; enterprise value as a multiple of latest twelve months' earnings before interest, taxes, depreciation and amortization averaged 4.5x; enterprise value as a multiple of latest twelve months' earnings before interest and taxes averaged 4.9x; and enterprise value as a multiple of latest net assets averaged 1.0x. Warburg Dillon Read LLC noted that, based on the transaction contemplated by the merger agreement at an offer price of $36.00 per share of U.S. Home common stock, including in-the-money options, the implied market value of equity for U.S. Home represented 6.8x 1999 net income and 0.8x 1999 book value. Further, the implied enterprise value for U.S. Home represented 0.6x 1999 revenues, 6.4x 1999 earnings before interest, taxes, depreciation and amortization, 7.0x 1999 earnings before interest and taxes and 0.9x 1999 net assets.

                                            IMPLIED EQUITY VALUE           IMPLIED ENTERPRISE VALUE
                                              AS A MULTIPLE OF:                AS A MULTIPLE OF:
                                           -----------------------   -------------------------------------
                                              LTM          LTM         LTM       LTM     LTM       LTM
                                           NET INCOME   BOOK VALUE   REVENUES   EBITDA   EBIT   NET ASSETS
                                           ----------   ----------   --------   ------   ----   ----------
Comparable Companies Average............      4.5x         1.0x        0.5x      4.5x    4.9x      1.0x

     Analysis of Selected Comparable Acquisitions. Using publicly available information, Warburg Dillon Read LLC compared selected financial data of U.S. Home with similar data of companies and/or businesses that have been acquired in the past six years engaged in businesses that Warburg Dillon Read LLC believed to be relevant or comparable in some respects to that of U.S. Home. For the comparable acquired companies, multiples of the total consideration offered for equity, to the latest twelve months net income of acquired companies and/or businesses prior to closing for which public information was available averaged 9.3x. For the comparable acquired companies, multiples of the total consideration offered for equity, to the latest book value of acquired companies and/or businesses prior to closing for which public information was available averaged 1.9x. For the comparable acquired companies, multiples of the enterprise value of the transaction, meaning the total consideration offered for equity plus the book value of debt, preferred stock and minority interests less cash and cash equivalents, to the latest twelve months' revenues of the acquired companies and/or businesses prior to closing for which public information was available averaged 0.8x. Multiples of the enterprise value of the transactions to the latest twelve months' earnings before interest, taxes, depreciation and amortization of the acquired companies and/or businesses prior to closing for which public information was available averaged 6.3x. Multiples of the enterprise value of the transactions to the latest twelve months' earnings before interest and taxes of the acquired companies and/or businesses prior to closing for which public information was available averaged 6.4x. Multiples of the enterprise value of the transactions to the latest net assets of the acquired companies and/or businesses prior to closing for which public information was available averaged 1.6x. Warburg Dillon Read LLC noted that, based on the transactions contemplated by the merger agreement, the implied market value of equity for U.S. Home, including in-the-money options, represented 6.8x 1999 net income and 0.8x 1999 book value. Further, Warburg Dillon Read LLC noted that, based on the transactions contemplated by the merger agreement, the implied enterprise value for U.S. Home represented 0.6x 1999 revenues, 6.4x 1999 earnings before interest, taxes, depreciation and amortization, 7.0x 1999 earnings before interest and taxes and 0.9x 1999 net assets.

                                      CONSIDERATION OFFERED FOR       ENTERPRISE VALUE OF THE TRANSACTION
                                       EQUITY AS A MULTIPLE OF:                AS A MULTIPLE OF:
                                      --------------------------    ----------------------------------------
                                          LTM            LTM          LTM        LTM      LTM        LTM
                                      NET INCOME     BOOK VALUE     REVENUES    EBITDA    EBIT    NET ASSETS
                                      -----------    -----------    --------    ------    ----    ----------
Comparable Acquisitions Average...        9.3x           1.9x         0.8x       6.3x     6.4x       1.6x

     No company, transaction or business used in the analyses described under "Analysis of Selected Comparable Acquisitions" and "Analysis of Selected Publicly Traded Comparable Companies" is identical to U.S. Home or the transactions contemplated by the merger agreement. Accordingly, an evaluation of the results of the analyses necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that could affect the transaction or the public trading price or other values of U.S. Home or companies or businesses to which it is being compared. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable acquisition or comparable company data.

     Premium Analysis. Warburg Dillon Read LLC analyzed the premium to be paid in the merger per share of U.S. Home common stock over selected periods and compared it to the average historical transaction premium of selected similarly sized transactions which included transactions that were all stock transactions, all cash transactions and cash and stock transactions over similar time periods. For the average of the historical transactions the following premiums were noted:

     - for all stock transactions; the premium to one day prior was 22.3%, to one week prior was 25.1% and to one month prior was 31.8%;

     - for all cash transactions; the premium to one day prior was 27.4%, to one week prior was 31.7% and to one month prior was 35.9%; and

     - for cash and stock transactions; the premium to one day prior was 22.8%, to one week prior was 33.3% and to one month prior was 37.1%.

     Discounted Cash Flow Analysis. Warburg Dillon Read LLC performed a discounted cash flow analysis of U.S. Home using operating projections provided by U.S. Home's management. In performing its discounted cash flow analysis, Warburg Dillon Read LLC considered various assumptions and applied valuation parameters that it deemed appropriate. Utilizing the projections provided by management, Warburg Dillon Read LLC calculated the theoretical discounted present value per share for U.S. Home by adding together (a) the projected future stream of unlevered free cash flow through the fiscal year ending December 31, 2004 and (b) the projected continuing value of U.S. Home at the end of the fiscal year ended December 31, 2004 defined as the terminal value. The terminal value was calculated based on earnings before interest, taxes, depreciation and amortization multiples of 4.5x to 5.5x. The cash flow streams and the terminal values were then discounted to present values using a range of discount rates from 10% to 12%. By adding the present value of the cash flow streams and terminal value and subtracting the net debt at December 31, 1999, a range of implied equity values for U.S. Home was determined. Based on the analysis above, Warburg Dillon Read LLC arrived at an implied equity value per share valuation range of $14.62 to $35.45 per share.

     In addition to the above outlined analyses, Warburg Dillon Read LLC performed such other valuation analyses as it deemed appropriate in determining the fairness from a financial point of view of the consideration to be offered to the holders of shares of U.S. Home common stock in the merger.

     Warburg Dillon Read LLC is an internationally recognized investment banking firm which, as a part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. U.S. Home retained Warburg Dillon Read LLC because it is an internationally recognized investment banking firm and because of its experience in the valuation of companies. In the past, Warburg Dillon Read LLC and its predecessors have provided investment banking services to U.S. Home and Lennar and received customary compensation for the rendering of such services. In the ordinary course of business, Warburg Dillon Read LLC, its predecessors and affiliates may have traded securities of U.S. Home or Lennar for their own accounts and, accordingly, may at any time hold a long or short position in those securities.

     Terms of Warburg Dillon Read LLC's Engagement. Pursuant to the terms of an engagement letter, dated February 12, 2000, between U.S. Home and Warburg Dillon Read LLC, U.S. Home agreed to pay Warburg Dillon Read LLC a fee of $5.25 million upon consummation of a sale of U.S. Home or other similar transaction with Lennar, 25% of which became payable upon delivery by Warburg Dillon Read LLC of its fairness opinion. U.S. Home also agreed to reimburse Warburg Dillon Read LLC's reasonable expenses, including the fees and disbursements of its counsel, and to indemnify and defend Warburg Dillon Read LLC and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of the engagement.

                 THE TERMS OF LENNAR'S ACQUISITION OF U.S. HOME

                                    GENERAL

     The merger agreement provides the legal framework for Lennar's acquisition of U.S. Home through a merger of U.S. Home into a newly formed wholly-owned subsidiary of Lennar. It covers, among other things:

     - the effective time and effects of the merger;

     - what U.S. Home stockholders will receive;

     - the treatment of outstanding U.S. Home options and warrants;

     - representations and warranties as to various facts regarding the parties;

     - agreements as to what the parties must do and not do prior to the effective time of the merger;

     - conditions that must be fulfilled before each party is obligated to effect the merger; and

     - the circumstances under which the merger agreement may be terminated and the effect of termination.

     The following sections briefly summarize each of the above categories. For a more complete understanding of the contents of the merger agreement, please see the merger agreement itself, which is attached to this Joint Proxy Statement/Prospectus as Annex I and is incorporated into this document by reference.

                                 EFFECTIVE TIME

     The merger will become effective at 11:59 p.m. on the day a certificate of merger is filed with the Secretary of State of Delaware. The latest this is expected to occur is on the second business day after the day on which all the conditions to the obligations of the parties specified in the merger agreement are fulfilled, but the day may be changed by the parties. It is likely the last substantive conditions to be fulfilled will be the votes at the stockholder meetings that are the subject of this Joint Proxy Statement/ Prospectus. Therefore it is likely that the latest time at which the merger will be effective will be 11:59 p.m. on the second business day after the day on which the stockholders meetings are held. At the effective time of the merger, U.S. Home will be merged with and into a wholly-owned subsidiary of Lennar and the separate corporate existence of U.S. Home will terminate. The Lennar subsidiary will be the surviving corporation in the merger.

     After the merger, the certificate of incorporation and by-laws of the Lennar subsidiary will remain in effect, except that the name of the corporation will be changed to U.S. Home Corporation.

                               EXCHANGE OF SHARES

     As a result of the merger, each share of U.S. Home common stock that is outstanding immediately before the merger will be converted into the right to receive

     - $18 in cash, plus

     - the number of shares of Lennar common stock with a market value equal to $18 (subject to adjustment as described below), but not more than 1.27434 shares of Lennar common stock and not fewer than 0.9600 shares of Lennar common stock.

     The value of the Lennar shares a U.S. Home stockholder will receive will be greater than $18.00 if the market price of Lennar's stock is above $18.75, but under no circumstances will the basic merger consideration U.S. Home stockholders receive Lennar shares with a 20 day average last sale price above $23.00 (which would make the total merger consideration $41 per U.S. Home share). The value of the Lennar shares a U.S. Home stockholder will receive will be lower than $18.00 if the market price of

Lennar's stock is below $14.125. However, either U.S. Home or Lennar will have the right to cancel the merger agreement if the 20 day average last sale price of the Lennar shares is $11.55 or less, unless Lennar agrees to increase the shares included in the merger consideration to the number of shares having a 20 day average last sale price of $14.72 (which would make the total merger consideration $32.72 per U.S. Home share).

     The following is the value of what a U.S. Home stockholder will receive for each share of U.S. Home stock, at various market values of Lennar stock:

IF THE AVERAGE LAST SALE PRICE OF A LENNAR SHARE IS LENNAR SHARES ISSUED WITH REGARD TO EACH U.S. HOME SHARE
--------------------------------------------------- --------------------------------------------------------
More than $23.96                                    Shares with a market value of $23.00
Between $23.96 and $18.75                           .9600 shares
Between $18.75 and $14.125                          Shares with a market value of $18.00
Between $14.125 and $11.55                          1.27434 shares
$11.55 or less                                      Each of U.S. Home or Lennar has the right to terminate
                                                    the merger agreement unless Lennar agrees to increase
                                                    the number of shares to the number which has a market
                                                    value of $14.72

     With respect to the calculations under the merger agreement, the market value of a share of Lennar common stock will be the average of the last sale price of Lennar's common stock reported on the New York Stock Exchange on each of the 20 trading days ending on, and including, the last trading day before the date of the U.S. Home stockholders meeting.

     No fractional shares of Lennar common stock will be issued as merger consideration. Instead, any fractional share that would be issued will be converted into cash based upon the average last sale price of Lennar common stock described above.

     In order to receive the merger consideration, a U.S. Home stockholder will have to complete and sign a letter of transmittal and return it, together with the stockholder's U.S. Home shares, to EquiServe Trust Company, N.A., which will act as Distributing Agent with regard to the merger consideration.

         U.S. HOME STOCKHOLDER ELECTION REGARDING MERGER CONSIDERATION

     A U.S. Home stockholder may elect to receive, instead of the cash and shares of Lennar stock described above, either (a) $36 in cash, but no Lennar stock, or (b) a number of shares of Lennar common stock which is twice the number of shares the U.S. Home stockholder otherwise would receive, but no cash. However, under no circumstances may elections by U.S. Home stockholders cause
(x) the total number of shares of Lennar common stock to be issued to be more than the total number of shares Lennar would issue if no U.S. Home stockholders made any elections, or (y) more than 55% of the total value of the merger consideration for all the shares of U.S. Home common stock to be cash (assuming all U.S. Home stockholders who exercise dissenters' appraisal rights will receive $36 per share in cash). If elections would cause the number of shares to exceed that maximum number, the number of shares to be issued to U.S. Home stockholders who elect to receive the merger consideration entirely in Lennar stock will be reduced (but not below the number of shares they would have received if they had not made those elections), and they will receive cash equal to the percentage of $18 per share of U.S. Home common stock as to which they elected to receive entirely Lennar stock that the reduction in shares is of the total additional shares which would have been issued as a result of elections to receive entirely Lennar stock if there had been no reduction. Similarly, if elections would cause more than 55% of the total merger consideration to be cash, the cash which will be paid to U.S. Home stockholders who elect to receive their entire merger consideration in cash will be reduced so that 55% of the total value of the merger consideration will be cash (but not below $18 per U.S. Home share), and those stockholders will receive Lennar common stock instead of the cash they do not receive, at the rate of one share of Lennar common stock for each $18 which is not received.

     Theoretically, if the market value of Lennar common stock were $23.96 or more, a person's election to receive the entire merger consideration in Lennar common stock could increase the market value of that person's merger consideration to $46 per U.S. Home share. However, because elections to receive all Lennar common stock will not be recognized to the extent they would increase the total shares Lennar would be required to issue above the number of shares if there were no elections, elections by U.S. Home stockholders to receive all stock will be effective only to the extent other U.S. Home stockholders elect to receive entirely cash. It is unlikely that if the market value of Lennar's common stock were significantly more than $18.75 per share (and therefore U.S. Home stockholders who do not make all cash elections would receive merger consideration worth significantly more than the $36 they would receive if they made all cash elections), many, if any, U.S. Home stockholders would make all cash elections. Therefore, it is unlikely that U.S. Home stockholders will be able to use all stock elections to receive significantly greater value than they would receive if they made no elections.

     Also theoretically, if the market value of Lennar common stock were $11.55 per share, a U.S. Home stockholder's election to receive the entire merger consideration in Lennar common stock would reduce the market value of the U.S. Home stockholder's merger consideration to $29.44 per U.S. Home share. However, it is unlikely that any U.S. Home stockholder would make an all stock election if the market value of Lennar common stock were significantly below $14.125 per share (at which point the market value of the merger consideration a U.S. Home stockholder would receive by making an all stock election would be less than what the U.S. Home stockholder would receive by making no election).

     In order to make an election, a U.S. Home stockholder will have to complete an election form which will be mailed to U.S. Home stockholders no later than 30 days before the date of the special meetings. Each U.S. Home stockholder who wants to make an election will have to complete this form and return it to the distributing agent no later than one day before the special meetings.

                           STOCK OPTIONS AND WARRANTS

     Each option or warrant to purchase U.S. Home common stock which is outstanding at the effective time of the merger will become the right to receive cash equal to $36.00 minus the per share exercise price of the option or warrant times the number of shares of U.S. Home common stock issuable upon exercise of the option or warrant in full (irrespective of vesting provisions).

                         REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties of the parties. They are similar as to Lennar, on the one hand, and U.S. Home, on the other hand, except to the extent they relate to specific elements of the transaction that apply to only one or the other of them. The representations and warranties are designed to provide a snapshot of the companies as they existed at the time the merger agreement was signed and will exist at the time of the merger. They will not be a basis for claims after the merger takes place. The representations and warranties include the following:

     - confirmation that each company has the corporate power to conduct its business and is in good standing in its state of incorporation;

     - confirmation of the authorized and issued capital stock of each company;

     - confirmation that each company has all licenses and permits which are material to it and has complied in all material respects with applicable laws;

     - confirmation that reports filed with the Securities and Exchange Commission, including the financial statements in them, were complete and accurate and, as to the financial statements, in accordance with generally accepted accounting principles -- because these reports contain detailed descriptions of the companies, they are, in effect, representations and warranties as to the nature of the businesses of Lennar and U.S. Home and as to the material facts relating to those businesses;

     - confirmation that each company has been conducting its business in the ordinary course consistent with past practice;

     - confirmation that each company has filed all tax returns in a timely manner and has paid all taxes when they were due; and

     - confirmation that each company has complied in all material respects with applicable environmental laws.

     Other representations and warranties involve the authority of the parties to enter into the merger agreement, the enforceability of the agreement, Lennar's and U.S. Home's board of directors' approvals and recommendations to stockholders and other representations and warranties typically in agreements of this type.

     Lennar represented and warranted that it has, or has access under existing credit lines to, sufficient funds to pay the cash portion of the merger consideration. It also presented a letter from Deutsche Bank Securities, Inc. and Bank One Capital Markets regarding financing of the cash which will be required to refinance U.S. Home's existing debt and for related fees and expenses.

     RESTRICTIONS ON ACTIVITIES OF U.S. HOME AND LENNAR PENDING THE MERGER

     The merger agreement contains restrictions on the conduct of the business of each of Lennar and U.S. Home pending the merger. They are designed to prevent major changes in either of the companies until the merger takes place (except to the extent the other company consents to the changes). In general, the merger agreement provides that Lennar and U.S. Home and each of their respective subsidiaries will, except as consented to by the other of them:

     - operate its business in the ordinary course and in a manner consistent with the way it was being operated on the date of the merger agreement;

     - take all reasonable steps to maintain the goodwill of its business and the continued employment of its executive officers and other employees and to maintain good relationships with its vendors, suppliers, contractors and others;

     - maintain its assets in good repair and condition;

     - maintain its books and records in the usual manner, in accordance with generally accepted accounting principles;

     - comply in all material respects with all applicable laws and regulations;

     - not make any borrowings other than borrowings in the ordinary course of business under existing working capital lines (U.S. Home only);

     - not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in the ordinary course of business (U.S. Home only);

     - not redeem or purchase any of its stock or declare or pay any dividends (other than, in the case of Lennar, regular quarterly dividends) or make any other distributions to its stockholders;

     - not make any loans or advances (other than advances for travel and normal business expenses) to stockholders, officers, directors or employees (U.S. Home only);

     - not purchase, sell or otherwise dispose of or encumber any property or assets, except in the ordinary course of business;

     - not enter into or amend any employment, severance or similar agreements or arrangements, or increase the salaries of any employees, other than through normal annual increases (U.S. Home only);

     - not adopt, become an employer with respect to, or amend any employee compensation, employee benefit or post-employment benefit plan (U.S. Home only);

     - not amend its certificate of incorporation or by-laws;

     - not issue or sell any of its stock (except upon exercise of options which were outstanding, or in accordance with the U.S. Home stock purchase plan or Lennar's stock option plans, as applicable, which were in effect, on the date of the merger agreement) or securities convertible into shares of its stock, and not split, combine or reclassify its stock; and

     - not knowingly take any action that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code.

     The merger agreement also prohibits Lennar from purchasing shares of U.S. Home common stock that would cause Lennar and its affiliates to own more than 5% of U.S. Home's common stock.

                            FACILITATING THE MERGER

     The merger agreement requires Lennar and U.S. Home to take various steps to facilitate completion of the merger, including:

     - obtaining necessary consents;

     - making necessary filings (including filings, if required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976);

     - affording the other party access to information; and

     - using its best efforts to cause the conditions to the other party's obligations to be fulfilled.

                            CONDITIONS TO THE MERGER

     The parties' obligations to carry out the merger are subject to the satisfaction of various conditions. These conditions are:

With regard to each party:

     - the approvals of Lennar's and U.S. Home's stockholders;

     - the accuracy of the other party's representation and warranties;

     - the fulfillment of the other party's obligations;

     - the absence of governmental action that prohibits the merger;

     - nothing having occurred which had or is likely to have a material adverse effect on the business or assets of the other party;

     - any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired;

     - authorization from the New York Stock Exchange to list the shares of Lennar common stock issuable to U.S. Home stockholders in the merger;

     - effectiveness of the registration statement of which this Joint Proxy Statement/Prospectus is a part; and

     - the market value of Lennar's common stock exceeding $11.55 per share, except that this will not be a condition to U.S. Home's obligations if Lennar agrees to issue shares with a market value of $14.72 with regard to each U.S. Home share.

With regard to U.S. Home:

     - the receipt of an opinion from Kaye, Scholer, Fierman, Hays & Handler, LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Lennar, its subsidiary and U.S. Home will be parties to that reorganization;

     - U.S. Home shares as to which dissenters' rights are exercised not exceeding 4% of U.S. Home's outstanding stock, unless, even if all stockholders who exercise dissenters' appraisal rights receive $36 per share in cash, the total cash paid to all U.S. Home stockholders will not exceed 55% of the total merger consideration;

     - Warburg, Pincus Investors, L.P. having consented to the merger; and

     - Robert Strudler, Isaac Heimbinder, and two other designees of U.S. Home having been elected to Lennar's board of directors, effective immediately after consummation of the merger.

Either Lennar or U.S. Home may waive any of the conditions to its obligations.

       PROVISIONS RELATING TO TRANSACTIONS WITH PERSONS OTHER THAN LENNAR

     Neither U.S. Home nor anyone acting on its behalf may solicit, encourage or enter into discussions or negotiations with regard to, an acquisition proposal from anyone other than Lennar, except that U.S. Home may furnish information to, and enter into discussions or negotiations with, a person who makes an unsolicited proposal if U.S. Home's board determines in good faith, after consultation with a nationally recognized financial advisor, that the person is financially able to complete the transaction it has proposed and if completed, that transaction would be more favorable to U.S. Home and its stockholders than the merger. U.S. Home will have to notify Lennar (a) when U.S. Home receives an acquisition proposal, and (b) of any determination to furnish information to, or engage in discussions or negotiations with, the person who makes the proposal. U.S. Home also must keep Lennar informed of the progress of any discussions or negotiations with anyone who makes a possible acquisition proposal.

     If U.S. Home receives an acquisition proposal, or someone commences a tender offer or an exchange offer, which U.S. Home's board determines, within 15 business days after U.S. Home receives the proposal or the tender offer or exchange offer is commenced, constitutes a superior proposal, U.S. Home may terminate the merger agreement if (a) it notifies Lennar of the superior proposal, including the value of the consideration the U.S. Home stockholders would receive as a result of the superior proposal, and tells Lennar that unless within five business days Lennar increases the merger consideration to an amount at least equal to the value of what the U.S. Home stockholders would receive as a result of the superior proposal, the merger agreement will terminate, (b) Lennar does not increase the merger consideration to that amount within the five business day period, and (c) U.S. Home pays Lennar $19 million and reimburses, or agrees to reimburse, Lennar's expenses in connection with the transactions which are the subject of the merger agreement up to $6 million. If U.S. Home notifies Lennar that it will terminate the merger agreement unless Lennar increases the merger consideration within five business days, U.S. Home may not withdraw that notice without Lennar's consent.

     A superior proposal is defined in the merger agreement as an acquisition proposal, tender offer or exchange offer which (a) would result in U.S. Home's stockholders receiving consideration which is greater than the merger consideration, (b) is not subject to the outcome of due diligence or other investigation, (c) is not subject to a financing contingency and is from a person which the U.S. Home board determines in good faith, after consultation with its independent financial advisor, has the financial resources to carry out the transaction and (d) U.S. Home's board determines in good faith after consultation with its independent financial advisor to be more favorable to U.S. Home's stockholders than the merger.

     U.S. Home has agreed to recommend that its stockholders vote in favor of the merger unless its board of directors determines in good faith, after consultation with its counsel about the nature of its fiduciary obligations, that it is required by its fiduciary duties to state that it no longer recommends that stockholders vote in favor of the merger.

     Lennar also will be entitled to a payment of $19 million and reimbursement of its expenses up to $6 million if (a) the U.S. Home board withdraws its recommendation of the merger and the merger is not approved at the U.S. Home stockholders meeting or (b) Lennar terminates the merger agreement because U.S. Home has materially violated its obligations under the merger agreement and within 12 months there is a transaction which results in the U.S. Home stockholders immediately before the transaction owning less than 50% of the equity or voting power of the entity which results from the transaction.

     If the U.S. Home board does not withdraw its recommendation that its stockholders approve the merger, but nonetheless the U.S. Home stockholders do not approve the merger, U.S. Home will have to reimburse Lennar for its expenses, up to $6 million.

                      TERMINATION OF THE MERGER AGREEMENT

     The parties may terminate the merger agreement by mutual written consent, even after the stockholders have approved it. The merger agreement also may be terminated:

     -- BY EITHER U.S. HOME OR LENNAR IF:

        - the other party's representations and warranties were not complete and accurate in all material respects (or, in certain circumstances, all respects) when they were made;

        - any of the conditions to its obligation to complete the merger is not fulfilled;

        - the other party breaches in a material respect any covenant or agreement contained in the agreement and does not cure that breach within 10 business days after notice from the other party (or by the effective time of the merger, if earlier);

        - without fault of the terminating party, the merger is not completed by August 31, 2000;

        - a court or other governmental authority enjoins or otherwise prohibits the merger; or

        - the terminating party's stockholders do not approve the merger.

     -- BY LENNAR if U.S. Home's board of directors withdraws or changes its recommendation that its stockholders vote to adopt the merger agreement and approve the merger, or U.S. Home's board of directors authorizes or recommends a different transaction to its stockholders; or

     -- BY U.S. HOME in order to accept what its board determines to be a superior proposal, as described under the caption "Provisions Relating to Transactions with Persons Other Than Lennar."

                                   AMENDMENTS

     The merger agreement may be amended by an agreement in writing signed by both Lennar and U.S. Home.

                           COMPENSATION AND BENEFITS

     Lennar has agreed to consult with the senior executives of U.S. Home prior to the effective time of the merger to develop employee benefit plans that will provide U.S. Home's employees with benefits substantially as great as those they are currently receiving under U.S. Home's employee benefit plans and to maintain those plans for at least one year following the consummation of the merger.

     In addition, Lennar has agreed to discuss with the senior executives of U.S. Home, prior to the effective time of the merger, a program under which employees of U.S. Home who have options to purchase U.S. Home common stock with an exercise price above the merger consideration, and therefore will not receive payments when their options are cancelled in the merger, will be granted options to purchase Lennar common stock.

              INDEMNIFICATION OF U.S. HOME DIRECTORS AND OFFICERS

     Lennar will indemnify anyone who was a director, officer or employee of U.S. Home or any of its subsidiaries, to the fullest extent permitted by law, against liabilities and expenses relating to acts or omissions in those capacities before the effective time of the merger, to the same extent provided in U.S. Home's certificate of incorporation or by-laws, or any indemnification agreements, in effect at the date of the merger agreement.

     Lennar also must require the corporation which results from the merger to keep U.S. Home's directors and officers liability insurance policies in effect for six years after that effective time, or if the premiums for that insurance would exceed three times the premiums currently being paid by U.S. Home, to provide the maximum coverage which can be obtained for three times the current premiums.

     Lennar will be required to pay all reasonable expenses, including attorney's fees, incurred by an indemnified person to enforce the indemnity obligations of Lennar and the surviving corporation.

                          DISSENTERS' APPRAISAL RIGHTS

     Except as described below, a holder of record of U.S. Home common stock may elect to exercise appraisal rights under Section 262 of the Delaware General Corporation Law. To do so, the U.S. Home stockholder must deliver a written demand for appraisal of the stockholder's shares to U.S. Home prior to the vote on the merger. The written demand must identify the stockholder of record and state the stockholder's intention to demand appraisal of his shares. All demands should be delivered to U.S. Home Corporation, Attention: Corporate Secretary.

     Only a person who is the holder of record of shares of U.S. Home common stock on the date the person makes a written demand for appraisal and who continuously holds those shares through the effective time of the merger may seek appraisal. The demand for appraisal must be executed by the holder of record or by an agent acting on the holder's behalf. If U.S. Home common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if U.S. Home common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. If a demand for appraisal is executed by an agent for the holder of record, the agent must identify the record owner and expressly disclose in the demand that the agent is acting as agent for the record owner.

     A record holder such as a broker who holds shares of U.S. Home common stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares held for them. In that case, the written demand for appraisal should set forth the number of shares of U.S. Home common stock to which it relates. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of U.S. Home common stock held in the name of the record owner.

     BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO WANT TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS FOR EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE U.S. HOME SPECIAL MEETING OF STOCKHOLDERS.

     Within 10 days after the effective time of the merger, the surviving corporation is required to send notice of the effectiveness of the merger to each stockholder who prior to the effective time of the merger complies with the requirements of Section 262.

     Within 120 days after the effective time of the merger, the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Lennar common stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving corporation. If no petition is filed by either the surviving corporation or a dissenting stockholder within the 120-day period, the dissenting stockholders' right to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that it will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation, and has no present intention, to do so. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE A PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDERS' RIGHTS TO AN APPRAISAL TO CEASE.

     Within 120 days after the effective time of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of U.S. Home common stock not voted in favor of the merger with respect to which demands for appraisal have been received by U.S. Home and the number of holders of those shares. The statement must be mailed within 10 days after the written request has been received by the surviving corporation or within 10 days after expiration of the time for delivery of demands for appraisal under subsection (d) of Section 262, whichever is later.

     If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of U.S. Home common stock owned by those stockholders, determining the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid, upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Supreme Court also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value as determined under Section 262. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties, as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) be charged proportionately against the value of all shares of U.S. Home common stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any stockholder who has fully demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to receive payment of dividends or other distributions on the U.S. Home common stock, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

     A stockholder may withdraw a demand for appraisal and accept the merger consideration at any time within 60 days after the effective time of the merger, or thereafter may withdraw such a demand with the written approval of the surviving corporation. If an appraisal proceeding is properly instituted, the proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after the effective time of the merger, a holder of U.S. Home common stock who had demanded appraisal for the holder's shares fails to perfect or loses his right to appraisal, those shares will be treated under the merger agreement as if they had been converted as of the effective time of the merger into the merger consideration.

     IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY U.S. HOME STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT A LAWYER.

                                VOTING AGREEMENT

     In order to induce U.S. Home to enter into the merger agreement, Leonard Miller, his family partnership and Stuart Miller agreed in a voting agreement to vote all the Lennar class B common stock and Lennar common stock they own in favor of the merger and the other transactions contemplated by the merger agreement and against any change in Lennar's board of directors, changes in Lennar's capital structure or amendments to Lennar's certificate of incorporation or bylaws and any other proposal or transaction which would impede or prevent or would reasonably be likely to result in any of the conditions to Lennar's obligations under the merger agreement not being fulfilled or the transactions contemplated by the merger agreement to be impeded.

     In addition, Leonard Miller, Stuart Miller and the partnership agreed:

     - not to sell or otherwise transfer their Lennar shares until the effective time of the merger;

     - not to enter into any voting arrangement prior to the effective time of the merger, other than for the purpose of voting as required by the voting agreement;

     - to vote all Lennar equity securities they own, and take any other necessary actions, to cause Lennar's board of directors to be increased by four members and to elect Robert J. Strudler, Isaac Heimbinder and two other designees of U.S. Home to the vacancies created by that increase, effective upon completion of the merger; and

     - not to purchase shares of U.S. Home common stock prior to the merger if the purchase would result in Leonard Miller, his family partnership, Stuart Miller, Lennar and Lennar's subsidiaries owning in the aggregate more than 5% of U.S. Home's outstanding common stock.

     Leonard Miller, through the partnership, owns approximately 99.7% of the outstanding Lennar class B common stock, and is entitled to approximately 72% of the votes that may be cast with regard to the merger. Therefore, if there is a quorum at applicable stockholder meetings, their compliance with the voting agreement will ensure that all the stockholder actions to which it relates will be approved by Lennar's stockholders.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Lennar board of directors and the U.S. Home board of directors with respect to the merger, stockholders should be aware that certain directors and executive officers of Lennar and U.S. Home may have interests in the merger different from the interests of the other stockholders including the following:

CHANGE IN CONTROL PROVISIONS

     Robert J. Strudler entered into an Employment and Consulting Agreement with U.S. Home on May 12, 1986, which was amended and restated as of February 9, 1999. Isaac Heimbinder entered into a similar Employment and Consulting Agreement with U.S. Home on the same date, which was amended and restated as of February 9, 1999. Each of the employment agreements was subsequently amended as of February 9, 2000. Under those employment agreements, if a control change (which the merger would be) is followed within two years by a material change, either or both of Messrs. Strudler and Heimbinder may terminate his employment and receive the payments referred to below.

     Under the employment agreements, a material change occurs as to Mr. Strudler or Mr. Heimbinder if, among other things:

     - his employment is terminated without cause;

     - his functions, duties or responsibilities are adversely changed;

     - his base salary is reduced; or

     - he is assigned to a place of employment which is more than ten miles from his present place of employment and which is not the corporate headquarters of U.S. Home.

     The payments to which Messrs. Strudler or Heimbinder will become entitled if a material change occurs are as follows:

     - the balance of the base salary which he would have been paid during the remaining months of his employment term, but not less than thirty-six months;

     - an amount equal to the bonuses he earned, including any amounts deferred pursuant to agreement with U.S. Home, during the most recently completed three calendar years;

     - an amount equal to the actuarial present value of the retirement benefits to which he was entitled under the employment agreement, or, at his option, payment of the retirement benefits in monthly installments in accordance with the employment agreement; and

     - an amount equal to any consulting fee payable under the employment agreements.

     In addition, if a control change occurs, each of Mr. Strudler and Mr. Heimbinder may terminate his employment even if a material change has not occurred, but, in such case, he will not be entitled to all of the payments referred to above. However, he will immediately begin to serve as a consultant to U.S. Home at annual compensation equal to $153,280 for Mr. Strudler and $143,390 for Mr. Heimbinder (assuming a termination occurred in 1999), subject to cost of living increases, for five years, and he will be entitled to payment of retirement and other benefits as provided in his employment agreement.

     Under the February 9, 2000 amendments to the employment agreements, each of Messrs. Strudler and Heimbinder is entitled to a tax "gross-up" in the event that payments received by him due to a control change followed by a material change (together with amounts payable in connection with any other arrangements maintained by U.S. Home) are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In that event, U.S. Home will pay to Mr. Strudler or Mr. Heimbinder, as applicable, an additional lump sum cash amount such that the net amount retained by him after deduction of the excise tax and the tax and excise tax payable with respect to the gross up payment will place him in the same net position he would have been in if no excise tax were payable.

     Messrs. Strudler and Heimbinder will agree to terminate their employment agreements at the effective time of the merger, except to the extent that certain provisions, including, without limitation, those relating to retirement benefits, will survive pursuant to their employment agreements with Lennar.

     Each of the directors and officers of U.S. Home currently holds options to acquire shares of U.S. Home common stock. Each such person may exercise at least portions of those options prior to the merger, which will entitle them to receive the merger consideration in respect of those shares. Options which are not exercised prior to the consummation of the merger will entitle the holder to receive in the merger cash per option share of $36 minus the option exercise price.

     One of the outside directors of U.S. Home is a participant in U.S. Home's Retirement Plan for Non-Employee Directors. Under that retirement plan, the present value of that director's retirement benefits will be paid in cash upon the merger in lieu of being paid upon retirement.

LENNAR EMPLOYMENT AGREEMENTS

     Lennar entered into three year employment agreements with each of Messrs. Strudler and Heimbinder which will become effective at the effective time of the merger. Under these agreements, Mr. Strudler will become the Co-Chief Operating Officer of Lennar and Vice-Chairman of its board of directors, and Mr. Heimbinder will become the Executive Vice President of E-Commerce Initiatives of Lennar and a member of its board of directors. In addition, Mr. Heimbinder will become the Chief Executive Officer and the Chairman of the board of directors of Strategic Technologies, Inc., an indirect subsidiary of Lennar. Each of Messrs. Strudler and Heimbinder will receive a cash payment of $10,000,000 at the effective time of the merger. The annual base salary payable to each of Messrs. Strudler and Heimbinder will be at least $800,000 per year, and they each will be entitled to receive a cash bonus of $1,200,000 for calendar year 2000 and bonuses of at least $1,000,000 for calendar years 2001 and 2002. At the effective time of the merger, each of Messrs. Strudler and Heimbinder will be granted an option, which vests over three years, to purchase 100,000 shares of Lennar common stock at the closing price per share on that date. Under the employment agreements, Lennar agreed to maintain the retirement benefits for which Messrs. Strudler and Heimbinder were eligible under their employment agreements with U.S. Home prior to the merger (which benefits will be payable in whole or in part from an existing trust fund). In addition, Messrs. Strudler and Heimbinder will be eligible to participate in Lennar's employee benefit plans in which Lennar's senior executive officers participate, including medical plans.

     If Lennar terminates the employment of either Mr. Strudler or Mr. Heimbinder during the term of his agreement (and, in the case of Mr. Heimbinder, if he terminates his employment voluntarily), he will be entitled to receive:

     - the amount of the base salary that has accrued but not been paid up to the date of termination;

     - unless the termination is for cause (or, in the case of Mr. Strudler, other than for good reason), a pro rata portion of the bonus payable for the year of termination; and

     - a lump sum in cash for all accrued but unpaid vacation days.

     If Lennar terminates either employment agreement without cause, or if Mr. Strudler or Mr. Heimbinder terminates his employment with Lennar for good reason, Mr. Strudler or Mr. Heimbinder, as the case may be, will be entitled to
(a) receive a lump sum payment equal to the sum of his highest monthly base salary and one-twelfth of the bonus paid in the preceding calendar year multiplied by the number of months remaining in the employment term, and (b) have the options granted to him under the employment agreement become immediately exercisable.

     The employment agreements also provide that Messrs. Strudler and Heimbinder will each be entitled to receive an amount equal to his respective base salary and bonus he would have received during the remainder of the employment term if his employment is terminated for any reason other than death, disability or cause prior to the first anniversary of a change in control of Lennar.

     In addition, the employment agreements provide for a "gross-up" payment to Messrs. Strudler and/or Heimbinder if any amount received by him is subject to excise tax under Section 4999 of the Internal Revenue Code.

     The Lennar and U.S. Home boards of directors were aware of the interests described above when they approved the transaction between Lennar and U.S. Home.

                        ANTICIPATED ACCOUNTING TREATMENT

     The merger will be treated as a purchase for financial accounting purposes.

                        NEW YORK STOCK EXCHANGE LISTING

     Both the Lennar common stock and the U.S. Home common stock are listed on the New York Stock Exchange. As a result of the merger, U.S. Home will be delisted from the New York Stock Exchange and will no longer have an active trading market. It is expected, and is a condition to the consummation of the merger, that Lennar's common stock that will be issued to U.S. Home stockholders in the merger will be listed on the New York Stock Exchange.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the merger. The merger will be accounted for as a purchase of U.S. Home by Lennar. The unaudited pro forma combined condensed financial statements reflect the operations of Lennar and U.S. Home for the years ended November 30, 1999 and December 31, 1999, respectively. The unaudited pro forma combined condensed balance sheet assumes the merger occurred on the date of the balance sheet. The unaudited pro forma combined condensed statement of earnings assumes the merger occurred at the beginning of the periods presented.

     The historical financial information about Lennar for the year ended November 30, 1999 and the historical financial information about U.S. Home for the year ended December 31, 1999 has been derived from the Lennar and U.S. Home audited financial statements which are incorporated into this Joint Proxy Statement/Prospectus by reference. The unaudited pro forma combined condensed financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements of Lennar and U.S. Home, which are incorporated into this Joint Proxy Statement/Prospectus by reference.

     The unaudited pro forma combined condensed financial statements have been included for comparative purposes only. As further discussed in the accompanying notes, the unaudited pro forma combined condensed financial statements do not purport to show what the financial position or operating results would have been if the merger had been consummated as of the dates indicated and should not be construed as representative of future financial position or operating results.

               PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                                  (UNAUDITED)
                  YEAR ENDED NOVEMBER 30, / DECEMBER 31, 1999

                                                             HISTORICAL
                                              HISTORICAL      U.S. HOME     ACQUISITION     PRO FORMA
                                                LENNAR       CORPORATION    ADJUSTMENTS     COMBINED
                                              CORPORATION        (1)            (2)        CORPORATION
                                              -----------    -----------    -----------    -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Homebuilding..............................  $2,849,207      1,788,750            --       4,637,957
  Financial services........................     269,307         38,469            --         307,776
                                              ----------      ---------       -------       ---------
          Total revenues....................   3,118,514      1,827,219            --       4,945,733
                                              ----------      ---------       -------       ---------
Costs and expenses:
  Homebuilding..............................   2,508,404      1,629,398            --       4,137,802
  Financial services........................     238,211         22,297            --         260,508
  Corporate general and administrative......      37,563         14,202         1,356(3)       53,121
  Interest..................................      48,859         45,490         6,690(3)      101,039
                                              ----------      ---------       -------       ---------
          Total costs and expenses..........   2,833,037      1,711,387         8,046       4,552,470
                                              ----------      ---------       -------       ---------
Earnings before income taxes................     285,477        115,832        (8,046)        393,263
Provision for income taxes..................     112,763         43,437        (2,609)(3)     153,591
                                              ----------      ---------       -------       ---------
Net earnings................................  $  172,714         72,395        (5,437)        239,672
                                              ==========      =========       =======       =========
Earnings per share:
  Basic.....................................  $     2.97           5.41                          3.29
  Diluted...................................  $     2.74           5.30                          3.08
Weighted average shares outstanding:
  Basic.....................................      58,246         13,379                        72,796(4)(5)
  Diluted...................................      65,035         13,669                        79,585(4)(5)

---------------
(1) Amounts have been reclassified to conform to Lennar Corporation's historical presentation.

(2) As of November 30, 1999, the Acquisition Adjustments in the Pro Forma Combined Condensed Balance Sheet reflect an increase in certain of the inventories of U.S. Home Corporation (primarily homes in backlog) of approximately $22 million. The effects of this preliminary purchase adjustment are not included in the Acquisition Adjustments to the Statement of Earnings above. It will increase cost of sales and decrease gross margin by approximately $22 million and will decrease net earnings by approximately $13 million ($0.17 per share diluted) in the first three to six months after the acquisition is completed.

(3) Represents preliminary purchase adjustments for the amortization of the estimated excess of purchase price over the net assets acquired over a 20 year period (included in corporate general and administrative expenses), and the effect of the additional financing to complete the acquisition (included in interest expense) and its related tax effect (at 39%), as if the acquisition had occurred on December 1, 1998. Actual purchase adjustments will be based on the assets and liabilities of U.S. Home Corporation at the time of the consummation of the acquisition in accordance with Accounting Principles Board Opinion No. 16 ("APB 16"). In addition, the historical net assets of U.S. Home Corporation will increase by the amount of its net earnings from January 1, 2000 through the time of the consummation of the acquisition.

(4) The pro forma weighted average shares represent the weighted average shares for Lennar Corporation plus the estimated shares to be issued (approximately 14,550,000 shares) to U.S. Home Corporation stockholders to complete the acquisition. The actual number of Lennar Corporation shares to be issued is subject to adjustment as discussed in the section of this Joint Proxy Statement/Prospectus captioned "Summary-The Merger Consideration" on page .

(5) From October 1999 through February 2000, Lennar Corporation repurchased approximately 9,700,000 shares of its outstanding common stock for an average price of slightly more than $16 per share. The Pro Forma Combined Condensed Financial Statements do not reflect the repurchase of the portion of those shares (approximately 9,300,000 shares) which occurred after November 30, 1999.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                        NOVEMBER 30, / DECEMBER 31, 1999

                                                            HISTORICAL
                                             HISTORICAL      U.S. HOME     ACQUISITION      PRO FORMA
                                               LENNAR       CORPORATION    ADJUSTMENTS      COMBINED
                                             CORPORATION        (1)            (2)         CORPORATION
                                             -----------    -----------    -----------     -----------
                                                                  (IN THOUSANDS)
ASSETS
Homebuilding:
  Cash and cash equivalents................  $   83,256         20,204            --          103,460
  Receivables, net.........................      11,162         12,969            --           24,131
  Inventories
     Construction in progress and model
       homes...............................   1,234,213      1,299,051       (93,415)(3)    2,439,849
     Land held for development.............      40,338          7,052            --           47,390
                                             ----------     ----------      --------       ----------
          Total inventories................   1,274,551      1,306,103       (93,415)       2,487,239
  Investments in partnerships..............     173,310         41,516            --          214,826
  Other assets.............................      97,826        113,845        55,374(4)       267,045
                                             ----------     ----------      --------       ----------
                                              1,640,105      1,494,637       (38,041)       3,096,701
Financial services assets..................     417,542        108,003            --          525,545
                                             ----------     ----------      --------       ----------
                                             $2,057,647      1,602,640       (38,041)       3,622,246
                                             ==========     ==========      ========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Homebuilding:
  Accounts payable and other liabilities...  $  333,532        277,740         9,450(5)       620,722
  Mortgage notes and other debts payable,
     net...................................     523,661        650,089       291,954(6)     1,465,704
                                             ----------     ----------      --------       ----------
                                                857,193        927,829       301,404        2,086,426
Financial services liabilities.............     318,955         96,162            --          415,117
                                             ----------     ----------      --------       ----------
                                              1,176,148      1,023,991       301,404        2,501,543
Stockholders' equity.......................     881,499        578,649      (339,445)(7)    1,120,703
                                             ----------     ----------      --------       ----------
                                             $2,057,647      1,602,640       (38,041)       3,622,246
                                             ==========     ==========      ========       ==========

---------------
(1) Amounts have been reclassified to conform to Lennar Corporation's historical presentation.

(2) Represents preliminary purchase adjustments to reflect the assets and liabilities of U.S. Home Corporation as if the acquisition had occurred on November 30, 1999. Actual purchase adjustments will be based on the assets and liabilities of U.S. Home Corporation at the time of the consummation of the acquisition in accordance with Accounting Principles Board Opinion No. 16 ("APB 16"). In addition, the historical net assets of U.S. Home Corporation will increase by the amount of its net earnings from January 1, 2000 through the time of the consummation of the acquisition.

(3) To adjust inventories of U.S. Home Corporation in accordance with APB 16. This preliminary purchase adjustment primarily results from certain long-term land holdings of U.S. Home Corporation that have estimated rates of return that are below market, based upon Lennar's historical practices for determining market returns. However, the land holdings are estimated to be profitable even at their historical carrying values over the lives of the projects. Therefore, no adjustment to their carrying values are required under generally accepted accounting principles in the historical financial statements of U.S. Home Corporation.

(4) To write-off certain assets of U.S. Home Corporation in the amount of $19,336,000 that will have no continuing economic benefit (primarily goodwill and deferred loan costs); to record the estimated purchase price in excess of net assets acquired of $27,112,000; and to record the deferred tax effect of $47,598,000 related to the preliminary purchase adjustments. The estimated purchase price in excess of net assets acquired was calculated as follows:

      ESTIMATED PURCHASE PRICE:
      Lennar Corporation shares issued........................  $  239,204,000
      Cash paid...............................................     239,204,000
                                                                --------------
      Total estimated purchase price..........................                    $478,408,000
      Estimated assets acquired (in accordance with APB 16)...  $1,537,487,000
      Estimated liabilities acquired (in accordance with APB
        16)...................................................   1,086,191,000
                                                                --------------
      Estimated net assets acquired...........................                    $451,296,000
                                                                                  ------------
      Estimated excess of purchase price over net assets
        acquired..............................................                    $ 27,112,000
                                                                                  ============

     Certain merger related costs may be payable in the future if certain events occur. Such amounts are not significant and are not included in the estimated amounts above.

(5) To record an estimate of costs of $4,750,000 to conform management information systems and to record other transaction related liabilities of $4,700,000.

(6) To record $286,715,000 of additional financing at an interest rate of approximately 8% to complete the acquisition (including certain acquisition related costs) and to adjust U.S. Home Corporation's senior notes and senior subordinated notes by $5,239,000 in accordance with APB 16.

(7) To record the estimated value of the Lennar Corporation common stock consideration to be given to purchase U.S. Home Corporation (approximately 14,550,000 shares at an estimated market price of $16.44 per share), minus the historical equity of U.S. Home Corporation of $578,649,000. The actual number of Lennar Corporation shares to be issued is subject to adjustment as discussed in the section of this Joint Proxy Statement/Prospectus captioned "Summary-The Merger Consideration" on page 1.

                               BUSINESS OF LENNAR

                                    GENERAL

     We are one of the nation's largest homebuilders. We have been selling and building single family homes to first-time, first-time move-up, second-time move-up and active adult for over 40 years. We currently operate in Florida, California, Texas, Arizona and Nevada. According to data from the Bureau of the Census, these states accounted for approximately 33% of residential building permits issued in the U.S. during 1999.

     Our revenues from homebuilding operations increased to $2.8 billion in fiscal 1999 from $666 million in fiscal 1995, which represents a compound annual growth rate of 44%. Over the same period, our earnings before interest and taxes, referred to as "EBIT," grew to $334 million from $135 million, a compound annual growth rate of 26%. We delivered 12,589 homes in fiscal 1999 compared with 10,777 homes in fiscal 1998 and 4,680 homes in fiscal 1995. At November 30, 1999, the dollar value of our backlog of homes under contract totaled $652 million (2,891 homes), compared with $840 million (4,100 homes) at November 30, 1998.

     Our financial services subsidiaries provide mortgage financing, title insurance and closing services to people who buy our homes and others. These subsidiaries also package and resell mortgage loans, perform mortgage loan servicing activities and provide cable television and alarm monitoring services to residents of our communities and others. Our subsidiaries sell their loans in the secondary mortgage market, but usually retain the servicing rights. In fiscal 1999, we originated $2.2 billion of mortgage loans compared with $1.0 billion in the prior year. Approximately 51% of the loans we originated in fiscal 1999 were to persons buying our homes compared with 77% in fiscal 1998.

                               BUSINESS STRATEGY

     We use a number of strategies to grow our business. They include the following:

ACQUIRE LAND AT ADVANTAGEOUS PRICES

     Throughout our history, we have acquired land at what we believed to be favorable prices and benefited from appreciation in its value before we incorporated it into finished homes. We have done this by (a) acquiring land in areas which are in early stages of becoming homebuilding growth markets, or which we believe will shortly begin to emerge as growth markets, (b) entering major growth markets when they are recovering from homebuilding slowdowns and
(c) actively acquiring land during low points in the real estate cycle. We employed this strategy in Florida and Arizona during the 1970's and 1980's, and we have employed it in making major acquisitions in Texas and California during the past several years. Appreciation in the price of land between the time we acquire it and the time we build homes on it increases our gross profit margins and often gives us an advantage over competing homebuilders.

     Our recent expansion into California typifies our approach toward entering new markets. We entered California in 1995 by acquiring Bramalea California, Inc. which gave us a land position of 3,000 homesites. At that time, the California housing market was beginning to emerge from a slowdown that had begun in 1989. During 1996 and 1997, we increased our California position by acquiring other homebuilders and attractive land parcels. In October 1997, we acquired Pacific Greystone Corporation, a leading homebuilder in both Northern and Southern California, with operations also in Arizona and Nevada. The Pacific Greystone acquisition substantially increased our California inventory and brought us the management structure we needed to conduct a major homebuilding operation in California and elsewhere in the West. Since the Pacific Greystone transaction, we have acquired the properties of three more companies: Winncrest Homes, ColRich Communities and Polygon Communities. These acquisitions gave us new opportunities in the recovering Inland Empire area of California, and strengthened our positions in Orange County, California, and in the Sacramento and San Diego areas of California. In total, the three acquisitions provided us approximately 6,000 owned homesites, 7,600 controlled homesites and a $170 million backlog of home sales contracts, and at November 30, 1999, we had approximately 32,000 owned and controlled homesites in California. As a result of our expansion strategy, we believe we currently are one of the best-positioned builders in California.

     We do not use all the land we acquire in our homebuilding operations. We often reduce our inventory by selling parcels to other developers to help achieve a higher return on our investment.

GROW THROUGH ACQUISITIONS

     We have frequently acquired companies or their assets to expand our homebuilding and financial services activities. This has included acquiring homebuilding companies in order to obtain their inventories and homebuilding operations. We did that with the acquisition of H. Miller & Sons in 1984, Development Corporation of America in 1986, Bramalea California, Inc. in 1995, Village Builders, Friendswood Development Company, Renaissance Homes and Regency Title in 1996, Pacific Greystone Corporation in 1997, North American Title, Winncrest Homes, ColRich Communities and Polygon Communities in 1998, and Eagle Home Mortgage Company and Southwest Land Title Company in 1999.

     Our acquisition of U.S. Home would be another significant use of an acquisition to expand our homebuilding and mortgage finance activities.

FOCUS ON FASTEST GROWING HOME MARKETS

     From our origin in South Florida to our expansion into Arizona, Texas, California and Nevada, we have concentrated on the Sun Belt States. Demand for new homes has been substantially greater in those states than in most other areas of the country. The five states in which we currently operate collectively accounted for approximately 33% of all residential building permits issued in the United States in 1999.

     The acquisition of U.S. Home will bring us into states that accounted for an additional 24% of residential building permits issued in 1999, as well as bringing us into new areas of states in which we already build homes.

GENERATE EARNINGS FROM FINANCIAL SERVICES SUBSIDIARIES

     Our financial services subsidiaries generate significant earnings by originating and servicing mortgage loans, providing title insurance and closing services for homebuyers and packaging and reselling mortgage loans. Because the financial services subsidiaries rapidly resell the loans they originate into the secondary mortgage market, generally on a non-recourse basis, our financial services activities involve a relatively low capital investment.

     The acquisition of U.S. Home will significantly expand our mortgage finance business.

FOCUS ON CUSTOMER CARE AND SATISFACTION

     We are dedicated to providing each homebuyer with high quality, service and value. We have a program called "Zero Defects(SM)" to ensure that each Lennar home is as close as possible to defect-free before the home sale closes. We also have a "TLC(SM)" Program ("Total Lennar Care(SM)"), through which we provide proactive, customer-driven post sale service, which ultimately leads to enhanced customer retention and referrals. Our focus on customer care has made customer referrals a major source of new customer leads.

     Like us, U.S. Home has made quality products the centerpiece of its homebuilding business.

                                   OPERATIONS

     We have two business segments: homebuilding and financial services. Assets and results of operations of our reportable segments are separately disclosed in the Consolidated Financial Statements.

HOMEBUILDING OPERATIONS

     Our homebuilding operations include the sale and construction of single-family attached and detached homes in Florida, California, Texas, Arizona and Nevada. During 1999, our product mix consisted of deliveries of approximately 30% affordable homes, 65% move-up homes and 5% retirement and active adult homes. Our homebuilding activities also include the purchase, development and sale of residential land. We have a 50% interest in two general partnerships with LNR Property Corporation, which acquire and develop land and sell land to us and to others. We manage the day-to-day operations of the partnerships and receive a management fee.

FINANCIAL SERVICES

     Our financial services activities are conducted primarily through Lennar Financial Services, Inc. and its subsidiaries. Our financial services subsidiaries make conventional, FHA-insured and VA-guaranteed mortgage loans available to qualified purchasers of our homes and others from offices located in Florida, California, Arizona, Texas, Nevada, Oregon, Utah and Washington. In 1999, loans to buyers of our homes represented approximately 51% of our $2.2 billion of loan originations, compared to 77% in 1998. In addition, these companies provide title insurance and closing services for Lennar homebuyers and others, package and resell residential mortgage loans and mortgage-backed securities, perform mortgage loan servicing activities and provide cable television and alarm monitoring services to residents of Lennar communities and others. During our fiscal 1998 year, we acquired North American Title Group. This acquisition, together with our 1996 acquisition of Regency Title Company, significantly expanded our title insurance and closing business in Texas and expanded our title insurance business into California, Arizona and Colorado. During fiscal 1999, we acquired Eagle Home Mortgage Company and Southwest Land Title Company.

     For more information regarding Lennar, see the Lennar documents referenced under "Incorporation of Certain Documents by Reference."

                             BUSINESS OF U.S. HOME

                                    GENERAL

     Organized in 1954 and incorporated in Delaware in 1959, we are one of the largest single-family homebuilders in the United States based on homes delivered. We currently build and sell homes in more than 240 new home communities in 33 market areas in 13 states. Since our formation, we have delivered over 292,000 homes. In 1998, we were the seventh largest single-family on-site homebuilder in the United States based on homes completed and delivered and we have been among the ten largest single-family on-site homebuilders in the United States for over 20 years. In 1999 we had total revenues of $1.82 billion and net income of $72.4 million and we delivered 9,246 homes during that year. We conduct substantially all of our homebuilding business through U.S. Home, our parent company.

                               BUSINESS STRATEGY

FOCUS ON POPULAR GROWTH CORRIDORS

     In each of the 33 markets in which we operate, we strive to build quality homes offering prospective homebuyers a high level of new home value. We offer a wide variety of moderately priced homes that are designed to appeal to the affordable, move-up and retirement and active adult buyers. Because we believe that many home purchasers compare homes on the basis of location, perceived quality and dollars of purchase price per square foot of living area, we have focused our community development efforts on popular growth corridors. Development in these corridors allows us to appeal to a wide variety of buyers by designing homes of high quality, value and flexibility. We design our homes for maximum living space and provide opportunities to buyers in each of our markets to choose interior and exterior features to enhance their homes through our U.S. Home Custom Design Studios.

FOCUS ON HIGH QUALITY AND CUSTOMER SERVICE STANDARDS

     As a service to our homebuyers, we market homes in "model home parks" featuring one or more model homes, attractively furnished and decorated and staffed by our sales consultants. These consultants provide information regarding floor plans, the various elevations available and decorating options, as well as assisting with mortgage financing information. A model home may include a variety of options and upgrades that the customer may request at an additional cost, and includes items such as special floor and window treatments, custom cabinetry, pools, fireplaces and decks. We constantly study aesthetic design and architectural trends, as well as quality construction and engineering trends, in order to provide customers with high quality and customer service. We also have received numerous awards in various markets for outstanding housing design.

                                   OPERATIONS

     We are engaged in two related industries: homebuilding and financial services. Assets and results of operations of our reportable segments are separately disclosed in our Consolidated Financial Statements incorporated in this document by reference.

HOMEBUILDING OPERATIONS

     Our primary business is the on-site development of single-family residential communities in or near major metropolitan areas of Arizona, California, Colorado, Florida, Maryland/Virginia, Michigan, Minnesota, Nevada, New Jersey, North Carolina, Ohio and Texas. Our product line includes both single-family detached and attached homes. During 1999, approximately 81% of the homes we delivered were single-family detached homes, as compared to 78% in 1998 and 80% in 1997. During 1999, our product mix consisted of deliveries of approximately 35% affordable homes, 40% move-up homes and 25% retirement and active adult homes.

     For a number of years, we have developed a significant portion of our residential communities (primarily in the affordable and move-up communities) through rolling lot options. We purchase finished lots through these options, which enable us to initially pay a small fraction of the total lot cost and then purchase the lots on a scheduled basis. During 1999, 31% of our unit deliveries were from lots acquired by the exercise of rolling lot options, as compared with 36% in 1998. At December 31, 1999, our land and finished lot inventories totaled $679.3 million, excluding option deposits. At that time, our refundable and nonrefundable deposits totaled $47.2 million for options and contracts to purchase undeveloped land and finished lots for homebuilding operations for a total purchase price of approximately $539.1 million. We had incurred pre-development costs of approximately $56.0 million relating to these properties.

FINANCIAL SERVICES

     Our financial services activities consist primarily of our mortgage banking activities and are conducted primarily through our wholly-owned subsidiary U.S. Home Mortgage Corporation, a Florida corporation. Our subsidiary originates conventional, FHA-insured and VA-guaranteed mortgage loans to qualified purchasers of our homes from 22 branch and satellite offices which serve most of the market areas where we conduct our homebuilding operations. We do not retain or service the mortgages that we originate but, rather, process and sell the mortgages and related servicing rights to third party investors. Loans and servicing rights are generally sold and funded by investors within 30 days after the home is delivered. Our "capture rate" for providing financing to buyers of homes we delivered was 82% in 1999 compared to 83% in 1998 and 76% in 1997.

     For more information regarding U.S. Home, see the U.S. Home documents referenced under "Incorporation of Certain Documents by Reference," and in particular the portion of the U.S. Home Form 10-K captioned "Cautionary Disclosure Regarding Forward-Looking Statements."

                       BUSINESS OF THE COMBINED COMPANIES

     Based on information in homebuilding industry publications, a combined Lennar and U.S. Home would have been the nation's largest homebuilder in 1999 based on homebuilding revenues, domestic homes delivered and homebuilding EBITDA. On a combined pro forma basis, Lennar and U.S. Home would have reported revenues of $4.9 billion and earnings before interest, taxes, depreciation and amortization of $551 million in 1999.

     The combined company will benefit from, among other things, an increased geographic market and a broader product offering. Geographically, the combined company will operate in 13 states, including the six states that have either the largest or the fastest growing population in the nation (Florida, California, Texas, Colorado, Arizona and Nevada). Our product offering will be materially enhanced by the U.S. Home strategic position in the retirement/active adult segment of the market. We will build homes for the first-time, first-time move-up, second-time move-up and retirement purchasers under both the Lennar and U.S. Home brand names. The enhanced size and scope of our business will allow us to solidify further our position in our principal current markets, as well as helping us to expand the areas of our activities and to pursue new Internet and broadband opportunities for the homebuilding and residential mortgage industries.

     The following table provides data, on a state-by-state basis, regarding the combined homebuilding operations of Lennar and U.S. Home at or for the year ended November 30, 1999 as to Lennar and December 31, 1999 as to U.S. Home.

  PRO FORMA HOMESITES OWNED AND CONTROLLED AND LAST 12 MONTH DELIVERIES(1)(2)

                                                                 HOMESITES
                                                     ---------------------------------
                                                                               TOTAL         1999
STATE                                                OWNED     CONTROLLED    HOMESITES    DELIVERIES
-----                                                ------    ----------    ---------    ----------
Florida............................................  16,036      33,716        49,752        6,715
California.........................................  15,277      21,353        36,630        4,508
Texas..............................................  10,356       7,923        18,279        4,381
Colorado...........................................   5,759       3,732         9,491        1,178
Arizona............................................   4,397       1,309         5,706        2,429
Minnesota..........................................   1,605       2,842         4,447          753
Maryland/Virginia..................................   2,504         915         3,419          589
New Jersey.........................................     820       2,007         2,827          304
Nevada.............................................   1,212         169         1,381          724
Ohio...............................................     350          82           432           77
                                                     ------      ------       -------       ------
Total..............................................  58,316      74,048       132,364       21,658
                                                     ======      ======       =======       ======

---------------
(1) Lennar homesite positions and deliveries are presented as of or for the fiscal year ended November 30, 1999. U.S. Home homesite positions and deliveries are presented as of or for the fiscal year ended December 31, 1999.

(2) Excludes U.S. Home joint venture activity in Michigan and North Carolina.

                                  COMPETITION

     The housing industry is highly competitive. In their activities, each of Lennar and U.S. Home has competed, and the combined companies will continue to compete, with numerous developers and builders in and near the areas where Lennar's and U.S. Home's communities are located. Competition is on the basis of location, design, quality, amenities and price. Some of the principal competitors of Lennar and U.S. Home include Kaufman and Broad Home Corporation, Centex Corporation, D.R. Horton, Inc., M.D.C. Holdings, Inc., Pulte Corporation and The Ryland Group, Inc. However, a substantial portion of

Lennar's and U.S. Home's competition in all their markets is, and will continue to be, independent local and regional homebuilders.

                               NEW DEBT FINANCING

     As a result of the merger, holders of approximately $525 million of publicly held U.S. Home debt will be entitled to require U.S. Home to repurchase that debt within approximately 90 days after the transaction takes place. In addition, as a result of the transaction, the outstanding balances under U.S. Home's principal credit agreement will become due. At February 29, 2000, the outstanding balance under this credit agreement was $228 million.

     Lennar has received commitments from financial institutions to provide a total of $1.8 billion of financing, which will be available to be used by U.S. Home to refinance that debt and by Lennar for merger related purposes and for its (including U.S. Home's) ongoing operating and general corporate needs. A portion of the $1.8 billion of financing may be public or institutional sales of medium or long-term debt securities, which would reduce our reliance on bank financing. However, the commitments we have received include bank or institutional financing for the entire $1.8 billion, in case we are not able to complete the sales of debt securities.

                   MANAGEMENT OF LENNAR FOLLOWING THE MERGER

     The directors and executive officers of Lennar following the merger will be as follows:

NAME                                                             POSITION
----                                                             --------
Leonard Miller.......................  Chairman of the Board and Director
Stuart A. Miller.....................  President, Chief Executive Officer, Co-Chief Operating
                                       Officer and Director
Robert J. Strudler...................  Vice-Chairman of the Board, Co-Chief Operating Officer and
                                       Director
Isaac Heimbinder.....................  Executive Vice President of E-Commerce Initiatives and
                                       Director
Bruce E. Gross.......................  Vice President and Chief Financial Officer
Allan J. Pekor.......................  Vice President
Marshall H. Ames.....................  Vice President
Jonathan M. Jaffe....................  Vice President and Director
David B. McCain......................  Vice President, General Counsel and Secretary
Waynewright Malcolm..................  Treasurer
Diane J. Bessette....................  Controller
Irving Bolotin.......................  Director
R. Kirk Landon.......................  Director
Sidney Lapidus.......................  Director
Reuben S. Leibowitz..................  Director
Steven J. Saiontz....................  Director
Arnold P. Rosen......................  Director
Steven L. Gerard.....................  Director
Herve Ripault........................  Director

     For information regarding the ages and business backgrounds of the executive officers of Lennar, please refer to the caption "Directors and Executive Officers of the Registrant" in Part III of Lennar's Annual Report on Form 10-K for the fiscal year ended November 30, 1999. Similar information regarding Lennar's directors appears in Lennar's proxy statement for its 2000 Annual Meeting of Stockholders, which is incorporated into this Joint Proxy Statement/Prospectus by reference. Information regarding Robert J. Strudler, Isaac Heimbinder, Steven L. Gerard and Herve Ripault is incorporated by reference to U.S. Home's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which is incorporated into this Joint Proxy Statement/Prospectus by reference.

          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is a summary description of the material U.S. federal income tax consequences of the merger generally applicable to all U.S. Home stockholders. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Home stockholder. For example, this discussion does not address the effect, if any, of the Foreign Investment in Real Property Tax Act on non-U.S. persons who hold U.S. Home stock. This discussion is based upon the provisions of the Internal Revenue Code and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date of this Joint Proxy Statement/Prospectus and all of which are subject to change, possibly with retroactive effect. This discussion applies only to U.S. Home stockholders who are:

     - individuals who are citizens or residents of the United States;

     - corporations, partnerships or other entities created or organized under the laws of the United States or any state or any political subdivision;

     - estates otherwise subject to U.S. federal income taxation on their worldwide income; or

     - trusts if (a) a court within the United States is able to exercise primary supervision of the administration of any such trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) they were in existence on August 20, 1996 and elected to be treated as U.S. persons for federal income tax purposes.

Any stockholder who meets one of the above criteria is referred to in this discussion as a U.S. holder. A non-U.S. holder is any stockholder other than a U.S. holder.

     The discussion set forth below does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of shares of U.S. Home stock in light of that holder's particular circumstances or to holders subject to special treatment under U.S. federal income tax laws, such as:

     - non-U.S. holders, banks, other financial institutions, insurance companies, dealers or traders in securities, tax-exempt entities and stockholders subject to the alternative minimum tax;

     - stockholders who hold U.S. Home stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

     - stockholders who acquired their U.S. Home stock pursuant to the exercise of employee stock options, incentive stock options or similar securities or otherwise as compensation; and

     - stockholders whose functional currency is not the U.S. dollar.

This discussion assumes that the holders of U.S. Home stock hold their shares of stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion also does not consider the effect of any foreign, state or local laws or any U.S. federal laws other than those pertaining to the income tax.

     THE INDIVIDUAL CIRCUMSTANCES OF EACH U.S. HOME STOCKHOLDER MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO THAT U.S. HOME STOCKHOLDER. THE PARTICULAR FACTS OR CIRCUMSTANCES OF A U.S. HOME STOCKHOLDER THAT MAY SO AFFECT THE CONSEQUENCES ARE NOT DISCUSSED HERE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX EFFECT TO YOU OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, OR U.S. FEDERAL, STATE, LOCAL OR OTHER TAX LAW. NON-U.S. STOCKHOLDERS, IF ANY, WHO HOLD OR HAVE HELD, DIRECTLY, CONSTRUCTIVELY, OR BY ATTRIBUTION, MORE THAN 5% OF THE OUTSTANDING U.S. HOME STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCE TO THEM OF THE MERGER UNDER THE FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT, INCLUDING ANY TAX FILING REQUIREMENTS THAT MAY APPLY.

     The completion of the merger is contingent upon the receipt by U.S. Home of an opinion from its attorneys to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that Lennar, its subsidiary and U.S. Home will each be a party to a reorganization within the meaning of Section 368(b) of the Internal Revenue Code. The opinion will be based upon certain assumptions, representations of fact and covenants, including the assumption that U.S. Home will not proceed with the merger if the cash payable to all U.S. Home stockholders is greater than 60% of the total merger consideration (including cash paid to U.S. Home stockholders who exercise dissenters' rights, cash paid with respect to fractional Lennar shares received in the merger and cash equal to the value of U.S. Home shares owned by Lennar immediately prior to the Merger), and representations of fact contained in certificates of officers of Lennar, its wholly-owned subsidiary and U.S. Home. No ruling has or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the opinions of counsel are not binding upon the Internal Revenue Service or any court. Accordingly, we cannot assure you that the Internal Revenue Service will not contest the conclusions expressed in the opinion or that a court will not sustain any contest.

     The following discussion of U.S. federal income tax consequences of the merger to U.S. Home stockholders assumes that the merger is consummated and qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As discussed below, the U.S. federal income tax consequences of the merger to a U.S. Home stockholder depend on the form of consideration received by the stockholder.

     Stockholders Who Receive Solely Lennar Common Stock. A U.S. Home stockholder who exchanges shares of U.S. Home common stock solely for shares of Lennar common stock will not recognize any gain or loss on that exchange, except to the extent the stockholder receives cash in lieu of fractional shares of Lennar, as discussed below. The aggregate adjusted tax basis of Lennar shares received will equal the U.S. Home stockholder's aggregate adjusted tax basis in the U.S. Home shares surrendered, reduced by the tax basis allocable to any fractional shares of Lennar received in the merger. The holding period of the Lennar shares received in the merger will include the holding period of the U.S. Home shares surrendered.

     Stockholders Who Receive Cash and Lennar Common Stock. If the consideration received in the merger by a U.S. Home stockholder consists of part cash and part Lennar shares and the stockholder's adjusted tax basis in the U.S. Home shares surrendered in the transaction is less than the sum of the fair market value, as of the effective time of the merger, of the Lennar shares and the amount of cash received by the stockholder, then the stockholder will recognize a gain. This recognized gain will equal the lesser of (a) the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Lennar shares received, minus the adjusted tax basis of the U.S. Home shares surrendered in exchange for such aggregate consideration, and (b) the amount of cash received by the stockholder in the exchange. However, if a U.S. Home stockholder's adjusted tax basis in the U.S. Home shares surrendered in the transaction is greater than the sum of the amount of cash and the fair market value of the Lennar shares received, the U.S. Home stockholder's loss will not be currently allowed or recognized for U.S. federal income tax purposes.

     In the case of a U.S. Home stockholder who recognizes gain on the exchange, if the exchange sufficiently reduces the stockholder's proportionate stock interest, as discussed below, the gain will be characterized as a capital gain. If the exchange does not sufficiently reduce the stockholder's proportionate stock interest, the gain will be taxable as a dividend to the extent of the stockholder's ratable share of available earnings and profits, and the remainder, if any, of that recognized gain will be capital gain.

     The determination of whether the exchange sufficiently reduces a U.S. Home stockholder's proportionate stock interest will be made in accordance with
Section 302 of the Internal Revenue Code, taking into account the stock ownership attribution rules of Section 318 of the Internal Revenue Code. Under those rules, for purposes of determining whether the exchange sufficiently reduces a stockholder's proportionate stock interest, a U.S. Home stockholder is treated as if (a) all that stockholder's U.S. Home shares were first exchanged in the merger for Lennar shares and (b) a portion of those Lennar shares were then redeemed for the cash actually received in the merger. The U.S. Home stockholder's hypothetical stock interest in Lennar, both actual and constructive, after hypothetical step (b) is compared to that U.S. Home stockholder's hypothetical stock interest in Lennar, both actual and constructive, after hypothetical step (a). Dividend treatment will apply unless either the stockholder's stock interest in Lennar has been completely terminated, there has been a "substantially disproportionate" reduction in the stockholder's stock interest in Lennar, generally meaning that the interest after hypothetical step (b) is less than 80% of the interest after hypothetical step (a), or the exchange is not "essentially equivalent to a dividend." While the determination is based on a U.S. Home stockholder's particular facts and circumstances, the Internal Revenue Service has indicated in published rulings that a distribution is not "essentially equivalent to a dividend," and will therefore result in capital gain treatment, if the distribution results in any actual reduction in the stock interest of an extremely small minority stockholder in a publicly held corporation and the stockholder exercises no control with respect to corporate affairs.

     BECAUSE THE DETERMINATION OF WHETHER A PAYMENT WILL BE TREATED AS HAVING THE EFFECT OF THE DISTRIBUTION OF A DIVIDEND GENERALLY WILL DEPEND UPON THE FACTS AND CIRCUMSTANCES OF EACH U.S. HOME STOCKHOLDER, U.S. HOME STOCKHOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF CASH RECEIVED IN THE MERGER, INCLUDING THE APPLICATION OF THE CONSTRUCTIVE OWNERSHIP RULES OF THE INTERNAL REVENUE CODE AND THE EFFECT OF ANY TRANSACTIONS IN LENNAR SHARES OR U.S. HOME SHARES BY THE U.S. HOME STOCKHOLDER.

     The basis of a U.S. Home stockholder who receives cash and Lennar shares in the merger in the Lennar shares received will equal that stockholder's adjusted tax basis in the stockholder's U.S. Home shares increased by any gain recognized as a result of the merger and reduced by the amount of cash received in the merger. The holding period of the Lennar shares received will include the holding period of the U.S. Home shares surrendered.

     Stockholders Who Receive Solely Cash. The exchange of U.S. Home shares solely for cash generally will result in recognition of gain or loss by the stockholder in an amount equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the U.S. Home shares surrendered. The gain or loss recognized will be long-term capital gain or loss if the stockholder's holding period for the U.S. Home shares surrendered exceeds one year. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income.

     Dissenting U.S. Home Stockholders. U.S. Home stockholders who elect to exercise their right to dissent from the merger pursuant to the Delaware General Corporation Law with respect to all of their U.S. Home shares and paid the appraised value of those shares will generally recognize gain or loss equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the shares transferred in connection with the exercise of the dissenters' rights. U.S. Home stockholders who elect to exercise their right to dissent from the merger should consult their tax advisors as to the tax consequences to them of the merger and the exercise of dissenters' rights, including the timing of gain or loss recognition and the treatment of any interest that may be awarded pursuant to an appraisal proceeding.

     Cash Received in Lieu of Fractional Shares. A U.S. Home stockholder who receives cash in lieu of a fractional Lennar share will be treated as having first received that fractional Lennar share in the merger and then as having received cash in exchange for the fractional share interest. Thus, a U.S. Home stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional Lennar share and the portion of the adjusted tax basis in the U.S. Home shares allocable to that fractional interest.

     Backup Withholding. Payments in connection with the merger may be subject to "backup withholding" at a rate of 31%, unless a U.S. Home stockholder (a) provides a correct taxpayer identification number, which, for an individual stockholder, generally is the stockholder's social security number, and any other required information to the paying agent, or (b) is a corporation or comes within certain exempt categories and, when required, demonstrates that fact and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Home stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the stockholder's U.S. federal income tax liability. Each U.S. Home stockholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining such exemption. U.S. HOME STOCKHOLDERS MAY PREVENT BACKUP WITHHOLDING BY COMPLETING A SUBSTITUTE FORM W-9 AND SUBMITTING IT TO THE PAYING AGENT FOR THE MERGER WHEN THEY SUBMIT THEIR U.S. HOME SHARE CERTIFICATES.

                                 LEGAL MATTERS

     The validity of the shares of Lennar common stock to be issued in connection with the merger will be passed upon for Lennar by Clifford Chance Rogers & Wells LLP, New York, New York.

     Certain of the tax consequences of the merger to U.S. Home stockholders will be passed upon by Kaye, Scholer, Fierman, Hays & Handler, LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Lennar incorporated in this Joint Proxy Statement/Prospectus by reference from Lennar's 1999 Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of U.S. Home appearing in U.S. Home's 1999 Form 10-K have been audited by Arthur Andersen LLP, independent auditors, as set forth in their reports, which are incorporated by reference. Those consolidated financial statements have been incorporated by reference in reliance upon the reports of that firm given upon its authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Lennar and U.S. Home each file reports, proxy statements and other important business and financial information with the Securities and Exchange Commission. The public may read and copy any materials either of us files with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including each of us) that file electronically with the SEC (including each of us). The SEC's web site can be accessed at http://www.sec.gov. U.S. Home's common stock and Lennar's common stock are both listed on the New York Stock Exchange. Reports, proxy statements and other information we file can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Lennar has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, of which this Joint Proxy Statement/Prospectus is a part, with respect to the shares of Lennar common stock to be issued to U.S. Home stockholders as a result of the merger. This Joint Proxy Statement/Prospectus does not contain all the information set forth in that registration statement. For further information, please refer to the registration statement, which may be inspected and copied, or obtained from, the SEC or the NYSE in the manner described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by U.S. Home with the SEC under the File Number 1-5899 are incorporated by reference in this Joint Proxy Statement/Prospectus:

          (a) U.S. Home's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

          (b) U.S. Home's Current Report on Form 8-K dated February 28, 2000.

     The following documents previously filed by Lennar with the SEC under the File Number 1-11749 are incorporated by reference in this Joint Proxy Statement/Prospectus:

          (a) Lennar's Annual Report on Form 10-K for the fiscal year ended November 30, 1999;

          (b) Lennar's Current Report on Form 8-K dated February 23, 2000.

          (c) Lennar's Definitive Proxy Statement dated March 9, 2000 and

          (d) the description of Lennar's common stock contained in Lennar's registration statement filed under Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating that description.

     All documents filed by U.S. Home under Section 13(a), 13(c), 14 of 15(d) of the Securities Exchange Act of 1934, after the date of this Joint Proxy Statement/Prospectus and before the date of the U.S. Home special meeting, are incorporated into this Joint Proxy Statement/Prospectus by reference and will constitute a part of this Joint Proxy Statement/Prospectus from the date they are filed. All documents filed by Lennar under Section 13(a), 13(c), 14 of 15(d) of the Securities Exchange Act of 1934, after the date of this Joint Proxy Statement/Prospectus and before the date of the Lennar special meeting, are incorporated into this Joint Proxy Statement/Prospectus by reference and will constitute a part of this Joint Proxy Statement/Prospectus from the date they are filed.

     U.S. Home or Lennar will provide each person to whom a copy of this Joint Proxy Statement/ Prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this Joint Proxy Statement/Prospectus, but not delivered in this Joint Proxy Statement/Prospectus. We will provide this information by first class mail at no cost within one business day of written or oral request thereupon addressed to:
700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations (telephone: (305) 559-4000), in the case of Lennar and 10707 Clay Road, Houston, Texas 77041, Attention: Corporate Secretary (telephone: (713) 877-2311), in the case of U.S. Home. TO ENSURE TIMELY DELIVERY, WE SUGGEST YOU REQUEST THE INFORMATION AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR
INVESTMENT DECISION (APRIL   , 2000).

     NO ONE HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE BY THIS JOINT PROXY STATEMENT/PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY U.S. HOME, LENNAR OR ANY OTHER PERSON ON THEIR BEHALF. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES TO WHICH IT RELATES WILL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF U.S. HOME OR LENNAR SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION IN IT IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                                                         ANNEX I

               AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER

                                  DATED AS OF

                               FEBRUARY 16, 2000

                                     AMONG

                             U.S. HOME CORPORATION,

                               LENNAR CORPORATION

                                      AND

                          LEN ACQUISITION CORPORATION

               AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER

     This is a Plan and Agreement of Merger dated as of February 16, 2000, among U.S. Home Corporation (the "Company"), a Delaware corporation, Lennar Corporation ("Lennar"), a Delaware corporation, and Len Acquisition Corporation ("Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Lennar, relating to a merger (the "Merger") of the Company into Acquisition, as amended by an Amendment to Merger Agreement dated as of March 17, 2000.

                                   ARTICLE I

                     MERGER OF ACQUISITION AND THE COMPANY

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Paragraph 2.3), the Company will be merged with and into Acquisition, which will be the surviving corporation of the Merger (the "Surviving Corporation"). Except as specifically provided in this Agreement, when the Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of Acquisition will continue as those of the Surviving Corporation, unaffected and unimpaired by the Merger, (ii) the separate existence of the Company will terminate, and the Company's real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Surviving Corporation, which will succeed to and assume all the rights and obligations of the Company in accordance with the DGCL, and (iii) the Merger will have the other effects specified in the DGCL (including, without limitation, Section 259 of the DGCL).

     1.2 Certificate of Incorporation. From the Effective Time until subsequently amended in accordance with applicable law, the Certificate of Incorporation of Acquisition immediately before the Effective Time will be the Certificate of Incorporation of the Surviving Corporation, except that the Merger will effect an amendment to that Certificate of Incorporation changing the name of the Surviving Corporation to "U.S. Home Corporation." The Certificate of Incorporation of Acquisition, as so amended, separate and apart from this Agreement, may be certified as the Certificate of Incorporation of the Surviving Corporation.

     1.3 By-Laws. The By-Laws of Acquisition immediately before the Effective Time will be the By-Laws of the Surviving Corporation from the Effective Time until they are amended in accordance with their terms, the Certificate of Incorporation of the Surviving Corporation and applicable law.

     1.4 Directors. The directors of Acquisition immediately prior to the Effective Time will be the directors of the Surviving Corporation after the Effective Time and will serve in accordance with the By-Laws of the Surviving Corporation until their respective successors are elected and qualified, or until such earlier time as they resign or are removed in accordance with the By-Laws.

     1.5 Officers. The officers of the Company immediately before the Effective Time will be the officers of the Surviving Corporation after the Effective Time and will hold office at the pleasure of the Board of Directors, and in accordance with the By-Laws, of the Surviving Corporation.

     1.6 Further Assurances. If at any time after the Effective Time, the Surviving Corporation determines or is advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, obligation, title or interest in, to or under any of the rights, properties or assets of either the Company or Acquisition acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the transactions which are the subject of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver all documents, in the name and behalf of the Company, Acquisition or otherwise, and to take all other actions and do all other things as may be necessary or desirable to vest, perfect or confirm any and all right, obligation, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the transactions contemplated by this Agreement.

     1.7  Stock of the Company.  (a) Except as provided in subparagraphs (d),
(f) and (g) and Paragraph 1.9, at the Effective Time each share of Common Stock of the Company ("U.S. Home Common Stock"), par value $.01 per share, which is outstanding immediately before the Effective Time will be converted into and become the right to receive, (i) the number of shares of common stock of Lennar ("Lennar Common Stock"), par value $.10 per share, described in subparagraph (b) (the "Stock Consideration"), plus (ii) $18 in cash (the "Cash Consideration"). Each share which receives that consideration is a "Non-Election Share."

     (b) The Stock Consideration for a share of U.S. Home Common Stock will be the number of shares of Lennar Common Stock with a Market Value (computed as provided in subparagraph (c)) equal to $18, except that in no event will the Stock Consideration (i) be more than 1.27434 shares of Lennar Common Stock or
(ii) be fewer than 0.9600 shares of Lennar Common Stock. Notwithstanding the foregoing, if the Market Value of a share of Lennar Common Stock is (x) $11.55 or less, and neither the Company nor Lennar terminates this Agreement pursuant to Article VI, the Stock Consideration for a share of U.S. Home Common Stock will be the number of shares of Lennar Common Stock which has a Market Value of $14.72, or (y) more than $23.96, the Stock Consideration for a share of U.S. Home Common Stock will be the number of shares of Lennar Common Stock which has a Market Value of $23.00.

     (c) The "Market Value" of a share of Lennar Common Stock will be the average of the Last Sale Price of a share of Lennar Common Stock on each of the twenty New York Stock Exchange trading days ending on, and including, the last New York Stock Exchange trading day prior to the day of the meeting at which the stockholders of the Company vote upon the Merger. The "Last Sale Price" of a share of Lennar Common Stock on a day will be the last sale price of a share of Lennar Common Stock reported on the New York Stock Exchange consolidated tape prior to 4:00 p.m. on that day.

     (d) Any holder of U.S. Home Common Stock may elect to receive with regard to specified shares of U.S. Home Common Stock, instead of the combination of Stock Consideration and Cash Consideration described in subparagraph (a), either
(i) a number of shares of Lennar Common Stock which is twice the Stock Consideration per share of U.S. Home Common Stock described in subparagraph (a), but no cash (a "Stock Election") or (ii) an amount of cash which is twice the Cash Consideration described in subparagraph (a), but no shares of Lennar Common Stock (a "Cash Election"), except that

          (x) if Stock Elections would cause the total number of shares of Lennar Common Stock which are to be issued to holders of U.S. Home Common Stock to be more than the Maximum Shares, (i) the number of shares of Lennar Common Stock which a holder of U.S. Home Common Stock who makes a Stock Election will receive for each share of U.S. Home Common Stock as to which the Stock Election is made will be reduced on a pro rata basis with all other such holders to the number such that the total number of shares of Lennar Common Stock to be issued to holders of U.S. Home Common Stock will be the Maximum Shares (assuming no Company stockholders exercise dissenters' rights or receive cash in lieu of fractional shares), and (ii) the holder will receive in lieu of the shares of Lennar Common Stock the holder does not receive because of the reduction, cash equal to (w) $18, times (x) the number of shares of U.S. Home Common Stock as to which the holder made the Stock Election, times (y) the total number of shares of Lennar Common Stock which holders of U.S. Home Common Stock who made Stock Elections do not receive because of the reduction, all divided by (z) the total number of shares of Lennar Common Stock (in addition to the Stock Consideration described in clause (i) of Paragraph 1.7(a) and in Paragraph 1.7(b)) which holders of U.S. Home Common Stock who made Stock Elections would have received as a result of the Stock Elections if there had been no reduction, and

          (y) if Cash Elections would cause more than 55% of the total value of the Merger Consideration for all the outstanding shares of U.S. Home Common Stock to be cash (treating all stockholders who give the Company a timely and proper notice of intention to exercise dissenters' rights as receiving

     Merger Consideration consisting of cash equal to $36 per share as to which the notices relate), (i) the cash which a holder of a share of U.S. Home Common Stock who makes a Cash Election will receive will be reduced on a pro rata basis with all other such holders to the amount such that 55% of the total value of the Merger Consideration will be cash (treating all stockholders who give the Company timely and proper notice of intention to exercise dissenters' rights as receiving Merger Consideration consisting of cash equal to $36 per share as to which the notices relate), but not below $18 per share of U.S. Home Common Stock and (ii) the holder of U.S. Home Common Stock will receive for each $0.01 of the reduction of cash a fraction of a share of Lennar Common Stock equal to the number of shares constituting the Stock Consideration divided by 1800.

     (e) The Lennar Common Stock and cash into which a share of U.S. Home Common Stock is converted in the Merger as provided in subparagraph (a) (i.e., the Market Value of the Stock Consideration and the Cash Consideration) is referred to in this Agreement as the "Merger Price." The Lennar Common Stock and cash into which a share of U.S. Home Common Stock is converted in the Merger as provided in either subparagraph (a) or subparagraph (d) is referred to in this Agreement as the "Merger Consideration." The term "Maximum Shares" as used in subparagraph (d) means the number of shares of Lennar Common Stock which would be issued if all holders of U.S. Home Common Stock received the Stock Consideration provided for in subparagraph (a).

     (f) Each share of U.S. Home Common Stock held in the treasury of the Company, by Lennar or by any direct or indirect wholly -- owned subsidiary of the Company or Lennar, immediately before the Effective Time will, at the Effective Time, be canceled and cease to exist and no payment will be made with respect to any of those shares.

     (g) No fractional shares of Lennar Common Stock will be issued as a result of the Merger. Any holder of U.S. Home Common Stock who, but for this subparagraph, would be entitled to receive a fraction of a share of Lennar Common Stock as a result of the Merger will receive, instead of that fraction of a share, cash equal to the Market Value of a share of Lennar Common Stock times the fraction.

     1.8 Stock of Acquisition. At the Effective Time, each share of stock of Acquisition ("Acquisition stock") which is outstanding immediately before the Effective Time will remain outstanding and will become one share of common stock of the Surviving Corporation. At the Effective Time, a certificate which represented Acquisition stock will automatically become and be a certificate representing the number of shares of Surviving Corporation common stock into which the Acquisition stock represented by the certificate was converted.

     1.9 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, U.S. Home Common Stock that is outstanding immediately prior to the Effective Time which is held by stockholders who have complied with Section 262 of the DGCL (including making a timely demand for appraisal and not voting in favor of or consenting to the Merger) and who, as of the Effective Time, have not withdrawn or lost their right to appraisal, will not be converted into or represent the right to receive the Merger Price. Instead, if the Merger takes place, the Surviving Corporation will pay the holders of those shares the fair value of the shares of U.S. Home Common Stock determined as provided in Section 262 of the DGCL. Shares held by stockholders who fail to perfect, or who otherwise properly withdraw or lose, their rights to receive the fair value of their shares of U.S. Home Common Stock determined under Section 262 of the DGCL will be deemed to have been converted, at the later of the Effective Time or the time they withdraw or lose their rights to receive the fair value of their shares, into the right to receive the Merger Price provided in Paragraph 1.7(a), without any interest.

     (b) The Company will promptly give Lennar (i) notice of any demands for appraisal received by the Company, any withdrawals of any such demands, and any other communications required by, or relating to, Section 262 of the DGCL which the Company receives and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Lennar, make any payment with respect to any demand for payment of the fair value of shares or offer to settle or settle any such demand.

     1.10 Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of U.S. Home Common Stock or Lennar Common Stock are changed into a different number of shares by reason of a reclassification, recapitalization, split up, combination or exchange of shares, or any dividend payable in stock or other securities is declared with regard to the U.S. Home Common Stock or Lennar Common Stock with a record date between the date of this Agreement and the Effective Time, the Merger Consideration will be adjusted to provide the holders of U.S. Home Common Stock the same economic effect as that contemplated by this Agreement if the reclassification, recapitalization, split-up, combination, exchange or dividend had not taken place.

     1.11 Election Notices. (a) Not later than 30 days before the scheduled date of the meeting of the Company's stockholders at which they are to vote upon the Merger (the Company's "Merger Stockholders Meeting"), the Company will distribute to its stockholders a form (an "Election Form"), which has been prepared by the Company and approved by Lennar, with which the Company's stockholders can make the election described in Paragraph 1.7(d). The Company will make additional Election Forms available to its stockholders upon request throughout the period during which elections can be made.

     (b) To make an election under Paragraph 1.7(d), a holder of U.S. Home Common Stock must complete an Election Form and send or deliver it, accompanied by the shares of U.S. Home Common Stock to which it relates, to the address specified in the instructions to the Election Form, and the Election Form and shares must be received at that address not later than 4:00 New York City time on the day before the day on which the Company's Merger Stockholders Meeting is held.

     (c) An election under Paragraph 1.7(d) may be rescinded at any time before 4:00 p.m. New York City time on the day before the day on which the Company's Merger Stockholders Meeting is held in the manner which will be specified in the instructions to the Election Form. If an election is rescinded, the shares of U.S. Home Common Stock as to which the election was made (i) will be treated as Non-Election Shares and (ii) will be returned promptly to the stockholder who made the election.

     (d) The Company will keep Lennar informed of the results of elections made by its stockholders and will permit Lennar or its representatives to inspect the Election Forms during normal business hours.

     1.12 Distributions with Regard to U.S. Home Common Stock. (a) Prior to the Effective Time, Acquisition and the Company will jointly designate a bank or trust company to act as Distributing Agent in connection with the Merger (the "Distributing Agent"). Immediately before the Effective Time, Lennar will provide the Distributing Agent with the shares of Lennar Common Stock and funds which will have to be distributed to holders of U.S. Home Common Stock under Paragraph 1.7(a) (assuming for this purpose that no holder of shares of U.S. Home Common Stock will perfect the right under Section 262 of the DGCL to receive the appraised value of shares of U.S. Home Common Stock). If it is subsequently determined that, because of elections made as described in Paragraph 1.7(d), holders of U.S. Home Common Stock will be entitled to more cash, but fewer shares of Lennar Common Stock, than what the Distributing Agent is holding, Lennar will promptly provide the additional funds to the Distributing Agent and the Distributing Agent will return the excess shares to Lennar.

     (b) Until they are distributed, the shares of Lennar Common Stock held by the Distributing Agent will be deemed to be outstanding, (except that excess shares returned to Lennar as provided in subparagraph (a) will be deemed never to have been outstanding) but the Distributing Agent will not vote those shares or exercise any rights of a shareholder with regard to them. If any dividends are paid with regard to shares of Lennar Common Stock while they are held by the Distributing Agent, the Distributing Agent will hold the dividends, uninvested, until shares of Lennar Common Stock are distributed to particular former holders of U.S. Home Common Stock, at which time the dividends which have been paid with regard to the shares of Lennar Common Stock which are being distributed will be paid to the persons to whom the shares are being distributed.

     (c) While the Distributing Agent is holding funds provided by Lennar under subparagraph (a), the Distributing Agent will invest the funds, as directed by Lennar, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services Inc. or Standard & Poors' Corporation, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission ("SEC") or otherwise).

     (d) Promptly after the Effective Time, the Surviving Corporation will cause the Distributing Agent to mail to each person who was a record holder of U.S. Home Common Stock at the Effective Time, a form of letter of transmittal for use in effecting the surrender of stock certificates representing U.S. Home Common Stock ("Certificates") in order to receive payment of the Merger Consideration. When the Distributing Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Distributing Agent will distribute to the holder of the Certificate, or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to the shares represented by the Certificate, and the Certificate will be canceled. No interest will be paid or accrued on the cash payable upon the surrender of Certificates. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and the person who surrenders the Certificate must provide funds for payment of any transfer or other taxes required by reason of the distribution to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the tax has been paid. After the Effective Time, a Certificate which has not been surrendered will represent only the right to receive the Merger Consideration (and any dividends paid after the Effective Time with regard to shares of Lennar Common Stock included in the Merger Consideration), without any interest.

     (e) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will accept an affidavit and indemnification reasonably satisfactory to it instead of the Certificate and will pay the Merger Consideration to the holder of the shares of U.S. Home Common Stock which had been represented by the Certificate.

     (f) At any time which is more than six months after the Effective Time, Lennar may require the Distributing Agent to deliver to it any shares of Lennar Common Stock and any funds which had been made available to the Distributing Agent and have not been disbursed to former holders of U.S. Home Common Stock (including, without limitation, interest and other income received by the Distributing Agent in respect of the funds made available to it), and after the funds have been delivered to Lennar, former stockholders of the Company must look to Lennar for payment of the cash portion of the Merger Consideration upon surrender of the Certificates held by them. None of Lennar, the Surviving Corporation or the Distributing Agent will be liable to any former stockholder of the Company for any Merger Consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

     (g) After the Effective Time, the Surviving Corporation will not record any transfers of shares of U.S. Home Common Stock on the stock transfer books of the Company or the Surviving Corporation, and the stock ledger of the Company will be closed. If, after the Effective Time, Certificates are presented for transfer, they will be canceled and treated as having been surrendered for the Merger Price described in Paragraph 1.7(a).

     1.13 Determinations Regarding Documents. The Company (or, after the Merger, the Surviving Corporation) will have the discretion, which it may delegate in whole or in part, to determine whether Election Notices and letters of transmittal accompanying Certificates have been properly and timely completed, signed and submitted and to determine whether or not to disregard immaterial defects in particular Election Notices or letters of transmittal. The decision of the Company (or, after the Merger, the Surviving Corporation) with regard to those matters will be conclusive and binding. None of Lennar, the Company, the Surviving Corporation or the Distributing Agent will have any obligation to notify any person of any defect in an Election Form or a letter of transmittal submitted to the Company, the Surviving Corporation or Lennar, as applicable. The Distributing Agent or another person or entity agreed to by the Company and Lennar will make all computations contemplated by Paragraph 1.7 and those computations will be conclusive and binding on the holders of U.S. Home Common Stock.

     1.14 Options and Warrants. At the Effective Time, each option or warrant issued by the Company which is outstanding at the Effective Time (a) will become the right to receive a sum in cash equal to (i) the amount, if any, by which the per share exercise price of the option or warrant is less than $36.00, times
(ii) the number of shares of U.S. Home Common Stock issuable upon exercise of the option or warrant in full (irrespective of vesting provisions), and (b) except as described in clause (a), will be canceled. In order to receive the amount to which a holder of an option or warrant is entitled under this Paragraph, the holder must deliver to the Surviving Corporation (i) any certificate or option agreement relating to the option or warrant and (ii) a document in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under or with regard to the option or warrant. Lennar or the Surviving Corporation will pay the amount due under this Paragraph to a holder of an option promptly after the Surviving Corporation receives from the holder the items described in clauses (i) and (ii) of the preceding sentence.

     1.15 Withholding. Lennar may withhold from the Merger Consideration payable to any holder of U.S. Home Common Stock and pay to the appropriate taxing authorities, any amounts which Lennar may be required (or may reasonably believe it is required) to withhold under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. Any portion of the Merger Consideration which is withheld as permitted by this Paragraph will be deemed to have been paid to the holder of U.S. Home Common Stock with respect to whom it is withheld.

                                   ARTICLE II

                            EFFECTIVE TIME OF MERGER

     2.1 Date of the Merger. Unless this Agreement is terminated prior to the Effective Time in accordance with Article VI, the day on which the Merger is to take place (the "Merger Date") will be the business day after the latest of (i) the day on which the Merger is approved by the holders of a majority of the outstanding shares of U.S. Home Common Stock, (ii) the day on which the Merger is approved by the holders of a majority in voting power of the outstanding shares of Lennar Common Stock and Lennar's class B common stock voting as a single class, and (iii) the second business day after the day on which all the conditions set forth in Article V (other than conditions which are contemplated to be satisfied on or after the Merger Date) have been satisfied or waived. The Merger Date may be changed with the consent of the Company and Lennar.

     2.2 Execution of Certificate of Merger. On the day before the Merger Date, Acquisition and the Company will each execute a certificate of merger (the "Certificate of Merger"), which will be in proper form for filing under the DGCL, and deliver it to Clifford Chance Rogers & Wells LLP for filing with the Secretary of State of Delaware. When all the conditions in Article V have been satisfied or waived, Lennar and the Company will (i) cause the Certificate of Merger to be filed with the Secretary of State of Delaware on the Merger Date and (ii) cause all other documents which must be recorded or filed as a result of the Merger to be recorded or filed.

     2.3 Effective Time of the Merger. The Merger will become effective at 11:59 P.M. on the day when the Certificate of Merger is filed with the Secretary of State of Delaware, or at such other time and date as are agreed upon by Lennar and the Company and specified in the Certificate of Merger (that being the "Effective Time").

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company represents and warrants to Lennar and Acquisition as follows:

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than approval of the Merger and adoption of this Agreement by the stockholders of the Company, have been taken. This Agreement has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Company's Board of Directors has determined that the Merger is advisable and fair to the Company's stockholders and has voted to recommend to the Company's stockholders that they vote in favor of approving the Merger and adopting this Agreement.

     (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or By-Laws of the Company.

     (d) Except as shown on Exhibit 3.1-D, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than the expiration or termination of waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if any, are required to permit the Company to fulfill all its obligations under this Agreement, other than governmental filings, authorizations, approvals, consents or other governmental actions the absence of which would not have a Material Adverse Effect on the Company.

     (e) The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" on a company means a material adverse effect on (i) the business, operations, results of operations, properties, assets, liabilities or condition (financial or otherwise) of that company and its subsidiaries taken as a whole or (ii) the ability of that company to consummate the Merger or the other transactions contemplated by this Agreement, other than a material adverse effect resulting from (w) a change in laws, rules or regulations of governmental agencies, (x) a change in United States generally accepted accounting principles ("GAAP"), (y) a change or occurrence affecting the homebuilding industry generally, or (z) a change in general economic conditions (including, without limitation, a change in interest rates).

     (f) The only authorized stock of the Company is 50,000,000 shares of U.S. Home Common Stock, and 10,000,000 shares of preferred stock, par value $.10 per share. At the date of this Agreement, the only outstanding stock of the Company is not more than 13,500,000 shares of U.S. Home Common Stock. All the outstanding shares of U.S. Home Common Stock have been duly authorized and issued and are fully paid and non-assessable. Except as shown on Exhibit 3.1-F, the Company has not issued any options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its stock.

     (g) The number of shares of U.S. Home Common Stock which the Company repurchased between January 1, 1999 and the date of this Agreement did not exceed 405,600 shares and the total amount the Company paid for those shares did not exceed $12,400,000.

     (h) The Board of Directors of the Company has approved an amendment to the Rights Agreement (the "Rights Agreement") dated as of November 7, 1996 between the Company and First Chicago Trust, to exclude Lennar and Acquisition from the definition of "Acquiring Person" in the Rights Agreement from and after the Effective Time, and prior to the Effective Time so long as this Agreement has not been terminated in accordance with its terms (the "Suspension Period"). During the Suspension Period, no acquisition of U.S. Home Common Stock by Lennar or Acquisition will result in there being a Distribution Date under the Rights Agreement or otherwise entitle anyone to exercise Rights under the Rights Agreement.

     (i) Except as shown on Exhibit 3.1-I, (i) each of the corporations and other entities of which the Company owns directly or indirectly 51% or more of the equity (each corporation or other entity of which a company owns directly or indirectly 51% or more of the equity being a "subsidiary" of that company) has been duly organized, and is validly existing and in good standing under the laws of its state of incorporation, (ii) all the shares of stock owned by the Company or a subsidiary of each of the Company's subsidiaries which is a corporation are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights, and (iii) neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to issue or sell any stock or other equity interests in any of the Company's subsidiaries and, there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of the Company's subsidiaries.

     (j) Since February 1, 1997, the Company has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the rules under them.

     (k) The Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "U.S. Home 1998 10-K") and its Quarterly Report on Form 10-Q for the period ended September 30, 1999 (the "U.S. Home September 10-Q") which the Company filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the U.S. Home 1998 10-K all were prepared, and the financial information included in the U.S. Home September 10-Q was derived from financial statements which were prepared, in accordance with GAAP applied on a consistent basis (except that financial information included in the U.S. Home September 10-Q does not contain notes and is subject to normal year-end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate. The Company has not filed any reports with the SEC with regard to any period which ended, or any event which occurred, after September 30, 1999. The Company's consolidated revenues and net income for the quarter ended December 31, 1999 and for the year ended December 31, 1999 were as stated in a press release issued by the Company on February 2, 2000.

     (l) Since September 30, 1999, (i) the Company and its subsidiaries have conducted their respective businesses in the ordinary course and in the same manner in which they were conducted prior to September 30, 1999, and (ii) nothing has occurred which, individually or in aggregate, has had a Material Adverse Effect on the Company, except purchases by the Company of 292,000 shares of U.S. Home Common Stock, which, among other things, reduced the Company's working capital, tangible net worth and net assets.

     (m) The assets of the Company and its subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted. They are substantially all of the assets with which the Company has conducted its historical business.

     (n) The Company and it subsidiaries have at all times complied, and currently are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

     (o) Except as shown on Exhibit 3.1-O, the Company and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

     (p) The Company and each of its subsidiaries has filed when due (taking account of extensions) all Tax Returns (as defined below) relating to Federal income taxes, and all other material Tax Returns, which it has been required to file and has paid all Taxes shown on those returns to be due. Those Tax Returns are true, correct and complete in all material respects and accurately reflect all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at September 30, 1999 included in the U.S. Home September 10-Q. The Company has maintained all documents, books and records as are required to be maintained by it and its subsidiaries under applicable Tax laws. Except as shown on Exhibit 3.1-P, (i) no extension of time given by the Company or any of its subsidiaries for completion of the audit of any of its Federal income Tax Returns or other material Tax Returns is in effect, (ii) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets relating to Taxes, penalties and interest in excess of $100,000 in any instance, or $1,000,000 in aggregate, (iii) no Federal income Tax Return, or material state, local or foreign Tax Return, of the Company or any subsidiary, is the subject of a pending audit or other administrative proceeding or court proceeding, (iv) except as shown on Exhibit 3.1-P, neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes (other than agreements solely between the Company and its direct or indirect wholly owned subsidiaries or among direct or indirect wholly owned subsidiaries of the Company), (v) neither the Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code, (vi) the liabilities and reserves for Taxes reflected in the consolidated balance sheet at September 30, 1999 included in the U.S. Home September 10-Q cover all Taxes for all periods ended at or prior to the date of such balance sheet and have been determined in accordance with GAAP and there is no material liability for Taxes for any period beginning after the date of such balance sheet other than Taxes arising in the ordinary course of business, other than Tax liabilities assumed or incurred in the purchase of real estate in the ordinary course of business which are not material in the aggregate, (vii) no event, transaction, act or omission has occurred which could result in the Company's becoming liable to pay or to bear any Tax as a transferee, successor or otherwise which is primarily or directly chargeable or attributable to any other person, firm or company, and the Company has no actual or contingent liability (whether by reason of any indemnity, warranty or otherwise) to any other person in respect of any actual, contingent or deferred liability of such person for Taxes, (viii) the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method, and (ix) neither the Company nor any subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection
(f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any subsidiary. For the purposes of this Agreement, the term "Taxes" means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes. Neither the Company nor any of its affiliates has taken or agreed to take any action, nor do any of the executive officers of the Company have knowledge of any fact or circumstance relating to the Company, that would prevent the Merger from qualifying as a "reorganization" under Section 368(a)(2)(D) of the Code.

     (q) (i) The Company and its subsidiaries have all material environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws in a manner which would have a Material Adverse Effect on the Company, (ii) except as shown on Exhibit 3.1-Q, neither the Company nor any subsidiary has received any written notice of material noncompliance or material liability under any Environmental Law which is now pending, (iii) neither the Company nor any subsidiary has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by the Company or a subsidiary, and there was no condition on any property formerly owned or leased by the Company or a subsidiary while the Company or a subsidiary owned or leased that property, that would be a basis for liability of the Company or a subsidiary under any Environmental Law which would have a Material Adverse Effect on the Company and
(iv) except as shown on Exhibit 3.1-Q, and except for those which would not have a Material Adverse Effect on the Company, neither the Company nor any subsidiary is subject to any order of any court or governmental agency requiring the Company or any subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, insofar as any officer of the Company is aware, threatened against the Company. As used in this Agreement, the term "Environmental Law" means any Federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a governmental authority relating to protection of the environment or to environmental conditions which affect human health or safety.

     (r) Failures of items sold by the Company or its subsidiaries to have been Y2K Compliant will not result in liabilities or costs to the Company which, in aggregate, will have a Material Adverse Effect on the Company. As used in this Agreement, items failed to be Y2K compliant if they failed to function properly because they were not capable of recognizing that dates in the year 2000 are subsequent to December 31, 1999 or otherwise were not able to operate without being adversely affected by the change from the twentieth to the twenty-first century.

     (s) The Board of Directors of the Company has received the written opinion of Warburg Dillon Read LLC its financial advisor, dated not earlier than the day before the date of this Agreement, in form satisfactory to the Company and its Board of Directors, to the effect that, as of the date of such opinion, the Merger Price was fair from a financial point of view to the holders of U.S. Home Common Stock.

     (t) Except as shown on Exhibit 3.1-T, there are no contracts, agreements or other arrangements which could result in the payment by the Company or by any subsidiary of an "Excess Parachute Payment" as that term is used in Section 280G of the Code or the payment by the Company or any of its subsidiaries of compensation which will not be deductible because of Section 162(m) of the Code.

     (u) Except as is described in the U.S. Home 1998 10-K or a subsequent report filed with the SEC, neither the Company nor any subsidiary is a party to any litigation which is required to be disclosed in an Annual Report on Form 10-K of the Company.

     3.2 Representations and Warranties of Lennar and Acquisition. Each of Lennar and Acquisition represents and warrants to the Company as follows:

          (a) Each of Lennar and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition is a wholly owned subsidiary of Lennar.

          (b) Each of Lennar and Acquisition has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize each of Lennar and Acquisition to enter into this Agreement and carry out the transactions contemplated by it, other than adoption of this Agreement by the stockholders of Lennar, have been taken. This Agreement has been duly executed by each of Lennar and Acquisition and is a valid and binding agreement of each of Lennar and Acquisition, enforceable against each of Lennar and Acquisition in accordance with its terms.

          (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this

     Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or By-Laws of either Lennar or Acquisition, any agreement or instrument to which either Lennar or Acquisition or any other subsidiary of Lennar is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over Lennar or any of its subsidiaries, including Acquisition, except violations or breaches of, or defaults under, agreements or instruments which would not have a Material Adverse Effect on Lennar.

          (d) Except as shown on Exhibit 3.2-D, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than the expiration or termination of waiting periods under the HSR Act, if any, are required to permit each of Lennar and Acquisition to fulfill all its obligations under this Agreement.

          (e) Lennar and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect upon Lennar.

          (f) The only authorized stock of Lennar is 100,000,000 shares of Lennar Common Stock, 30,000,000 shares of class B common stock, par value $.10 per share, 100,000,000 shares of participating preferred stock, par value $.10 per share, and 500,000 shares of preferred stock, par value $10.00 per share. At the date of this Agreement, the only outstanding stock of Lennar is not more than 40,000,000 shares of Lennar Common Stock and not more than 9,850,000 shares of class B common stock. All the outstanding shares have been duly authorized and issued and are fully paid and non-assessable. Except as shown on Exhibit 3.2-F, Lennar has not issued any options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, Lennar to issue or sell any of its stock.

          (g) Except as shown on Exhibit 3.2-G, (i) each of Lennar's subsidiaries has been duly organized, and is validly existing and in good standing under the laws of its state of incorporation, (ii) all the shares of stock owned by Lennar or a subsidiary of each of Lennar's subsidiaries which are corporations are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights, and (iii) neither Lennar nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, Lennar or any subsidiary to issue or sell any stock or other equity interests in any of Lennar's subsidiaries and, there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of Lennar's subsidiaries.

          (h) Since February 1, 1997, Lennar has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act, the Exchange Act or the rules under either of them.

          (i) Lennar's Annual Report on Form 10-K for the year ended November 30, 1998 (the "Lennar 1998 10-K") and its Quarterly Report on Form 10-Q for the period ended August 31, 1999 (the "Lennar August 10-Q") which Lennar filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the Lennar 1998 10-K all were prepared, and the financial information included in the Lennar August 10-Q was derived from financial statements which were prepared, in accordance with GAAP applied on a consistent basis (except that financial information included in the Lennar August 10-Q does not contain notes and is subject to normal year end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of Lennar and its subsidiaries at the dates, and for the periods, to which they relate. Lennar has not filed any reports with the SEC with regard to any period which ended, or any event which occurred, after August 31, 1999. Lennar's consolidated revenues and net income for the quarter ended November 30, 1999 and for the year ended November 30, 1999 were as stated in a press release issued by Lennar on January 11, 2000.

          (j) Since August 31, 1999, (i) Lennar and its subsidiaries have conducted their businesses in the ordinary course and in the same manner in which they were conducted prior to August 31, 1999, and (ii) nothing has occurred which, individually or in aggregate, has had a Material Adverse Effect on Lennar, except purchases by Lennar of not more than 10,000,000 shares of Lennar Common Stock, which, among other things, reduced Lennar's working capital, tangible net worth and net assets.

          (k) The assets of Lennar and its subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted.

          (l) Lennar and its subsidiaries have at all times complied, and currently are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Averse Effect on Lennar.

          (m) Lennar and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Lennar.

          (n) Lennar and each of its subsidiaries has filed when due (taking account of extensions) all Tax Returns relating to Federal income taxes, and all other material Tax Returns, which it has been required to file and has paid all Taxes shown on those returns to be due. Those Tax Returns are true, correct and complete in all material respects and accurately reflect all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by Lennar or the subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at August 31, 1999 included in the Lennar August 10-Q. None of Lennar, Acquisition or any other of Lennar's subsidiaries has any plan or arrangement to acquire shares of Lennar Common Stock which will be issued to stockholders of the Company as a result of the Merger, other than purchases in the open market pursuant to a stock repurchase program of Lennar which was announced before the date of this Agreement. It is the present intention of Lennar to cause the Surviving Corporation and its subsidiaries or other companies which are part of a qualified group (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)) which includes the Surviving Corporation, to continue to run at least one significant historic business line of the Company, or to use a significant portion of the Company's historic business assets in its business.

          (o) (i) Lennar and its subsidiaries have all material environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws, (ii) neither Lennar nor any subsidiary has received any notice of material noncompliance or material liability under any Environmental Law,
     (iii) neither Lennar nor any subsidiary has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by Lennar or a subsidiary, and there was no condition on any property formerly owned or leased by Lennar or a subsidiary while Lennar or a subsidiary owned or leased that property, that could result in material liability by Lennar or a subsidiary under any Environmental Law and (iv) neither Lennar nor any subsidiary is subject to any order of any court or governmental agency requiring Lennar or any subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, insofar as any officer of Lennar is aware, threatened against Lennar or a subsidiary.

          (p) Failures of items sold by Lennar or its subsidiaries to have been Y2K Compliant will not result in liabilities or costs to Lennar or its subsidiaries which, in aggregate, will have a Material Adverse Effect on Lennar.

          (q) Lennar has, or has access under existing credit lines to, sufficient funds to pay the maximum cash portion of the Merger Consideration. Lennar has provided to the Company a true and complete copy of a letter from Deutsche Bank Securities, Inc. regarding financing of the cash required for the Merger, to refinance the Company's existing debt and for related fees and expenses.

          (r) When shares of Lennar Common Stock are issued as Stock Consideration, or otherwise as a result of the Merger with regard to shares of U.S. Home Common Stock, those shares of Lennar Common Stock will be duly authorized and issued, fully paid and non-assessable, and will not be subject to preemptive rights of any stockholders of Lennar.

          (s) Except as is described in the Lennar 1998 10-K or a subsequent report filed with the SEC, neither Lennar nor any subsidiary is a party to any litigation which is required to be disclosed in an Annual Report on Form 10-K of Lennar.

     3.3 Termination of Representations and Warranties. The representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, and none of the Company, Lennar or Acquisition, nor any of their respective stockholders, will have any rights or claims as a result of any of those representations or warranties after the Effective Time.

                                   ARTICLE IV

                          ACTIONS PRIOR TO THE MERGER

     4.1 Company's Activities Until Effective Time. From the date of this Agreement to the Effective Time, or such earlier time as this Agreement is terminated in accordance with Article VI, the Company will, and will cause each of its subsidiaries to, except with the written consent of Lennar:

          (a) Operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement.

          (b) Take all reasonable steps available to it to maintain the goodwill of its business and the continued employment of its executives and other employees and to maintain good relationships with the vendors, suppliers, contractors and others with which it does business.

          (c) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other casualty.

          (d) Not make any borrowings other than borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the consolidated balance sheet at December 31, 1998 included in the U.S. Home 1998 10-K or under the Company's Fourth Amended and Restated Credit Agreement with lenders for which Bank One, N.A. is the agent (the "Fourth Amended Agreement").

          (e) Not enter into any contractual commitments (other than the Fourth Amended Agreement) involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business.

          (f) Not redeem or purchase any of its stock and not declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders (other than payments by subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company).

          (g) Not make any loans or advances (other than advances for travel and other normal business expenses) to stockholders, directors, officers or employees.

          (h) Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a basis consistent with the basis on which they were applied in prior years, subject to normal year-end adjustments and accruals.

          (i) Comply in all material respects with all applicable laws and regulations of governmental agencies.

          (j) Not purchase, sell or otherwise dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business.

          (k) Not enter into or amend any employment, severance or similar agreements or arrangements, or increase the salaries of any employees, other than through normal annual increases.

          (l) Not adopt, become an employer with regard to, or amend any employee compensation, employee benefit or post-employment benefit plan.

          (m) Not amend its certificate of incorporation or by-laws.

          (n) Not (i) issue or sell any of its stock (except upon exercise of options which are outstanding on the date of this Agreement or in accordance with the Company's Stock Payment Plan as in effect on the date of this Agreement) or any options, warrants or convertible or exchangeable securities or (ii) split, combine, or reclassify its outstanding stock.

          (o) Not knowingly take any action that would prevent the Merger from qualifying as a "reorganization" under Section 368 (a) of the Code.

          (p) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a) through (o) above.

     4.2 Lennar's Activities Until Effective Time. From the date of this Agreement to the Effective Time, or such earlier time as this Agreement is terminated in accordance with Article VI, Lennar will, and will cause each of its subsidiaries to, except with the written consent of the Company:

          (a) Operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement.

          (b) Take all reasonable steps available to it to maintain the goodwill of its business and the continued employment of its executives and other employees and to maintain good relationships with the vendors, suppliers, contractors and others with which it does business.

          (c) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other casualty.

          (d) Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a basis consistent with the basis on which they were applied in prior years, subject to normal year-end adjustments and accruals.

          (e) Comply in all material respects with all applicable laws and regulations of governmental agencies.

          (f) Not purchase, sell or otherwise dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business.

          (g) Not redeem or purchase any of its stock and not declare or pay any dividends (other than regular quarterly dividends at the rate prevailing prior to the date of this Agreement) or make any other distributions or repayments of debt to its stockholders (other than payments by subsidiaries of Lennar to Lennar or to other wholly-owned subsidiaries of Lennar).

          (h) Not issue or sell any of its stock (except upon exercise of options which are outstanding on the date of this Agreement or in accordance with Lennar's stock option plans which are in effect on the date of this Agreement) or any options, warrants or convertible or exchangeable securities.

          (i) Not split, combine or reclassify its outstanding stock.

          (j) Not knowingly take any action that would prevent the Merger from qualifying as a "reorganization" under Section 368 (a) of the Code.

          (k) Not amend its certificate of incorporation or by-laws.

          (l) Not purchase shares of U.S. Home Common Stock if the purchase would cause Lennar and its subsidiaries and affiliates to own in aggregate more than 5% of the U.S. Home Common Stock which is then outstanding.

          (m) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a) through (l) above.

     4.3 Amendment to Rights Plan. Not later than February 29, 2000, the Company, and First Chicago Trust will enter into the amendment to the Rights Plan described in Paragraph 3.1(h).

     4.4 HSR Act Filings. The Company and Lennar will each make as promptly as practicable the filing it is required to make under the HSR Act with regard to the transactions which are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Company and Lennar will each provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act.

     4.5 Stockholders' Meeting. Each of Lennar and the Company will take all action which is necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to call and convene a special meeting of its stockholders (a "Merger Stockholders Meeting") as soon as practicable to consider and vote upon adoption of this Agreement and approval of the Merger. The proxy statement distributed by each of Lennar and the Company with respect to its Merger Stockholders Meeting will include the recommendation of its Board of Directors that its stockholders vote to adopt this Agreement and approve the Merger, unless the Board of Directors of Lennar or the Company determines in good faith, after consultation with its counsel about the nature of the directors' fiduciary duties, that it is required by its fiduciary duties to state that it no longer recommends that the stockholders of Lennar or the Company, as the case may be, vote in favor of adoption of this Agreement and the Merger. Each of Lennar and the Company will use all commercially reasonable efforts to solicit from its stockholders proxies or votes in favor of adoption of this Agreement and approval of the Merger.

     4.6 Registration Statement and Proxy Statement. (a) Lennar will prepare and file with SEC as soon as practicable after the date of this Agreement a Registration Statement on Form S-4 relating to the shares of Lennar Common Stock to be issued as a result of the Merger (the "Registration Statement"). The Registration Statement will include a joint proxy statement (the "Joint Proxy Statement/Prospectus") of Lennar and the Company relating to the Merger Stockholders Meetings. Lennar and the Company will cooperate to provide all information which is required to be included in the Registration Statement or in the Joint Proxy Statement/Prospectus in a timely manner so the Registration Statement can be filed with the SEC as soon as reasonably practicable. Lennar will cause the Registration Statement, and Lennar and the Company will cause the Joint Proxy Statement/Prospectus, to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules under them. Lennar will use its best efforts, and the Company will cooperate with Lennar, to cause the Registration Statement to be declared effective by the staff of the SEC as promptly as practicable after it is filed (including without limitation, responding to any comments received from the SEC with respect to the Registration Statement) and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Lennar and the Company will, as promptly as practicable, provide to the other of them copies of any written comments received from the SEC with regard to the Registration Statement or the Joint Proxy Statement/Prospectus and will advise the other of them of any comments with respect to the Registration Statement or the Joint Proxy Statement/Prospectus which are received orally from the staff of the SEC. Lennar will use its best efforts to obtain, prior to the effective date of

Registration Statement, any qualifications, permits or approvals which are necessary under any state securities laws in order to carry out the Merger and Lennar will pay all expenses incident to obtaining those qualifications, permits or approvals.

     (b) Lennar and Acquisition each represents and warrants to the Company, and the Company represents and warrants to Lennar, that none of the information supplied by it for inclusion, or included in a document filed by it which is incorporated by reference, in the Registration Statement or the Joint Proxy Statement/Prospectus will (i) in the case of the Registration Statement and each amendment, at the time the Registration Statement is filed or becomes effective and at the Effective Time, and (ii) in the case of the Joint Proxy Statement/Prospectus and each amendment or supplement to it, at the time it is mailed to stockholders and at the time of the Merger Stockholders Meetings, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time before the Effective Time an event occurs with respect to the Company or any of its subsidiaries, or with respect to Lennar or any of its subsidiaries, as the case may be, which is required to be described in the Registration Statement or in the Joint Proxy Statement/Prospectus, an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus will be filed with the SEC as promptly as practicable and, to the extent required by law, will be distributed to the stockholders of Lennar, the Company or both of them. Neither Lennar nor the Company will make any amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus without the approval of the other of them, which approval will not be unreasonably withheld (and will under no circumstances be withheld to the extent the amendment or supplement is required to cause the Registration Statement or the Joint Proxy Statement/Prospectus to comply with applicable law). Lennar will advise the Company promptly after it receives notice that the Registration Statement has become effective or that any supplement or amendment to it has been filed, that any stop order relating to the Registration Statement has been issued, or that the qualification or registration of the Lennar Common Stock issuable in connection with the Merger under any state securities law has been suspended, of any request by the staff of the SEC for an amendment of the Registration Statement or the Joint Proxy Statement/Prospectus, or of the receipt of comments or requests for additional information from the staff of the SEC or the response to any such comments or requests for additional information.

     (c) The Company and Lennar each will cause its Merger Stockholders Meetings to be held not later than 45 days after the day on which the Registration Statement becomes effective.

     (d) The Company's Board of Directors will not take any action, other than causing the Company to terminate this Agreement if it is entitled to do so under
Article VI, which prevents the Company's stockholders from voting upon the Merger, and Lennar's Board of Directors will not take any action, other than causing Lennar to terminate this Agreement if it is entitled to do so under
Article VI, which prevents Lennar's stockholders from voting upon the Merger.

     4.7 No Solicitation of Offers; Notice of Proposals from Others. (a) Neither the Company nor any of its subsidiaries will, and the Company will use its best efforts to cause its and its subsidiaries' respective directors, officers, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly (x) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing or disclosing information) any inquiry or the making of any offer or proposal by any corporation, partnership, trust, person or other entity or group (a "Third Party") with respect to, or that could reasonably be expected to lead to, any merger, consolidation, share acquisition, asset purchase, share exchange, business combination, tender offer, exchange offer or similar transaction involving the acquisition of all or a substantial portion of the assets of the Company and its subsidiaries, taken as a whole, or a significant equity interest in (including by way of tender offer), or a recapitalization or restructuring of, the Company or any of its material subsidiaries (any of those transactions being an "Acquisition Transaction", or (y) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any possible Acquisition Transaction, or enter into, approve or recommend any agreement, arrangement or understanding requiring it to abandon, terminate or otherwise fail to consummate the Merger or any other of the transactions contemplated by this Agreement; provided however, that the Company may, in response to a proposal which was not solicited after the date of this Agreement furnish information to, and engage in discussions or negotiations with, a Third Party, if, but only if, (A) the Company's Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that the Third Party is financially capable of completing the transaction which is the subject of the proposal and that, if completed, that transaction would result in greater value to the Company's stockholders than the Merger and would be more favorable to the Company and its stockholders than the Merger and (B) before furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, the Third Party, the Company receives from the Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements, each dated as of February 11, 2000, between Lennar and the Company, which confidentiality agreement does not provide for any exclusive right to negotiate with the Company or any payments by the Company. Nothing in this Paragraph will prohibit the Board of Directors of the Company from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a tender offer or an exchange offer or prohibit the Company from selling assets or properties in the ordinary course of business.

     (b) The Company will (w) no later than the end of the first business day after the Company receives an inquiry, proposal or offer with respect to a possible Acquisition Transaction or a request for non-public information relating to the Company in connection with a possible Acquisition Transaction or for access to its or any of its subsidiaries' properties, books or records by any Third Party that informs the Company's Board of Directors that the Third Party is considering making, or has made, a proposal or offer with respect to an Acquisition Transaction (any such inquiry proposal, offer or request being an "Acquisition Proposal"), notify Lennar in writing of the inquiry, proposal, offer or request, (x) in that written notice, indicate in reasonable detail the identity of the Third Party (including the name of the Third Party) and the terms and conditions of the proposal or offer, (y) promptly notify Lennar of any determination by the Company's Board of Directors that the Company should furnish information to, or engage in discussions of negotiations with, any Third Party, and (z) keep Lennar informed of the progress of any discussions or negotiations with any Third Party.

     (c) The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Lennar) which have been conducted before the date of this Agreement with respect to any possible Acquisition Transaction, and will inform any such parties of the Company's obligations under this Paragraph 4.6.

     4.8 Lennar's and Acquisition's Efforts to Fulfill Conditions. Lennar and Acquisition each will use its best efforts to cause all the conditions set forth in Paragraph 5.1 to be fulfilled on or before the Merger Date.

     4.9 Company's Efforts to Fulfill Conditions. The Company will use its best efforts to cause all the conditions set forth in Paragraph 5.2 to be fulfilled on or before the Merger Date.

                                   ARTICLE V

                         CONDITIONS PRECEDENT TO MERGER

     5.1 Conditions to the Company's Obligations. The obligations of the Company to complete the Merger are subject to satisfaction on or before the Merger Date of the following conditions (any or all of which may be waived by the Company):

          (a) The representations and warranties of Lennar and Acquisition contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that the representations and warranties of Lennar and Acquisition which are qualified as to materiality, or absence of Material Adverse Effect, will be true and correct in all respects) on the Merger Date with the same effect as though made on that date (except that representations or warranties which relate expressly to a specified date or a specified period need only have been true and correct with regard to the specified date or period and except to the extent that the representations and warranties in Paragraph 3.2(j) are not true and correct on the Merger Date because of occurrences or conditions which are attributable to, or result directly from, the public announcement or the pendency of the Merger), and Lennar will have delivered to the Company a certificate dated that date and signed by the President or a Vice President of Lennar to that effect.

          (b) Lennar and Acquisition will have fulfilled in all material respects all their obligations under this Agreement required to have been fulfilled on or before the Merger Date, and Lennar will have delivered to the Company a certificate dated that date and signed by the President or a Vice President of Lennar to that effect.

          (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Company from completing the transactions which are the subject of this Agreement.

          (d) The Merger will have been approved by the holders of a majority of the outstanding shares of U.S. Home Common Stock.

          (e) Since the date of this Agreement, no events shall have occurred and no circumstances shall have occurred that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect on Lennar, except occurrences or circumstances which are attributable to, or result directly from, the public announcement or the pendency of the Merger or will result from the Merger.

          (f) Any waiting period under the HSR Act with regard to the Merger will have expired or been terminated.

          (g) The shares of Lennar Common Stock issuable to the Company's stockholders as a result of the Merger will have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

          (h) The Registration Statement will have become effective under the Securities Act and will not be the subject of any stop order or any pending proceeding seeking a stop order, and any other federal and material state securities laws applicable to the issuance of Lennar Common Stock as a result of the Merger have been complied with.

          (i) The Company will have received a written opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, in form and substance reasonably satisfactory to the Company, dated on or about the Merger Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that Lennar, Acquisition and the Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering this opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as customary representations of Lennar, Acquisition and the Company.

          (j) The Market Value of a share of Lennar Common Stock will not be $11.55 or less, unless Lennar has delivered its written agreement prior to the Effective Time stating that the Stock Consideration with regard to a share of U.S. Home Common Stock pursuant to Paragraph 1.7(a) and 1.7(b) will be the number of shares of Lennar Common Stock with a Market Value of $14.72.

          (k) The number of shares of U.S. Home Common Stock as to which the holders give timely and proper notice of intention to exercise dissenters' rights will not exceed 4% of the shares of U.S. Home Common Stock which are outstanding on the date of this Agreement, provided that the foregoing will be a condition to the Merger only if the total cash which holders of U.S. Home Common Stock would receive as Merger Consideration (treating all stockholders who give the Company timely and proper notices of intention to exercise dissenters' rights as receiving Merger Consideration consisting of cash equal to $36 per share to which the notices relate) would exceed 55% of the total Merger Consideration.

          (l) Warburg Pincus Investors L.P. will have consented in writing to the transactions contemplated by this Agreement, including, without limitation, the Merger.

          (m) Robert J. Strudler, Isaac Heimbinder and two other members of the Board of Directors of the Company designated by the Company will have been elected to the Board of Directors of Lennar, effective immediately after the Effective Time. One of these directors will be in the class the term of which expires at the 2001 Annual Meeting of Stockholders of Lennar, one will be in the class the term of which expires at the 2002 Annual Meeting of Stockholders of Lennar, and two will be in the class the term of which expires at the 2003 Annual Meeting of Stockholders of Lennar (with the person or persons in each class to be as specified by the Company).

     5.2 Conditions to Lennar's and Acquisition's Obligations. The obligations of Lennar and Acquisition to complete the Merger are subject to satisfaction on or before the Merger Date of the following conditions (any or all of which may be waived by Lennar):

          (a) The representations and warranties of the Company contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that the representations and warranties of the Company which are qualified as to materiality, or absence of Material Adverse Effect, will be true and correct in all respects) on the Merger Date with the same effect as though made on that date (except that representations or warranties which relate expressly to a specified date or a specified period need only have been true and correct with regard to the specified date or period and except to the extent that the representations and warranties in Paragraph 3.1(1) are not true and correct on the Merger Date because of occurrences or conditions which are attributable to, or result directly from, the public announcement or the pendency of the Merger), and the Company will have delivered to Lennar a certificate dated that date and signed by the President or a Vice President of the Company to that effect.

          (b) The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Merger Date.

          (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains Lennar or Acquisition from completing the transactions which are the subject of this Agreement and no action will be pending against the Company, Lennar or Acquisition relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against the Company, Lennar or Acquisition which would be material after the Merger to Lennar and its subsidiaries taken as a whole.

          (d) The Merger will have been approved by the holders of at least a majority in voting power of the outstanding shares of Lennar Common Stock and Lennar class B common stock, voting together as a single class.

          (e) Since the date of this Agreement, no events shall have occurred and no circumstances shall have occurred that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company, except occurrences or circumstances which are attributable to, or result directly from, the public announcement or the pendency of the Merger or will result from the Merger.

          (f) Any waiting period under the HSR Act with regard to the Merger will have expired or been terminated.

          (g) The shares of Lennar Common Stock issuable to the Company's stockholders as a result of the Merger will have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

          (h) The Registration Statement will have become effective under the Securities Act and will not be the subject of any stop order to any pending proceeding seeking a stop order.

          (i) The Market Value of a share of Lennar Common Stock will not be $11.55 or less, unless Lennar has delivered its written agreement prior to the Effective Time stating that the Stock Consideration with regard to a share of U.S. Home Common Stock pursuant to Paragraph 1.7(a) and 1.7(b) will be the number of shares of Lennar Common Stock with a Market Value of $14.72.

                                   ARTICLE VI

                                  TERMINATION

     6.1 Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time (whether or not the Company's or Lennar's stockholders have approved the Merger):

          (a) By mutual written consent of the Company and Lennar.

          (b) By the Company if (i) it is determined that any of the representations and warranties of Lennar and Acquisition contained in this Agreement was not complete and accurate in all material respects (or that any of those representations and warranties which are qualified as to materiality or absence of Material Adverse Effect were not true and correct in all respects) on the date of this Agreement, (ii) any of the conditions in Paragraph 5.1 is not satisfied or waived by the Company on or before the Merger Date or (iii) if Lennar or Acquisition has breached in a material respect any covenant or agreement contained in this Agreement and has not cured that breach within ten business days after written notice from the Company, or by the Merger Date, if earlier.

          (c) By Lennar if (i) it is determined that any of the representations and warranties of the Company contained in this Agreement was not complete and accurate in all material respects (or that any of those representations and warranties which are qualified as to materiality or absence of Material Adverse Effect were not true and correct in all respects) on the date of this Agreement, (ii) any of the conditions in Paragraph 5.2 is not satisfied or waived by Lennar on or before the Merger Date or (iii) if the Company has breached in a material respect any covenant or agreement contained in this Agreement and has not cured that breach within ten business days after written notice from Lennar, or by the Merger Date, if earlier.

          (d) By either Lennar or the Company if, without fault of the terminating party, the Merger Date is later than August 31, 2000, which date may be extended by mutual consent of the parties; provided, however, that the right to terminate this Agreement pursuant to this subparagraph will not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger Date to occur on or before that date.

          (e) By either Lennar or the Company if any court of competent jurisdiction or other governmental authority issues an order (other than a temporary restraining order), decree or ruling, or takes any other action, restraining, enjoining or otherwise prohibiting the Merger, and that order, decree, ruling or other action becomes final and nonappealable.

          (f) By either Lennar or the Company, if its stockholders fail to adopt this Agreement and approve the Merger at the applicable Merger Stockholders Meeting.

          (g) By Lennar if the Company's Board of Directors (i) withdraws, changes or modifies in any manner its recommendation that its stockholders vote to adopt this Agreement and approve the Merger or (ii) adopts resolutions approving or otherwise authorizing or recommending an Acquisition Transaction (other than the Merger) to its stockholders; or

          (h) By the Company if (i) before this Agreement is adopted by the Company's stockholders, the Company receives an Acquisition Proposal in which a person or group (a "Potential Acquiror") makes a specific proposal for an Acquisition Transaction on specific terms (a "Firm Proposal"), or a Potential Acquiror commences a cash tender offer or exchange offer for all the Company's outstanding stock (other than any already owned by the Potential Acquiror), (ii) within 15 business days after the Company receives the Firm Proposal or the tender offer or exchange offer is commenced, the Company's Board of Directors determines that the Firm Proposal or the tender offer or exchange offer is a Superior Proposal and resolves to accept the Superior Proposal, or to recommend that stockholders vote for, authorize, or tender their shares in response to, the Superior Proposal, unless Lennar and Acquisition agree within five business days to increase the Merger Price to an amount per share at least as great as the consideration per share the Company's stockholders would receive as a result of the Superior Proposal, (iii) the Company has given Lennar at least five business days' prior notice (A) of the terms of the Superior Proposal (including the consideration per share, valuing non-cash consideration as described below, which the Company's stockholders would receive as a result of the Superior Proposal), and (B) that unless Lennar agrees in writing within the five business day period to increase the Merger Price to an amount per share at least as great as the consideration per share the Company's stockholders would receive as a result of the Superior Proposal, as set forth in the notice, this Agreement will terminate, and (iv) the Company has (x) paid Lennar $19 million, (y) reimbursed Lennar for all the expenses which Lennar or its subsidiaries (including Acquisition) incurred in connection with this Agreement and the transactions contemplated by it (including reasonable fees and expenses of professionals and other consultants, commitment fees and other financing costs, and out of pocket costs incurred by employees in investigating the business and financial condition of the Company and in connection with the negotiation of this Agreement and efforts to carry out the transactions which are the subject of this Agreement) ("Lennar Expenses") regarding which Lennar has presented reasonable documentation to the Company, and (z) agreed in writing to reimburse Lennar for all Lennar Expenses for which Lennar subsequently presents reasonable documentation to the Company (up to a total reimbursement of Lennar Expenses under clauses (y) and (z) not exceeding $6 million). A "Superior Proposal" is a proposal for an Acquisition Transaction or a tender offer or exchange offer which (A) would result in the Company's stockholders' receiving consideration which is greater than the Merger Price (valuing non-cash consideration at its fair value as determined in good faith by the Company's Board of Directors after consultation with its financial advisor), (B) is not subject to the outcome of due diligence or any other form of investigation, and (C) is not subject to a financing contingency and is from a Proposed Acquiror which the Company's Board of Directors determines in good faith after consultation with its independent financial advisor has the financial resources necessary to carry out the transaction and (D) the Company's Board of Directors determines in good faith after consultation with its independent financial advisor to be more favorable to the Company's stockholders than the Merger. A notice that this Agreement will terminate given pursuant to clause (iii) of the first sentence of this subparagraph will be irrevocable (unless Lennar consents in writing to its being withdrawn by the Company) and will result in the termination of this Agreement on the later of the date specified in the notice or the date the Company makes the payments and provides the agreement described in clause (iv) of the first sentence of this subparagraph.

     6.2 Manner of Terminating Agreement. If at any time the Company or Lennar has the right under Paragraph 6.1 to terminate this Agreement, it can terminate this Agreement by a written notice to the other of them that it is terminating this Agreement.

     6.3 Effect of Termination. If this Agreement is terminated pursuant to Paragraph 6.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement other than the Company's obligations under (i) Paragraph 8.1, and (ii) the agreement to reimburse expenses described in Paragraph 6.1(h). Nothing contained in this Paragraph will, however, relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

                                  ARTICLE VII

                               ABSENCE OF BROKERS

     7.1 Representations and Warranties Regarding Brokers and Others. The Company and Lennar each represents and warrants to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement, except that Deutsche Bank Securities Inc. acted as a financial adviser to Lennar and Acquisition and Warburg Dillon Read LLC acted as a financial advisor to the Company. Lennar will pay all the fees and other charges of Deutsche Bank Securities Inc. and the Company will pay all the fees and other charges of Warburg Dillon Read LLC. The Company indemnifies Lennar and Acquisition against, and agrees to hold each of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the Company in connection with the transactions which are the subject of this Agreement. Lennar indemnifies the Company against, and agrees to hold it harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or any similar capacity by reason of services allegedly rendered to Lennar or Acquisition in connection with the transactions which are the subject of this Agreement.

                                  ARTICLE VIII

                                OTHER AGREEMENTS

     8.1 Payment to Lennar. (a) If at any time prior to or at the meeting of the Company's stockholders at which the Company's stockholders vote upon the Merger (i) the Company's Board of Directors withdraws its recommendation that the Company's stockholders vote in favor of the Merger, but (ii) the Company does not terminate this Agreement before the Company's Merger Stockholders Meeting and (iii) at that Merger Stockholders Meeting, the Merger is not approved by holders of the majority of the outstanding shares of the U.S. Home Common Stock, within three business days after the day on which that Merger Stockholders Meeting is held, the Company will (x) pay Lennar $19 million, (y) reimburse Lennar for all the Lennar Expenses regarding which Lennar has presented reasonable documentation to the Company and (z) agree in writing to reimburse Lennar for all Lennar Expenses for which Lennar subsequently presents reasonable documentation to the Company (up to a total reimbursement of Lennar Expenses under clauses (y) and (z) not exceeding $6 million).

     (b) If this Agreement is terminated by Lennar pursuant to clause (iii) of
Section 6.1(c) and within 12 months after such termination the Company consummates a transaction constituting a change of control transaction or enters into a definitive agreement for such a transaction, then within three business days after consummation of the change of control transaction, the Company shall pay Lennar $19 million. A "change of control transaction" means an Acquisition Transaction which results in the common stockholders of the Company immediately prior to the transaction owning less than 50% of the equity or voting power of the surviving or successor entity resulting from the transaction.

     (c) If the Company's Board of Directors does not withdraw its recommendation that the Company's stockholders adopt this Agreement and approve the Merger, but nonetheless, at the Company's Merger Stockholders Meeting, the Merger is not approved by holders of a majority of the outstanding shares of U.S. Home Common Stock, within three business days after the day on which the Company's Merger Stockholder Meeting is held, the Company will reimburse Lennar for all the Lennar Expenses regarding which Lennar has presented reasonable documentation to the Company and will agree in writing to reimburse Lennar for all Lennar Expenses for which Lennar subsequently presents reasonable documentation to the Company (up to a total reimbursement of Lennar Expenses not exceeding $6 million).

     (d) If Lennar recovers damages for breach of this Agreement, the amount recovered by Lennar will be credited against the payment the Company is required to make under Paragraph 8.1.

     8.2 Protection of Reorganization. Neither Lennar nor the Company will take, or cause or permit to be taken, any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     8.3 Stock Exchange Listing. Lennar will promptly file a listing application with the New York Stock Exchange with regard to the shares of Lennar Common Stock which will be issued as a result of the Merger and will use its best efforts to cause the listing of those shares to be approved by the New York Stock Exchange, subject to official notice of issuance, prior to the Merger Date.

     8.4 Other Actions; Filings; Consents. Subject to the terms and conditions contained in this Agreement, Lennar and the Company each will (i) use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things, which are necessary, proper or appropriate under applicable laws and regulations, or are required to be taken by any governmental authorities, to consummate the Merger as promptly as practicable, (ii) use its commercially reasonable efforts to make as promptly as practicable all necessary filings, and subsequently make any other required submissions, with regard to this Agreement or the Merger under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws or regulations, (B) the HSR Act and any related governmental requests under that Act and (C) any other applicable or federal, state, local or foreign statutes, laws, rules or regulations, (iii) use its commercially reasonable efforts to obtain from governmental authorities any consents, licenses, permits, waivers, approvals, authorizations and orders required to be obtained by the Company or Lennar or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) use its commercially reasonable efforts to resolve any objections which may be asserted by any governmental authority with regard to the Merger or any other transactions contemplated by this Agreement under any anti-trust, trade or regulatory laws or regulations, (v) furnish the other of them, upon request, with copies of all correspondence, filings and communications between it and its affiliates and representatives, on the one hand, and any governmental authority or member of the staff of any governmental authority, on the other hand, with respect to this Agreement, the Merger or any other of the transactions contemplated by this Agreement, (vi) furnish the other of them with all information and reasonable assistance which the other of them may reasonably request in connection with the preparation of filings, registrations or submissions of information required by any governmental authorities and (vii) use its commercially reasonable efforts to cause any injunction, restraining order or other order of any court or governmental authority which adversely effects the ability of the parties to consummate the Merger to be dissolved, and to defend vigorously any litigation seeking to enjoin, prevent or delay the consummation of the Merger or seeking material changes in the terms of the Merger or any other transaction which is the subject to this Agreement.

     8.5 Notification of Certain Matters. Each party will cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other party and to report to the other party on the general status of its ongoing operations. Each party will give prompt notice to the other party of (i) any written notice or other communication from any third party alleging that the consent of that third party is or may be required in connection with the Merger or other transactions contemplated by this Agreement,
(ii) its receipt of written notice of any governmental complaint, investigation or hearing, or any litigation, which may impair the parties' ability to consummate the Merger or any of the other transactions contemplated by this Agreement or may have a Material Adverse Effect on the Company or Lennar, as the case may be, (iii) any change or event that in the party's good faith judgment is reasonably likely to impair the party's ability to consummate the Merger or is reasonably likely to have a Material Adverse Effect on the party or (iv) the occurrence or the existence of any event that would, or could with a passage of time or otherwise, make any representation or warranty in this Agreement untrue.

                                   ARTICLE IX

                                    GENERAL

     9.1 Expenses. Except as provided in Paragraphs 6.1(h) and 8.1, the Company and Lennar will each pay its own expenses (and Lennar will pay Acquisition's expenses) in connection with the transactions which are the subject of this Agreement, including legal fees.

     9.2 Employee Benefit Plans. Lennar agrees to consult with the senior executive officers of the Company between the date of this Agreement and the Merger Date to develop employee benefit plans (which may be continuations of some or all of the Company's current employee benefit plans) which will provide the Company's employees with benefits which are substantially as great as those they are receiving under the Company's employee benefit plans which exist at the date of this Agreement and to maintain those plans in effect for at least one year. Lennar also agrees to discuss with the senior executive officers of the Company between the date of this Agreement and the Merger Date a program under which employees of the Company or its subsidiaries who hold options granted under the Company's stock option plans which have an exercise price greater than the Merger Price, and therefore which will be cancelled as a result of the Merger without any payment to the employees, will be granted options to purchase Lennar Common Stock which will be reasonably equivalent to the options to purchase U.S. Home Common Stock which those employees hold at the date of this Agreement. The Surviving Corporation will fulfill the obligations of the Company under its Severance Pay Plan.

     9.3 Directors' and Officers' Insurance and Indemnification. (a) Lennar and the Surviving Corporation will at all times after the Effective Time indemnify and hold harmless each person who is at the date of this Agreement, or has been at any time prior to the date of this Agreement, a director, officer or employee of the Company or any of its subsidiaries ("Indemnified Parties"), in each case to the fullest extent permitted by applicable law, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) based in whole or in part, or arising in whole or in part out of, any act or omission by that person at or prior to the Effective Time in connection with that person's duties as a director, officer or employee of the Company or any of its subsidiaries or affiliates, to the same extent and on the same terms (including with respect to advancement of expenses) provided in the Company's Certificate of Incorporation or By-Laws, or in any indemnification agreements, in effect on the date of this Agreement. Lennar or the Surviving Corporation will pay all reasonable expenses, including attorney's fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations of Lennar and the Surviving Corporation under this Paragraph.

     (b) Lennar will cause the Surviving Corporation to keep in effect for at least six years after the Effective Time the policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries at the date of this Agreement; provided that (i) Lennar may substitute policies having the same coverage and amounts and containing terms and conditions which are no less advantageous to the persons who are currently covered by the Company's policies and with carriers comparable in terms of credit worthiness to those which have written the policies maintained by the Company at the date of this Agreement and (ii) neither Lennar nor the Surviving Corporation will be required to pay an annual premium for that insurance in excess of three times the annual premium relating to the year during which this Agreement is executed, but if they are not able to maintain the required insurance for an annual premium for that amount, they will purchase as much coverage as it can obtain for that amount.

     9.4 Benefit of Provisions. The provisions of Paragraphs 9.1, 9.2 and 9.3 are intended for the benefit of, and shall be enforceable by, the parties who are entitled to benefits or rights under those Paragraphs.

     9.5 Reorganization. The Merger is intended to be a "reorganization" within the meaning of Section 368(a) of the Code. Lennar and the Company each agrees not to take any position on any Tax Return or otherwise which is inconsistent with that intention.

     9.6 Access to Properties, Books and Records. From the date of this Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, give representatives of Lennar full access during normal business hours to all of their respective properties, books and records. Lennar will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement),
(ii) becomes available to Lennar or a subsidiary from a third party which, insofar as Lennar is aware, is not under an obligation to the Company, or to a subsidiary of the Company, to keep the information confidential, (iii) was known to Lennar or a subsidiary before it was made available to Lennar or its representative by the Company or a subsidiary, (iv) otherwise is independently developed by Lennar or a subsidiary, or (v) Lennar reasonably believes is required to be included in the Registration Statement. If this Agreement is terminated prior to the Effective Time, Lennar will, at the request of the Company, deliver to the Company all documents and other material obtained by Lennar from the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by Lennar.

     9.7 Press Releases. The Company and Lennar will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger, except that nothing in this Paragraph will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded.

     9.8 Entire Agreement. This Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement among the Company, Lennar and Acquisition relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Company and either Lennar or Acquisition are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

     9.9 Effect of Disclosures. Any information disclosed by a party in any representation or warranty contained in this Agreement (including exhibits to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement.

     9.10 Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

     9.11 Prohibition Against Assignment. Neither this Agreement nor any right of any party under it may be assigned.

     9.12 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), on the business day after the day on which it is sent by a major nationwide overnight delivery service, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

     If to Lennar or Acquisition:
          Lennar Corporation
          700 N.W. 107th Avenue
          Miami, Florida 33172
          Attention: Bruce Gross
          Facsimile No.: 305-227-7115
                     and
          Attention: David McCain
          Facsimile No.: 305-229-6650
     with a copy to:
          David W. Bernstein
          Clifford Chance Rogers & Wells LLP
          200 Park Avenue
          New York, New York 10166
          Facsimile: 212-878-8375

     If to the Company.:
          U.S. Home Corporation
          10707 Clay Road
          Houston, Texas 77041
          Attention: Robert J. Strudler
          Facsimile No.: 713-877-2335

     with a copy to:
          Stephen C. Koval
          Kaye, Scholer, Fierman, Hays & Handler, LLP
          425 Park Avenue
          New York, New York 10022
          Facsimile: 212-836-8689

     9.13 Governing Law. This Agreement will be governed by, and construed under, the substantive laws of the State of Delaware.

     9.14 Amendments. This Agreement may be amended only by a document in writing signed by both the Company and Lennar.

     9.15 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the Company, Lennar and Acquisition have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                                          U.S. HOME CORPORATION

                                          By: /s/ ROBERT J. STRUDLER
                                            ------------------------------------
                                              Title: Co-Chief Executive Officer

                                          LENNAR CORPORATION

                                          By: /s/ STUART A. MILLER
                                            ------------------------------------
                                              Title: President and Chief
                                              Executive Officer

                                          LEN ACQUISITION CORPORATION

                                          By: /s/ STUART A. MILLER
                                            ------------------------------------
                                              Title: President

                                                                        ANNEX II

February 16, 2000

Board of Directors
Lennar Corporation
700 N.W. 107th Avenue
Miami, FL 33172

Gentlemen:

     Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Lennar Corporation ("Lennar") in connection with the proposed transaction involving Lennar and U.S. Home Corporation (the "Company") pursuant to the Plan and Agreement of Merger, to be dated as of February 16, 2000, among Lennar and LEN Acquisition Corp., a wholly owned subsidiary of Lennar ("Merger Sub"), and U.S. Home Corporation (the "Merger Agreement"), which provides, among other things, for the merger of the Company with and into Merger Sub (the "Transaction").

     As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by the Company or Lennar will be converted into the right to receive the number of shares of common stock, par value $0.10 per share of Lennar ("Lennar Common Stock") equal to the Exchange Ratio (as determined below) (the "Stock Consideration"), and $18.00 in cash per share (the "Cash Consideration"). The Stock Consideration and Cash Consideration, together, constitute the "Merger Consideration."

     Notwithstanding the foregoing, a holder of shares of Company Common Stock may instead elect, subject to the limitations in the Merger Agreement, that any shares of the holder's Company Common Stock be converted in the Transaction into either (i) a number of shares of Lennar Common Stock which is twice the Stock Consideration (a "Stock Election") or (ii) an amount of cash which is twice the Cash Consideration (a "Cash Election").

     The "Exchange Ratio" shall be the number of shares determined as follows:
(i) if the Lennar Stock Value (as defined below), is greater than or equal to $14.125 and less than or equal to $18.75, then the Exchange Ratio shall be the quotient of $18.00 and the Lennar Stock Value; (ii) if the Lennar Stock Value is greater than $11.55 and less than $14.125, then the Exchange Ratio will be 1.2743; (iii) if the Lennar Stock Value is less than $11.55, then the Exchange Ratio shall be the quotient of $14.72 and the Lennar Stock Value; (iv) if the Lennar Stock Value is greater than $18.75 and less than or equal to $23.96, then the Exchange Ratio will be .9600; and (v) if the Lennar Stock Value is greater than $23.96, then the Exchange Ratio shall be the quotient of $23.00 and the Lennar Stock Value. The term "Lennar Stock Value" means the average of the closing prices of the Lennar Common Stock on the New York Stock Exchange for the 20 trading days ending on the trading date that is immediately prior to the meeting at which the stockholders of the Company vote upon the Transaction.

     If the Cash Elections cause more than 55% of the Merger Consideration (valuing the aggregate Stock Consideration at the Lennar Stock Value) to be cash, the Cash Consideration of the shares for which Cash Elections have been made will be reduced and replaced with Stock Consideration, such that the aggregate Cash Consideration equals 55% of the total Merger Consideration. If Stock Elections cause more than 50% of the Merger Consideration (valuing the aggregate Stock Consideration at the Lennar Stock Value) to be stock, the Stock Consideration of the shares for which Stock Elections have been made will be reduced and replaced with Cash Consideration, such that the aggregate Stock Consideration equals 50% of the total Merger Consideration. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to Lennar of the Merger Consideration.

     In connection with Deutsche Bank's role as financial advisor to Lennar, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Lennar and certain internal analyses and other information furnished to it by the Company, Lennar and their respective advisors. Deutsche Bank has also held discussions with members of the senior managements of the Company and Lennar regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock and Lennar Common Stock,
(ii) compared certain financial and stock market information for the Company and Lennar with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the draft Merger Agreement, assuming with your consent that the final terms of the Merger Agreement will not vary materially from the draft Merger Agreement reviewed by us, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Lennar, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or Lennar. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or Lennar, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Lennar, Merger Sub and the Company contained in the Merger Agreement are true and correct, Lennar, Merger Sub and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Lennar, Merger Sub and the Company to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Lennar or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Lennar or the Company or materially reduce the contemplated benefits of the Transaction to Lennar. In addition, Lennar has informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be tax-free to each of Lennar and the Company.

     This opinion is addressed to, and for the use and benefit of, the Board of Directors of Lennar and is not a recommendation to the stockholders of Lennar to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to Lennar of the Merger Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Lennar to engage in the Transaction.

     Deutsche Bank will be paid a fee for its services as financial advisor to Lennar in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking and other financial services to Lennar or its affiliates for which it has received compensation. We advised Lennar in connection with its merger with Pacific Greystone Corporation in October 1997, acted as lead manager for its offering of Zero-Coupon Senior Convertible Debentures due 2018 in July 1998 and $282 million of Senior Notes due 2009 in February 1999. In addition, the DB Group has provided investment banking and other financial services to LNR Property Corp., an affiliate of Lennar, for which we have received customary compensation. One or more members of the DB Group may provide financing to Lennar in connection with the Merger. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Lennar and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Merger Consideration is fair, from a financial point of view, to Lennar.

                                          Very truly yours,

                                          DEUTSCHE BANK SECURITIES INC.

                                                                       ANNEX III

February 16, 2000

The Board of Directors
U.S. Home Corporation
10707 Clay Road
Houston, TX 77041

Dear Members of the Board:

     We understand that U.S. Home Corporation, a Delaware corporation ("U.S. Home" or the "Company") is considering a transaction whereby the Company will be merged into LEN Acquisition Corporation ("Acquisition"), a Delaware corporation and a direct, wholly-owned subsidiary of Lennar Corporation, a Delaware corporation ("Lennar") (the "Merger"). Upon the effectiveness of the Merger, each issued and outstanding share of Company common stock, par value $.01 per share (the "Company Common Stock"), will be converted into and become the right to receive (i) the number of shares of Lennar common stock (the "Stock Consideration"), par value $.10 per share (the "Lennar Common Stock") with a market value equal to $18, plus (ii) $18 in cash (the "Cash Consideration", together with the Stock Consideration, the "Consideration"); provided that a holder of Company Common Stock may elect to receive only the Stock Consideration or the Cash Consideration, subject to adjustment so that, as nearly practicable, the Stock Consideration and Cash Consideration shall each comprise 50% of the Consideration; and further provided, that the number of shares of Lennar Common Stock comprising the Stock Consideration shall be subject to adjustment pursuant to a formula based upon the average trading price of Lennar Common Stock prior to closing of the Merger. The terms and conditions of the Merger are more fully set forth in the Plan and Agreement of Merger, dated as of February 16, 2000 among U.S. Home, Lennar and Acquisition (the "Merger Agreement").

     You have requested our opinion as to the fairness, from a financial point of view, of the Consideration to be received in the Merger by holders of Company Common Stock.

     Warburg Dillon Read LLC ("WDR") has acted as financial advisor to the Company in connection with the Merger and will receive a fee upon the consummation thereof. In the past, WDR and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, WDR, its predecessors and affiliates may have traded securities of the Company and Lennar for their own accounts and WDR, its successors and affiliates may trade such securities for their own accounts in the future. Accordingly, such persons have in the past and may currently or in the future hold a long or short position in such securities.

     Our opinion does not address the Company's underlying business decision to effect the Merger nor constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Merger. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that Lennar, Acquisition and the Company will comply with all the material terms of the Merger Agreement and that the Merger will be validly consummated in accordance with its terms. We express no opinion as to what the value of Lennar Common Stock will be when issued pursuant to the Merger or the price at which Lennar Common Stock will trade or otherwise be transferable subsequent to the Merger. In connection with our engagement, at your direction, we were not requested to, and we did not, solicit third party indications of interest with respect to the acquisition of all or a part of the Company.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Lennar, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Lennar, including estimates and financial forecasts prepared by the management of Lennar, that were provided to us by Lennar and not publicly available, (iv) conducted discussions with members of the senior management of the Company and Lennar, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Lennar and the Company, (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of the Merger on Lennar financial statements, (viii) reviewed drafts of the Merger Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate.

     In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Lennar, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          WARBURG DILLON READ LLC


By: /s/ ALLAN P. MERRILL                       By: /s/ DAVID M. DICKSON, JR.
    ------------------------------------------ ------------------------------------------
    Allan P. Merrill                               David M. Dickson, Jr.
    Managing Director                              Managing Director

                                                                        ANNEX IV

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholders' shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitle to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      PROXY
                               LENNAR CORPORATION
                 PROXY FOR SPECIAL MEETING ______________, 2000

      The undersigned hereby appoints Leonard Miller and Stuart A. Miller, and each of them, with or without the other, proxies with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the Special Meeting of Stockholders of Lennar Corporation, to be held at the Doral Park Golf and Country Club, 5001 N.W. 104th Avenue, Miami, Florida, on _________________, 2000 at _____:00 a.m., local time, and at all adjournments thereof as follows:

(1) APPROVAL OF THE ISSUANCE OF COMMON STOCK OF LENNAR CORPORATION TO HOLDERS OF COMMON STOCK OF U.S. HOME CORPORATION IN EXCHANGE FOR THEIR U.S. HOME COMMON STOCK PURSUANT TO THE MERGER OF U.S. HOME CORPORATION WITH AND INTO LEN ACQUISITION CORPORATION CONTEMPLATED BY THE PLAN AND AGREEMENT OF MERGER, DATED AS OF FEBRUARY 16, 2000, AS AMENDED, BETWEEN LENNAR CORPORATION, LEN ACQUISITION CORPORATION AND U.S. HOME CORPORATION.

               |_| FOR  |_| AGAINST  |_| ABSTAIN

(2) IN THEIR DISCRETION, UPON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING.

      This proxy will be voted as you specify above. If no specification is made, the proxy will be voted FOR proposal 1 above. Receipt of the Notice of Special Meeting and the Joint Proxy Statement/Prospectus is hereby acknowledged.

            THIS PROXY IS SOLICITED BY THE LENNAR BOARD OF DIRECTORS

      PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

      Please sign your name exactly as it appears below. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears. If held by a corporation, please sign in the full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership's name by an authorized officer.



                              --------------------------------------------------
                              Signature, if held jointly or office or title held